SCHEDULE 14A INFORMATION
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AMETEK, Inc.

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Notice of 2008
Annual Meeting
Proxy Statement
Annual Financial Information
and Review of Operations

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Tuesday, April 22, 2008
3:00 p.m. Eastern Daylight Time
The Grand Hyatt New York
109 East 42nd Street
Chrysler Boardroom
New York, NY 10017
Dear Fellow Stockholder:
On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2008 Annual Meeting of Stockholders of AMETEK, Inc. At the Annual Meeting, you will be asked to:
1.	Elect three Directors for a term of three years;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008; and

3.	Transact any other business properly brought before the Annual Meeting.
Only stockholders of record at the close of business on March 7, 2008 will be entitled to vote at the Annual Meeting. Your vote is important. You can vote in one of four ways: (1) via the Internet, (2) by telephone using a toll-free number, (3) by marking, signing and dating your proxy card, and returning it promptly in the enclosed envelope, or (4) by casting your vote in person at the Annual Meeting. Directions to the Grand Hyatt New York are located on the back cover of the Proxy Statement. Please refer to your proxy card for specific proxy voting instructions.
We have included the annual financial information relating to our business and operations in Appendix A to the Proxy Statement. We also have enclosed a Summary Annual Report.
We hope that you take advantage of the convenience and cost savings of voting by computer or by telephone. A sizable electronic response would significantly reduce return-postage fees.
Whether you expect to attend the meeting or not, we urge you to vote your shares via the Internet, by telephone or by mailing your proxy as soon as possible. Submitting your proxy now will not prevent you from voting your stock at the Annual Meeting if you want to, as your proxy is revocable at your option. We appreciate your interest in AMETEK.
Sincerely,

Frank S. Hermance
Chairman of the Board
and Chief Executive Officer
Paoli, Pennsylvania
Dated: March 14, 2008
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 22, 2008
The proxy statement and 2007 annual report of AMETEK, Inc. are available at:
http://phx.corporate-ir.net/phoenix.zhtml?c=104638&p=irol-reportsAnnual

Principal executive offices
37 North Valley Road — Building 4
P.O. Box 1764
Paoli, Pennsylvania 19301-0801
PROXY STATEMENT
We are mailing this Proxy Statement and proxy card to our stockholders of record as of March 7, 2008 on or about March 14, 2008. The Board of Directors is soliciting proxies in connection with the election of Directors and other actions to be taken at the Annual Meeting of Stockholders and at any adjournment or postponement of that Meeting. The Board of Directors encourages you to read the Proxy Statement and to vote on the matters to be considered at the Annual Meeting.

VOTING PROCEDURES
Your vote is very important. It is important that your views be represented whether or not you attend the Annual Meeting.
Who can vote? Stockholders of record as of the close of business on March 7, 2008 are entitled to vote. On that date, 106,452,169 shares of our Common Stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.
How do I vote? You can vote your shares at the Annual Meeting if you are present in person or represented by proxy. You can designate the individuals named on the enclosed proxy card as your proxies by mailing a properly executed proxy card, via the Internet or by telephone. You may revoke your proxy at any time before the Annual Meeting by delivering written notice to the Corporate Secretary, by submitting a proxy card bearing a later date or by appearing in person and casting a ballot at the Annual Meeting.
To submit your proxy by mail, indicate your voting choices, sign and date your proxy card and return it in the postage-paid envelope provided. You may vote via the Internet or by telephone by following the instructions on your proxy card. Your Internet or telephone vote authorizes the persons named on the proxy card to vote your shares in the same manner as if you marked, signed and returned the proxy card to us.
If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.
What shares are represented by the proxy card? The proxy card represents all the shares registered in your name. If you participate in the AMETEK, Inc. Investors’ Choice Dividend Reinvestment & Direct Stock Purchase and Sale Plan, the card also represents any full shares held in your account. If you are an employee who owns AMETEK shares through an AMETEK employee savings plan and also hold shares in your own name, you will receive a single proxy card for the plan shares, which are attributable to the units that you hold in the plan, and the shares registered in your name. Your proxy card or proxy submitted through the Internet or by telephone will serve as voting instructions to the plan trustee.
How are shares voted? If you return a properly executed proxy card or submit voting instructions via the Internet or by telephone before voting at the Annual Meeting is closed, the individuals named as proxies on the enclosed proxy card will vote in accordance with the directions you provide. If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted as recommended by the Board of Directors. A valid proxy card or a vote via the Internet or by telephone also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters which, although not described in the Proxy Statement, are properly presented for action at the Annual Meeting.
If your shares are held by a broker, bank or other holder of record, please refer to the instructions it provides for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.
If you are an employee who owns AMETEK shares through an AMETEK employee savings plan and you do not return a proxy card or otherwise give voting instructions for the plan shares, the trustee will vote those shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. Your proxy voting instructions must be received by April 17, 2008 to enable the savings plan trustee to tabulate the vote of the plan shares prior to the Annual Meeting.

How many votes are required? A majority of the shares of our outstanding Common Stock entitled to vote at the Meeting must be represented in person or by proxy in order to have a quorum present at the Annual Meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for the particular proposal and has not received instructions from the beneficial owner. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.
Directors are elected by a plurality of the votes cast. This means that the three candidates for election as Directors receiving the highest number of votes will be elected to serve until the Annual Meeting in 2011. The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of the holders of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter. Abstentions and broker non-votes are not counted as votes for or against this proposal.
Who will tabulate the vote? Our transfer agent, American Stock Transfer & Trust Company, will tally the vote, which will be certified by independent inspectors of election.
Is my vote confidential? It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances.
Who is the proxy solicitor? We have retained Georgeson, Inc. to assist in the distribution of proxy materials and solicitation of votes. We will pay Georgeson, Inc. a fee of $7,500, plus reimbursement of reasonable out-of-pocket expenses.
CORPORATE GOVERNANCE
In accordance with the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws, our business and affairs are managed under the direction of the Board of Directors. We provide information to the Directors about our business through, among other things, operating, financial and other reports, as well as other documents presented at meetings of the Board of Directors and Committees of the Board.
Our Board of Directors currently consists of eight members. They are Sheldon S. Gordon, Frank S. Hermance, Charles D. Klein, Steven W. Kohlhagen, James R. Malone, David P. Steinmann, Elizabeth R. Varet and Dennis K. Williams. The biographies of the continuing Directors and Director nominees appear on page 11. The Board is divided into three classes with staggered terms of three years each, so that the term of one class expires at each Annual Meeting of Stockholders. The Board has nominated the three current Class II Directors, Messrs. Gordon, Hermance and Steinmann, to serve as Class II Directors until the 2011 Annual Meeting. Mr. Helmut N. Friedlaender, who served as a Director from 1955 to 2006, currently serves as a Director Emeritus.
Corporate Governance Guidelines and Codes of Ethics. The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board and specify criteria to assist the Board in determining Director independence. These criteria supplement the listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission. Our Code of Ethics and Business Conduct sets forth rules of conduct that apply to all of our Directors, officers and employees. We also have adopted a separate Code of Ethical Conduct for our Chief Executive Officer and senior financial officers. The Guidelines and Codes are available on our Web site at www.ametek.com/investors as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Investor Relations Department, AMETEK, Inc., 37 North Valley Road – Building 4, P.O. Box 1764, Paoli, PA 19301-0801 (Telephone Number: 1-800-473-1286). The Board of Directors and our management do not intend to grant any waivers of the provisions of either Code. In the unlikely event a waiver for a Director or an executive officer occurs, the action will be disclosed promptly at our Web site address provided above. If the Guidelines or the Codes are amended, the revised versions also will be posted on our Web site.

Meetings of the Board. Our Board of Directors has four regularly scheduled meetings each year. Special meetings are held as necessary. In addition, management and the Directors frequently communicate informally on a variety of topics, including suggestions for Board or Committee agenda items, recent developments and other matters of interest to the Directors.
The independent Directors meet in executive session at least once a year outside of the presence of any management Directors and other members of our management. The presiding Director at the executive sessions rotates annually among the chairpersons of the Corporate Governance/Nominating Committee, the Compensation Committee and the Audit Committee. The presiding Director at the executive sessions for 2008 is Mr. Malone, the chairperson of the Corporate Governance/Nominating Committee. During executive sessions, the Directors may consider such matters as they deem appropriate. Following each executive session, the results of the deliberations and any recommendations are communicated to the full Board of Directors.
Directors are expected to attend all meetings of the Board and each Committee on which they serve and are expected to attend the Annual Meeting of Stockholders. Our Board met in person a total of four times in 2007. Each of the Directors attended at least 75% of the meetings of the Board and the Committees to which the Director was assigned. All eight Directors attended the 2007 Annual Meeting of Stockholders.
Independence. The Board of Directors has affirmatively determined that each of the current Non-Management Directors, Sheldon S. Gordon, Charles D. Klein, Steven W. Kohlhagen, James R. Malone, David P. Steinmann, Elizabeth R. Varet and Dennis K. Williams, has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and, therefore, is an independent Director within the meaning of the New York Stock Exchange rules. The Board has further determined that each member of the Audit, Compensation and Corporate Governance/Nominating Committees is independent within the meaning of the New York Stock Exchange rules. The members of the Audit Committee also satisfy Securities and Exchange Commission regulatory independence requirements for audit committee members.
The Board has established the following standards to assist it in determining Director independence: A Director will not be deemed independent if: (i) within the previous three years or currently, (a) the Director has been employed by us; (b) someone in the Director’s immediate family has been employed by us as an executive officer; or (c) the Director or someone in her/his immediate family has been employed as an executive officer of another entity that concurrently has or had as a member of its compensation committee of the board of directors any of our present executive officers; (ii) (a) the Director or someone in the Director’s immediate family is a current partner of a firm that is our internal or external auditor; (b) the Director is a current employee of the firm, or someone in the Director’s immediate family is a current employee of the firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (c) the Director or someone in the Director’s immediate family is a former partner or employee of such a firm and personally worked on our audit within the last three years; (iii) the Director received, or someone in the Director’s immediate family received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from us, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and, in the case of an immediate family member, other than compensation for service as our employee (other than an executive officer). The following commercial or charitable relationships will not be considered material relationships: (i) if the Director is a current employee or holder of more than ten percent of the equity of, or someone in her/his immediate family is a current executive officer or holder of more than ten percent of the equity of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years of the other company, does not exceed $1 million or two percent of the other company’s consolidated gross revenues, whichever is greater, or (ii) if the Director is a current executive officer of a charitable organization, and we made charitable contributions to the charitable organization in any of the charitable organization’s last three fiscal years that do not exceed $1 million or two percent of the charitable organization’s consolidated gross revenues, whichever is greater. For the purposes of these categorical standards, the terms “immediate family member” and “executive officer” have the meanings set forth in the New York Stock Exchange’s corporate governance rules.
All independent Directors satisfied these categorical standards.

In considering the independence of the Non-Management Directors, the Board considered some relationships that it concluded did not impair the Director’s independence. The Board considered that Mr. Klein, Mr. Steinmann and Ms. Varet may be deemed to have a relationship with an entity that purchases motors from us.
Communication with Non-Management Directors and Audit Committee. Stockholders and other parties who wish to communicate with the Non-Management Directors may do so by calling 1-877-263-8357 (in the United States and Canada) or 1-610-889-5271. If you prefer to communicate in writing, address your correspondence to the Corporate Secretary Department, Attention: Non-Management Directors, AMETEK, Inc., 37 North Valley Road — Building 4, P.O. Box 1764, Paoli, PA 19301-0801.
You may address complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committee by calling 1-866-531-3079 (Domestic – English only) or 1-866-551-8006 (International – Foreign Languages).
Committees of the Board. Our Board Committees include Audit, Compensation, Corporate Governance/Nominating, Pension Investment and Executive. The Charters of the Audit, Compensation and Corporate Governance/Nominating Committees are available on our Web site at www.ametek.com/investors as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Investor Relations Department, AMETEK, Inc., 37 North Valley Road — Building 4, P.O. Box 1764, Paoli, PA 19301-0801 (Telephone Number: 1-800-473-1286). Each of the Audit, Compensation and Corporate Governance/Nominating Committees conducts an annual assessment to assist it in evaluating whether, among other things, it has sufficient information, resources and time to fulfill its obligations and whether it is performing its obligations effectively. Each Committee may retain advisors to assist it in carrying out its responsibilities.
The Audit Committee has the sole authority to retain, compensate, terminate, oversee and evaluate our independent auditors. In addition, the Audit Committee is responsible for:
•	review and approval in advance of all audit and lawfully permitted non-audit services performed by the independent auditors;

•	review and discussion with management and the independent auditors regarding the annual audited financial statements and quarterly financial statements included in our Securities and Exchange Commission filings and quarterly sales and earnings announcements;

•	oversight of our compliance with legal and regulatory requirements;

•	review of the performance of our internal audit function;

•	meeting separately with the independent auditors and our internal auditors as often as deemed necessary or appropriate by the Committee; and

•	review of major issues regarding accounting principles, financial statement presentation and the adequacy of internal controls.
The Committee met nine times during 2007. The Board of Directors has determined that Sheldon S. Gordon is an “audit committee financial expert” within the meaning of the Securities and Exchange Commission’s regulations. The members of the Committee are Sheldon S. Gordon – Chairperson, Steven W. Kohlhagen and James R. Malone. Mr. Kohlhagen currently serves on the audit committees of boards of directors of ten related, publicly traded Merrill Lynch closed-end investment companies (all of which have identical board compositions and committee structures). After its review and consideration of Mr. Kohlhagen’s simultaneous service on the audit committees of the Merrill Lynch closed-end investment companies, the Board has determined that Mr. Kohlhagen’s simultaneous service on those audit committees does not impair his ability to serve effectively on our Audit Committee.

The Compensation Committee is responsible for, among other things:
•	establishment and periodic review of our compensation philosophy and the adequacy of the compensation plans for our officers and other employees;

•	establishment of compensation arrangements and incentive goals for officers and administration of compensation plans;

•	review of the performance of officers, award of incentive compensation and adjustment of compensation arrangements as appropriate based on performance;

•	review and monitoring of management development and succession plans; and

•	periodic review of the compensation of non-employee Directors.
The Committee met seven times during 2007. The members of the Committee are Charles D. Klein - Chairperson, James R. Malone and Elizabeth R. Varet. In carrying out its duties, the Compensation Committee makes compensation decisions for approximately 40 officers, including all executive officers. The Compensation Committee charter does not provide for delegation of the Committee’s duties and responsibilities. The charter provides that, in setting compensation for the Chief Executive Officer, the Committee will review and evaluate the Chief Executive Officer’s performance and leadership, taking into account the views of other members of the Board. The charter further provides that, with the participation of the Chief Executive Officer, the Committee evaluates the performance of other officers and determines compensation for these officers. In this regard, Compensation Committee meetings are regularly attended by the Chief Executive Officer. The Chief Executive Officer does not participate in the determination of his compensation. The Compensation Committee has authority under the charter to retain and set compensation for compensation consultants and other advisors.
Towers Perrin is engaged by our management to serve as our compensation consultant. We ask Towers Perrin to provide comparative data regarding compensation levels for seasoned managers who have job functions and responsibilities that are similar to those of our senior managers. Specifically, we ask Towers Perrin to compare our senior managers’ compensation to the 50th percentile of compensation for similarly positioned senior managers in a general industry group (consisting of over 500 companies that have chosen to participate in a Towers Perrin survey). Based on this data, our human resources department develops summaries for the Compensation Committee, indicating competitive compensation levels for our senior managers that would correspond to the 50th percentile, thereby assisting the Compensation Committee in its evaluation of our most senior managers’ compensation. See “Compensation Discussion and Analysis — 2007 Compensation - Determination of Competitive Compensation” for further information. In addition, Towers Perrin provides companywide benefits consulting.
The Corporate Governance/Nominating Committee is responsible for, among other things:
•	selection of nominees for election as Directors, subject to ratification by the Board;

•	recommendation of a Director to serve as Chairperson of the Board;

•	recommendation to the Board of the responsibilities of Board Committees and each Committee’s membership;

•	oversight of the annual evaluation of the Board and the Audit and Compensation Committees; and

•	review and assessment of the adequacy of our Corporate Governance Guidelines.
The Committee met four times during 2007. The members of the Committee are James R. Malone - Chairperson, Charles D. Klein, David P. Steinmann and Dennis K. Williams.

The Pension Investment Committee reviews the administration of our retirement plans, including compliance, investment manager and trustee performance, and the results of independent audits of the plans. The Committee met four times during 2007. The members of the Committee are Steven W. Kohlhagen – Chairperson, Sheldon S. Gordon and David P. Steinmann.
The Executive Committee has limited powers to act on behalf of the Board whenever the Board is not in session. The Committee met one time during 2007. The members of the Committee are Frank S. Hermance – Chairperson, Charles D. Klein, Elizabeth R. Varet and Dennis K. Williams.
Consideration of Director Candidates. The Corporate Governance/Nominating Committee considers candidates for Board membership. The Charter of the Corporate Governance/Nominating Committee requires that the Committee consider and recommend to the Board the appropriate size, function and composition of the Board, so that the Board as a whole collectively possesses a broad range of skills, industry and other knowledge, and business and other experience useful for the effective oversight of our business. The Board also seeks members from diverse backgrounds who have a reputation for integrity. In addition, Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to our company. The Committee considers all of these qualities when nominating candidates for Director.
Stockholders can recommend qualified candidates for Director by writing to the Corporate Secretary, AMETEK, Inc., 37 North Valley Road — Building 4, P.O. Box 1764, Paoli, PA 19301-0801. Stockholder submissions must include the following information: (1) the name of the candidate and the information about the individual that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (2) information about the relationship between the candidate and the recommending shareholder; (3) the consent of the candidate to serve as a director; and (4) proof of the number of shares of our Common Stock that the recommending stockholder owns and the length of time that the shares have been owned. To enable consideration of a candidate in connection with the 2009 Annual Meeting, a stockholder must submit materials relating to the recommended candidate no later than November 14, 2008. In considering any candidate proposed by a stockholder, the Corporate Governance/Nominating Committee will reach a conclusion based on the criteria described above in the same manner as for other candidates. The Corporate Governance/Nominating Committee also may seek additional information regarding the candidate. After full consideration by the Corporate Governance/Nominating Committee, the stockholder proponent will be notified of the decision of the Committee.
Director Compensation. Standard compensation arrangements for Directors in 2007 are described below.
•	Fees — Non-employee Directors received an annual fee of $35,000, except for the Chairmen of the Compensation, Corporate Governance/Nominating and Pension Investment Committees, who received an annual fee of $40,000, and the Chairman of the Audit Committee, who, before April 25, 2007, received an annual fee of $45,000. On April 25, 2007, the Board approved an increase in the annual fee for the Chairman of the Audit Committee to $55,000. In addition, non-employee Directors received $3,750 for each of the four regular meetings of the Board of Directors they attended. There were no additional fees for attendance at Committee meetings.

•	Restricted Stock — On April 24, 2007, under our 2002 Stock Incentive Plan, each non-employee Director received a restricted stock award of 1,350 shares of our Common Stock. These restricted shares vest on the earliest to occur of:
•	the closing price of our Common Stock on any five consecutive trading days equaling or exceeding $72.88,

•	the death or disability of the Director,

•	the Director’s termination of service as a member of AMETEK’s Board of Directors in connection with a change of control,

•	the fourth anniversary of the date of grant, namely April 24, 2011, or

•	the Director’s retirement from service as a member of the Board of Directors at or after age 55 and the completion of at least 10 years of service with us, in which case only a pro rata portion of the shares becomes non-forfeitable and transferable, based upon the time that has elapsed since the date of grant.
•	Options — On April 24, 2007, under our Stock Incentive Plan, each non-employee Director received an option to purchase 4,240 shares of our Common Stock, at an exercise price equal to the closing price of AMETEK’s Common Stock, as reported on the New York Stock Exchange consolidated tape on that date. Stock options become exercisable as to the underlying shares in four equal annual installments beginning one year after the date of grant.
The following table provides information regarding Director compensation in 2007, which reflects the standard compensation described above and certain other payments. The table does not include compensation for reimbursement of travel expenses related to attending Board, Committee and AMETEK business meetings, and approved educational seminars. In addition, the table does not address compensation for Mr. Hermance, which is addressed under “Executive Compensation” below. Mr. Hermance does not receive additional compensation for serving as a Director.
DIRECTOR COMPENSATION – 2007

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards (1)	Awards (2)	Compensation	Earnings	Compensation	Total
Sheldon S. Gordon	$67,500	$42,211	$40,407	—	$58,700	—	$208,818
Charles D. Klein	55,000	42,211	40,407	—	—	—	137,618
Steven W. Kohlhagen	53,750	17,128	15,667	—	—	—	86,545
James R. Malone	51,250	42,211	40,407	—	—	—	133,868
David P. Steinmann	50,000	42,211	40,407	—	—	—	132,618
Elizabeth R. Varet	50,000	42,211	40,407	—	—	—	132,618
Dennis K. Williams	50,000	17,128	15,667	—	—	—	82,795

(1)	The amounts shown for stock awards relate to restricted shares granted under our 2002 Stock Incentive Plan. These amounts are equal to the dollar amounts recognized in 2007 with respect to the Directors’ stock awards for financial reporting purposes, in accordance with Statement of Financial Accounting Standards No. 123(R), which we refer to below as “SFAS 123(R),” but without giving effect to estimated forfeitures. The grant date fair value of stock awards granted to each Director in 2007, computed in accordance with SFAS 123(R), was $49,194. The assumptions used in determining the amounts in this column are set forth in note 8 to our consolidated financial statements on page 38 of Appendix A to this proxy statement. At December 31, 2007, Messrs. Gordon, Klein, Malone and Steinmann and Ms. Varet each held 3,930 restricted shares and Messrs. Kohlhagen and Williams each held 2,430 restricted shares.
On October 2, 2007, the price-related event for accelerated vesting of the restricted stock granted on July 22, 2004 occurred. The total value realized on vesting is equal to (1) the closing price per share of our Common Stock on October 2, 2007 ($44.03) multiplied by the number of shares acquired on vesting, minus the par value paid by the named executive, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

(2)	The amounts shown for option awards relate to stock options granted under our 2002 Stock Incentive Plan. These amounts are equal to the dollar amounts recognized in 2007 with respect to the Directors’ option awards for financial reporting purposes, computed in accordance with SFAS 123(R), but without giving effect to estimated forfeitures. The assumptions used in determining the amounts in this column are set forth in note 8 to our consolidated financial statements on page 38 of Appendix A to this proxy statement. The grant date fair value of option awards granted to each Director in 2007, computed in accordance with SFAS 123(R), was $40,407. At December 31, 2007, Messrs. Gordon, Klein, Malone and Steinmann and Ms. Varet each held options to purchase 17,035 shares of our Common Stock and Messrs. Kohlhagen and Williams each held options to purchase 7,885 shares of our Common Stock.
Directors who first became members of the Board of Directors prior to January 1, 1997 participate in a retirement plan for Directors. Under this plan, each non-employee Director who has provided at least three years of service to us as a Director receives an annual retirement benefit equal to 100% of that Director’s highest annual rate of cash compensation during the Director’s service with the Board. Mr. Steinmann and Ms. Varet have accrued an annual retirement benefit of $50,000. Messrs. Klein and Malone have accrued an annual retirement benefit of $55,000. Mr. Gordon has accrued an annual retirement benefit of $67,500.
Directors who first became members of the Board of Directors prior to July 22, 2004 participate in our Death Benefit Program for Directors. Messrs. Gordon, Klein, Malone and Steinmann and Ms. Varet participate in this program. Under this program, each non-employee Director has an individual agreement that pays the Director (or the Director’s beneficiary in the event of the Director’s death) an annual amount equal to 100% of that Director’s highest annual rate of cash compensation during the Director’s service with the Board. The payments are made for 10 years beginning at the earlier of (a) the Director’s being retired and having attained age 70 or (b) the Director’s death. The program is funded by individual life insurance policies that we purchased on the lives of the Directors. In addition, non-employee Directors who first became members of the Board of Directors prior to July 27, 2005 have a group term life insurance benefit of $50,000. We retain the right to terminate any of the individual agreements under certain circumstances.
Mandatory Retirement. The retirement policy for our Board of Directors prohibits a Director from standing for re-election following his or her 75th birthday.
Certain Relationships and Related Transactions. Mr. Hermance’s son is employed by us in a non-executive officer capacity as a Divisional Vice President and received total compensation, as such amount is calculated for the named executive officers in the Summary Compensation Table below, of approximately $225,000 in 2007.
Under our written Related Party Transactions Policy, transactions that would require disclosure under SEC regulations must be approved in advance by the Audit Committee. Applicable SEC regulations generally require disclosure of all transactions since the beginning of a corporation’s last fiscal year, or any currently proposed transaction, exceeding $120,000 in which the corporation or any of its subsidiaries is participating and in which any of the following “related persons” had, or will have, a direct or indirect material interest: (1) any of the corporation’s directors, director nominees, or executive officers, (2) any beneficial owner of more than 5% of the corporation’s common stock and (3) any member of the immediate family of any of the foregoing persons. The term “immediate family” includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing the same household as the person.
Prior to entering into a transaction covered by the policy, the person proposing to enter into the transaction must provide a notice to our Vice President — Corporate Compliance and Auditing, who must promptly forward the notice to the Chairman of the Audit Committee. Following such inquiry as the Audit Committee deems appropriate, the transaction is permissible if the Audit Committee finds that, notwithstanding the involvement of a related person, there is an appropriate business reason to approve the transaction.
The transaction described above was ratified by the Audit Committee under the policy.

ADVANCE NOTICE PROCEDURES
In accordance with our By-Laws, stockholders must give us notice relating to nominations for Director or proposed business to be considered at our 2009 Annual Meeting of Stockholders no earlier than January 21, 2009 nor later than February 20, 2009. These requirements do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement or for recommending candidates for consideration by the Corporate Governance/Nominating Committee, nor do they apply to questions a stockholder may wish to ask at the Annual Meeting. Stockholders may request a copy of the By-Law provisions discussed above from the Corporate Secretary, AMETEK, Inc., 37 North Valley Road — Building 4, P.O. Box 1764, Paoli, PA 19301-0801.
STOCKHOLDER PROPOSALS FOR THE 2009 PROXY STATEMENT
To be considered for inclusion in the proxy statement for the 2009 Annual Meeting of Stockholders, stockholder proposals must be received at our executive offices no later than November 14, 2008.
REPORT OF THE AUDIT COMMITTEE
The responsibilities of the Audit Committee are set forth in its Charter, which is accessible on AMETEK’s Web site at www.ametek.com/investors. Among other things, the Charter charges the Committee with the responsibility for reviewing AMETEK’s audited financial statements and the financial reporting process. In fulfilling its oversight responsibilities, the Committee reviewed with management and Ernst & Young LLP, AMETEK’s independent registered public accounting firm, the audited financial statements contained in AMETEK’s 2007 Annual Report on Form 10-K and included in Appendix A to this Proxy Statement. The Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.
In addition, the Committee received the written disclosures and letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and has discussed with Ernst & Young LLP its independence.
The Committee discussed with AMETEK’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of AMETEK’s disclosure control process and internal control over financial reporting, and the overall quality of AMETEK’s financial reporting. The Committee held nine meetings during the fiscal year ended December 31, 2007, which included telephone meetings prior to quarterly earnings announcements.
Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in AMETEK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.
Respectfully submitted,
The Audit Committee:
Sheldon S. Gordon, Chairperson
Steven W. Kohlhagen
James R. Malone
Dated: March 14, 2008

ELECTION OF DIRECTORS
(Proposal 1 on Proxy Card)
The nominees for election at this year’s Annual Meeting are Sheldon S. Gordon, Frank S. Hermance and David P. Steinmann. Messrs. Gordon, Hermance and Steinmann have been nominated to serve as Class II Directors and, if elected, will serve until the Annual Meeting in 2011.
All proxies received will be voted for the election of the nominees unless the stockholder submitting the proxy gives other instructions. Nominees will be elected by holders of a plurality of shares represented either in person or by proxy at the Annual Meeting and entitled to vote. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate, unless the Board determines to reduce the number of Directors.
The Directors’ biographies are set forth on page 11.
Your Board of Directors Recommends a Vote FOR Each of the Nominees.
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2 on Proxy Card)
The Audit Committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Ernst & Young LLP and its predecessor has served continuously as our independent auditors since our incorporation in 1930. Although action by stockholders on this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment, and the Audit Committee may reconsider the appointment if the stockholders do not ratify it.
Fees billed to us by Ernst & Young LLP for services rendered in 2007 and 2006 totaled $4,562,000 and $3,605,000 respectively, and consisted of the following:

	2007	2006
Audit fees	$4,451,000	$3,472,000
Audit-related fees	80,000	50,000
Tax fees	24,000	76,000
All other fees	7,000	7,000

Total	$4,562,000	$3,605,000
“Audit fees” includes amounts for statutory audits and attestation services related to our internal control over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
The amounts shown for “Audit-related fees” include fees for audits of employee benefit plans.
The amounts shown for “Tax fees” relate to federal and state tax advice, acquisition tax planning, assistance with international tax compliance and international tax consulting.
The amounts shown for “All other fees” primarily relate to online accounting research subscriptions.
The affirmative vote of the holders of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter is required to ratify the appointment of Ernst & Young LLP.

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.
Your Board of Directors Recommends a Vote FOR Ratification.
THE BOARD OF DIRECTORS
Unless we indicate otherwise, each Director has maintained the principal occupation described below for more than five years.

Class II: Nominees for election at this Annual Meeting for terms expiring in 2011:

SHELDON S. GORDON Director since 1989	Chairman of Union Bancaire Privée International Holdings, Inc. and affiliated entities. A Director of Union Bancaire Privée and Gulfmark Offshore, Inc. Age 72.

FRANK S. HERMANCE Director since 1999	Chairman of the Board and Chief Executive Officer of AMETEK. A Director of IDEX Corporation. Age 59.

DAVID P. STEINMANN Director since 1993	A Managing Director of American Securities, L.P. and an executive officer of several affiliated entities. Age 66.

Class III: Directors whose terms continue until 2009:

JAMES R. MALONE Director since 1994	Founder and Managing Partner of Qorval LLC since June 2003. President and Chief Executive Officer (from June 2005 to September 2005) and Chairman (from August 2005 to September 2005) of Cenveo, Inc. Chairman of the Board (from December 1996 to January 2004) and Chief Executive Officer (from May 1997 to January 2004) of HMI Industries, Inc. A Director of Regions Financial Corporation. Age 65.

ELIZABETH R. VARET Director since 1987	A Managing Director of American Securities, L.P. and chairman of the corporate general partner of several affiliated entities. Age 64.

DENNIS K. WILLIAMS Director since 2006	Retired. President and Chief Executive Officer (from May 2000 to March 2005) and Chairman of the Board (from May 2000 to April 2006) of IDEX Corporation. A Director of Washington Group International, Inc., Owens-Illinois, Inc. and Actuant Corporation. Age 62.

Class I: Directors whose terms continue until 2010:

CHARLES D. KLEIN Director since 1980	A Managing Director of American Securities Capital Partners, LLC and an executive officer of several affiliated entities. Age 69.

STEVEN W. KOHLHAGEN Director since 2006	Retired financial executive. A Director of the IQ Investment Advisors family of Merrill Lynch funds. Age 60.

EXECUTIVE OFFICERS
Officers are appointed by the Board of Directors to serve for the ensuing year and until their successors have been elected and qualified. Information about our executive officers is shown below:

Name	Age	Present Position with AMETEK
Frank S. Hermance	59	Chairman of the Board and Chief Executive Officer

John J. Molinelli	61	Executive Vice President–Chief Financial Officer

Timothy N. Jones	51	President–Electromechanical Group

Robert W. Chlebek	64	President–Electronic Instruments

David A. Zapico	43	President–Electronic Instruments

Robert R. Mandos, Jr.	49	Senior Vice President and Comptroller
Frank S. Hermance’s employment history with us and the other directorship that he currently holds are described under the section “The Board of Directors” on page 11. Mr. Hermance has 17 years of service with us.
John J. Molinelli was elected Executive Vice President–Chief Financial Officer effective April 22, 1998.
Mr. Molinelli has 39 years of service with us.
Timothy N. Jones was elected President–Electromechanical Group effective February 1, 2006. Previously he served as Vice President and General Manager of our Process & Analytical Instruments Division from October 1999 to January 2006. Mr. Jones has 28 years of service with us.
Robert W. Chlebek was elected President–Electronic Instruments effective March 1, 1997. Mr. Chlebek has 11 years of service with us.
David A. Zapico was elected President–Electronic Instruments effective October 1, 2003. Previously he served as Vice President and General Manager of our Aerospace and Power Instruments Division from July 1999 to October 2003. Mr. Zapico has 18 years of service with us.
Robert R. Mandos, Jr. was elected Senior Vice President effective October 1, 2004. Previously he served as Vice President from April 1998 until September 2004. He has served as our Comptroller since April 1996. Mr. Mandos has 26 years of service with us.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that immediately follows this discussion. We refer to these executive officers as our “named executive officers.”
2007 Compensation
Compensation Objectives
The compensation paid or awarded to our named executive officers for 2007 was designed to meet the following objectives:
•	Provide compensation that is competitive with compensation for other companies’ executive officers who provide comparable services, taking into account the size of our company or operating group, as applicable. We refer to this objective as “competitive compensation.”

•	Create a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals. We refer to this objective as “performance incentives.”

•	Encourage the aggregation and maintenance of meaningful equity ownership, and alignment of executive and stockholder interests. We refer to this objective as “stakeholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”
We fashioned various components of our 2007 compensation payments and awards to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Short-Term Incentive Awards,	Competitive Compensation,
Restricted Stock Awards and	Performance Incentives,
Stock Option Grants	Stakeholder Incentives and
Retention Incentives
Determination of Competitive Compensation
In assessing competitive compensation, we referenced data provided to us by our independent compensation consultant, Towers Perrin. We use the 50th percentile of the Towers Perrin general industry group (a collection of over 500 companies who have chosen to participate in the Towers Perrin survey) as a reference point. Our approach provides us reference information, allowing us to compete effectively in the marketplace for top talent, while providing us the flexibility to respond to our changing business conditions and the performance of each individual.
We used the following process to determine a reference point for the compensation for each named executive officer in 2007:
•	We provided to the compensation consultant a detailed description of the responsibilities for each named executive officer.

•	The compensation consultant employed its standard methodology to provide reference compensation levels for comparable executives. Comparable executives are seasoned executives having similar responsibilities. The competitive compensation information was based on general industry data derived principally from the compensation consultant’s executive compensation database. The data was size-adjusted to reflect the estimated revenues of our company and the relevant operating groups. The compensation consultant advised us that it used general industry data rather than data relating only to electronics and electronic component companies because general industry data provides a much larger sampling of companies.
In considering the data provided by the compensation consultant, we concurred with the compensation consultant’s view that compensation is competitive if it is within a range of 15 percent above or 15 percent below the compensation reference points at the 50th percentile for comparable executives. We believe that variations within this range typically occur due to differences in experience, responsibilities and performance.
Salaries
The salary amounts set forth in the Summary Compensation Table reflect salary decisions made by the Compensation Committee of our Board of Directors in 2006 and 2007. Salary adjustments for Messrs. Hermance, Chlebek and Jones were effective on January 1, so that salary determinations made in 2006 and 2007 affected their salaries for all of 2007 and 2008, respectively. Salary adjustments for Messrs. Molinelli and Zapico were effective on July 1, so that Compensation Committee determinations in 2006 and 2007 affected their salaries for the annual periods beginning on July 1, 2006 and July 1, 2007, respectively.
As a result of the salary adjustments approved in 2007, all named executive officers’ salaries were within the competitive compensation guideline range of 15 percent above or below salaries for comparable executives at the 50th percentile. The process utilized in 2006 to establish salaries for the named executive officers was similar to the process used in 2007, but was based on earlier data prepared by the compensation consultant.
Short-Term Incentive Program
The principal objective of our short-term incentive program is to provide a performance incentive. We set performance targets such that total cash compensation will be within 15 percent above or below the total cash compensation guideline at the 50th percentile for comparable executives. However, larger variations, both positive and negative, may result based on actual performance.
Under our short-term incentive program, we selected performance measures that, in some instances, differed among the named executive officers. These differences reflect the differing responsibilities of the executives. We also established targets for each performance measure.
The target goal for each non-discretionary measure in 2007 was derived from our 2007 budget, subject, in the case of group operating income, to adjustments as described below.
•	Diluted earnings per share (EPS) – We believe that the paramount objective of a principal executive officer is to increase stockholder return significantly, and that for a large, well established industrial corporation, EPS is typically a key metric affecting share price. Therefore, we believe EPS is an excellent measure of our executive officers’ performance.

•	Internal sales growth – This measure is applied either on a companywide basis, or, for our group presidents, with respect to their respective operating groups. We define internal sales growth as the year-to-year increase in revenues without giving effect to (i) increases in revenues from businesses that we have acquired but that have not had four full quarters of operations subsequent to the acquisition and (ii) foreign currency adjustments. We utilize the measure because we believe that we achieve a greater economic return from internal growth than through acquisitions.

•	Group operating income – This measure applies to our group presidents with regard to their respective operating groups, and reflects adjustments deemed appropriate by the Compensation Committee. We believe this measure is a reliable indicator of operating group performance. The adjustments to operating unit income in 2007 were the elimination of specified expenditures for research and development and expenditures for projects to reduce our ongoing operating costs, and the inclusion of specified financing costs related to acquisitions. We eliminated research and development expenditures in connection with a project to support high-potential new development projects. These expenditures were not initially in the operating unit budgets, and we did not want to penalize the operating unit for pursuing what we believe to be an important company initiative. We eliminated expenditures for projects to reduce our ongoing operating costs because the expenditures were not in the operating unit budgets and we wanted to encourage support for these programs. We reduced operating unit income by the estimated amount of interest cost we incur on funds borrowed to finance an acquisition where the results of operations of the acquired business are included in the unit’s operating results. We believe that reducing the operating unit income derived from an acquired business by these interest costs better reflects the contribution of the acquisition to the operating unit’s performance.

•	Group operating working capital – This measure represents inventory plus accounts receivable less accounts payable as a percentage of sales. We use this measure to encourage our group presidents to manage our working capital in a manner that increases cash available for investment. A lower working capital percentage is an indicator of a group president’s success in increasing our cash resources.

•	Discretionary – A small portion of each executive’s award is based on discretionary factors that are deemed appropriate by the Compensation Committee. In the case of the group presidents, these factors take into account acquisition activity of their respective operating groups.
The weighting of performance measures for each named executive officer is set forth in the table below. The target award is payable upon achievement of 100 percent of a designated goal. Payment amounts increase from 0 percent to 200 percent of the target award in proportion to the increase from 80 percent to 120 percent of the goal with regard to each measure other than group internal growth and group operating working capital. Payment amounts with respect to those measures increase from 80 percent to 120 percent of the target award in proportion to the increase from 97 percent to 103 percent of the group internal growth goal and from 90 percent to 110 percent of the group operating working capital goal. The discretionary portions of the award opportunities are not subject to any specified formula.

				Performance		Actual Award as
				Measure as a		Percentage of
				Percentage of Total		Target Award
		Designated	Actual	Target Award	Actual	Opportunity for the
Name	Performance Measure	Goal	Results	Opportunity	Award	Performance Measure

Frank S. Hermance	Diluted Earnings Per Share	$1.95	$2.12	80%	$851,000	144%
	Discretionary	100%	200%	20%	296,000	200%

John J. Molinelli	Diluted Earnings Per Share	$1.95	$2.12	70%	242,000	144%
	Internal Sales Growth	$1,998,354,000	$2,023,824,122	10%	35,000	143%
	Discretionary	100%	200%	20%	97,000	200%

Robert W. Chlebek	Diluted Earnings Per Share	$1.95	$2.12	35%	102,000	144%
	Group Internal Sales Growth	$584,869,000	$593,995,599	10%	31,000	152%
	Group Operating Income	$149,193,000	$161,075,244	35%	99,000	140%
	Group Working Capital	23.80%	27.40%	10%	—	—
	Discretionary	100%	200%	10%	41,000	200%

David A. Zapico	Diluted Earnings Per Share	$1.95	$2.12	35%	107,000	144%
	Group Internal Sales Growth	$718,124,000	$746,194,928	10%	43,000	200%
	Group Operating Income	$145,114,000	$163,185,777	35%	120,000	162%
	Group Working Capital	20.80%	20.60%	10%	26,000	124%
	Discretionary	100%	193%	10%	41,000	193%

Timothy N. Jones	Diluted Earnings Per Share	$1.95	$2.12	35%	91,000	144%
	Group Internal Sales Growth	$695,361,000	$683,633,596	10%	8,000	44%
	Group Operating Income	$103,840,000	$109,509,440	35%	81,000	127%
	Group Working Capital	21.00%	22.40%	10%	12,100	67%
	Discretionary	100%	181%	10%	32,900	181%

As a result of our actual outcomes with respect to the performance measures and the Committee’s determinations with respect to the discretionary component, the award payments and the percentage of the aggregate target award represented by the award payments are as follows: Mr. Hermance, $1,147,000 (155%); Mr. Molinelli, $374,000 (155%); Mr. Chlebek, $273,000 (135%); Mr. Zapico, $337,000 (159%); and Mr. Jones, $225,000 (124%). In accordance with SEC regulations, the award payments are reflected in two separate columns of the Summary Compensation Table. The discretionary awards for the named executive officers appear in the “Bonus” column. The other awards are reflected in the “Non-Equity Incentive Plan Compensation” column.
The actual total cash compensation for the named executive officers, as a percentage of the dollar amount of total cash compensation at the 50th percentile reference point for comparable executives, ranged from 102% to 130%.
In providing a discretionary award to Mr. Hermance, the Compensation Committee considered our success with respect to our four growth strategies:
•	Operational Excellence — Our operating income margin increased to 18.1 percent in 2007 from 17 percent in 2006.

•	Global and market expansion — We increased international sales by 22 percent in 2007 as compared to 2006.

•	Strategic acquisitions — We completed seven acquisitions in 2007 that added approximately $230 million in annualized revenue.

•	New products — We introduced a number of new products that contributed to our revenue and profitability.
In addition, the Compensation Committee recognized Mr. Hermance’s role in the upgrading of our leadership talent and the 47% increase in our stock price in 2007. In the case of Mr. Molinelli, the Compensation Committee considered the same factors as those considered for Mr. Hermance, as well as our generation of record cash flow from operations of $279 million, a 23 percent increase from $226 million in 2006. The group presidents’ discretionary awards reflected the Committee’s assessment of acquisition activities for their respective operating groups.

Equity-Based Compensation
Our equity-based compensation in 2007 included awards of stock options and restricted stock. We used data provided by the compensation consultant in 2007 to establish target levels of equity-based compensation. These levels were based on a Black-Scholes model, with regard to long-term incentives at the 50th percentile for comparable executives, taking into account the scope of the named executive’s responsibilities. In considering the data provided by the compensation consultant, we concurred with the compensation consultant’s view that an equity-based award is competitive if it is within 15% above or below the 50th percentile for comparable executives.
The Compensation Committee has the discretion to modify the actual award for each named executive from the target levels. In exercising its discretion, the Compensation Committee considers each executive’s contribution to the success of the four growth strategies described on page 16 and the upgrading of our leadership talent in 2006. In April 2007, the Compensation Committee made awards to the named executive officers that were within the range of 15 percent above or below the targets described above, except for the award to Mr. Zapico. The Compensation Committee increased Mr. Zapico’s award to 118% of target in recognition of the outstanding performance in 2006 of the businesses under his supervision, including the businesses’ excellent performance with respect to our four growth strategies. As a result of these Compensation Committee decisions, the total amount of long-term incentive awards available to the named executive officers, provided all vesting conditions are satisfied, is shown in the following table:

Actual
Name	Award
Frank S. Hermance	$2,232,270
John J. Molinelli	538,292
Robert W. Chlebek	350,151
David A. Zapico	450,284
Timothy N. Jones	350,151
We applied 50 percent of the amount of the long-term incentive award to stock options, and 50 percent to restricted stock. Our stock options were valued at $8.75 per underlying share, based on a Black-Scholes methodology. As a result, we awarded options to the named executive officers for the respective numbers of shares set forth below in the Grants of Plan-Based Awards table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” The dollar amount shown in the Summary Compensation Table under “Option Awards” generally reflects the dollar amount recognized for financial statement purposes in accordance with SFAS 123(R). Therefore, it includes amounts with respect to only a portion of the options granted in 2007, while also including amounts from earlier option grants. See the footnotes to the Summary Compensation Table for further information.
Our options generally vest in equal annual increments on the first four anniversaries of the date of grant. We believe that these vesting terms provide to our executives a meaningful incentive for continued employment. For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan-Based Awards table.
We applied the remaining 50 percent of the long-term incentive award to restricted shares. Because restricted share awards generally do not vest until the fourth anniversary of the grant date, we discounted the share value from $31.25 to $27.67, reflecting a forfeiture assumption of three percent per annum. The resulting number of restricted shares awarded to the respective named executive officers is set forth below in the Grants of Plan-Based Awards table under the column heading, “All Other Stock Awards: Number of Shares of Stock or Units.” See the narrative accompanying the Grants of Plan-Based Awards table for additional information regarding vesting of restricted stock.
We believe that the vesting provisions of our restricted stock also serve as an incentive for continued employment. However, to encourage performance that ultimately enhances stockholder value, we provide for immediate vesting of a restricted stock award if the closing price of our Common Stock during any five consecutive trading days reaches 200 percent of the price of our Common Stock on the date of grant.

Stock-Based Award Grant Practices
In October 2006, we adopted practices for the grant of stock-based awards. Among other things, these practices encompass the following principles:
•	The majority of stock-based awards are approved annually by the Compensation Committee on a pre-scheduled date, which occurs in close proximity to the date of our Annual Meeting of Stockholders.

•	The annual stock-based awards will not be made when the Compensation Committee is aware that executive officers or non-employee Directors are in possession of material, non-public information, or during quarterly or other specified “blackout” periods.

•	While stock-based awards other than annual awards may be granted to address, among other things, the recruiting or hiring of new employees and promotions, such awards will not be made to executive officers if the Committee is aware that the executive officers are in possession of material, non-public information, or during quarterly or other specified “blackout” periods.

•	The Compensation Committee has established that stock options are granted only on the date the Compensation Committee approves the grant and with an exercise price equal to the fair market value on the date of grant.

•	Backdating of stock options is prohibited.
Stock Ownership Guidelines
We seek to underscore stockholder incentives through our stock ownership guidelines. We believe that by encouraging our executives to maintain a meaningful equity interest in our company, we will enhance the link between our executives and our stockholders. Our stock ownership guidelines for our named executive officers are as follows:

	Multiple of Base Salary Required To Be	Is Ownership
Name	Held in AMETEK Stock	Requirement Met?
Frank S. Hermance	5x	YES
John J. Molinelli	3x	YES
Robert W. Chlebek	3x	YES
David A. Zapico	3x	YES
Timothy N. Jones	3x	YES
Ongoing and Post-employment Agreements
We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were adopted and, in some cases, amended at various times over the past 25 years, and were designed to be a part of a competitive compensation package. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.
•	The Employees’ Retirement Plan — This plan is a tax-qualified defined benefit plan available to all U.S.-based salaried employees who commenced employment with us prior to January 1, 1997. The plan pays annual benefits based on final average plan compensation and years of credited service. The amount of compensation that can be taken into account is subject to limits imposed by the Internal Revenue Code ($225,000 in 2007), and the maximum annual benefits payable under the plan also are subject to Internal Revenue Code limits ($180,000 in 2007). Messrs. Hermance, Molinelli, Zapico and Jones participate in The Employees’ Retirement Plan. See the Pension Benefits table and accompanying narrative for additional information.

•	The Retirement and Savings Plan — This is a tax-qualified defined contribution plan under which our participating employees may contribute a percentage of specified compensation on a pretax basis. In the case of highly compensated employees, including the named executive officers, contributions of up to ten percent of eligible compensation can be made, subject to a limit mandated by the Internal Revenue Code, which was $15,500 for 2007, or, if the participant was at least 50 years old, $20,500. We provide a matching contribution equal to one-third of the first six percent of compensation contributed, subject to a maximum of $1,200. A participant may invest the participant’s contributions and matching contributions in one or more of a number of investment alternatives, including our Common Stock, and the value of a participant’s account will be determined by the investment performance of the participant’s account. No more than 25 percent of a participant’s contributions can be invested in our Common Stock. All of the named executive officers participate in The Retirement and Savings Plan. Our matching contributions are included in the “All Other Compensation” column of the Summary Compensation Table.

•	Retirement Feature of The Retirement and Savings Plan — The Retirement Feature is available to participants in The Retirement and Savings Plan who meet specified criteria, including ineligibility to participate in any of our defined benefit plans. Mr. Chlebek participates in the Retirement Feature. We make retirement contributions based on the total of a participant’s age plus years of service. For Mr. Chlebek, we contributed an amount equal to five percent of his compensation subject to Social Security taxes and seven percent of his additional compensation. We also make an employer incentive retirement contribution equal to one percent of a participant’s eligible compensation if the participant is contributing at least six percent of his or her compensation under the Retirement and Savings Plan. See the notes to the “All Other Compensation” column of the Summary Compensation Table for further information regarding our contributions to the Retirement Feature for the account of Mr. Chlebek.

•	Supplemental Executive Retirement Plan (“SERP”) — This plan is a nonqualified deferred compensation plan that provides benefits for executives to the extent that their compensation cannot be taken into account under our tax-qualified plans because the compensation exceeds limits imposed by the Internal Revenue Code. We refer to the compensation that exceeds these limits as “excess compensation.” For 2007, compensation in excess of $225,000 constitutes excess compensation. Under the SERP, each year we credit to the account of a participant an amount equal to 13% of the executive’s excess compensation, which is then deemed to be invested in our Common Stock. Payout of an executive’s account, which is subject to tax liability, occurs upon termination of the executive’s employment and is made in shares of our Common Stock. Therefore, the ultimate value of the shares paid out under the SERP will depend on the performance of our Common Stock during the period an executive participates in the SERP. All of the named executive officers participate in the SERP. See the Non-qualified Deferred Compensation table and accompanying narrative for additional information.

•	Deferred Compensation Plan — This plan provides an opportunity for executives to defer payment of their short-term incentive award to the extent that such award, together with other relevant compensation, constitutes excess compensation. In advance of the year in which the short-term incentive award will be paid, an executive may elect to defer all or part of his eligible incentive award into a notional investment in our Common Stock, in an interest-bearing account or in both. A participant generally may elect to have the value of his or her account distributed following retirement, either in a lump sum or in up to five annual installments, or in the form of an in-service distribution, payable either in a lump sum or in up to four annual installments commencing on a date specified by the participant in his or her distribution election. Payments may commence sooner upon the participant’s earlier separation from service, upon the death of the participant, in the event of an unforeseeable financial emergency or upon a change of control. Payments from the notional Common Stock fund are made in shares of our Common Stock, while payments from the interest-bearing account are paid in cash. Messrs. Hermance, Molinelli and Chlebek participate in the Deferred Compensation Plan. See the Non-qualified Deferred Compensation table and accompanying narrative for additional information.

•	Supplemental Senior Executive Death Benefit Program — Under this program, Messrs. Hermance and Molinelli have entered into agreements that require us to pay death benefits to their designated beneficiaries and to pay benefits to them under certain circumstances during their lifetimes. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive’s beneficiary will receive monthly payments of up to $8,333 from the date of the executive’s death until the date he or she would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the Program provides for a maximum benefit of $100,000 per year for a period of 10 years. We have purchased insurance policies on the lives of Messrs. Hermance and Molinelli to fund our obligations under the program. See the Pension Benefits table and accompanying narrative for additional information.

•	2004 Executive Death Benefit Plan — This plan, which replaced our split dollar life insurance program, provides for retirement benefits or, if the executive dies before retirement, a death benefit. Generally, if the executive dies before retirement, the executive’s beneficiary will receive a monthly payment of $8,333 until the participant would have reached age 80. If the executive retires (either at age 65 or after attaining age 55 with at least five years of service) the executive will be entitled to receive a distribution based on the value of his account in the plan, which is determined by gains or losses on, and death benefits received under, a pool of insurance policies that we own covering the lives of participants. Messrs. Chlebek, Jones and Zapico participate in this plan. See the Non-qualified Deferred Compensation table and accompanying narrative for further information.

•	Change of Control Agreements — We have change of control agreements with each of our executive officers, which are described under “Potential Payments Upon Termination or Change of Control.” We entered into these change of control agreements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change of control. In addition, we want our executives to support a corporate transaction involving a change of control that is in the best interests of our stockholders, even though the transaction may have an effect on the executive’s continued employment with us. We believe these arrangements provide an important incentive for our executives to remain with us. Our agreement with each executive other than Mr. Hermance provides for payments and other benefits to the executive if we terminate the executive’s employment without cause or if the executive terminates employment for “good reason” within two years following a change of control. Mr. Hermance’s change of control agreement differs from those of the other named executive officers with respect to the amount of the payment and the scope of the benefits upon the change of control events and does not have the two-year limit applicable to the other executives following the change of control. Given the critical nature of his role as Chief Executive, his tenure with us, and our interest in retaining his services, we believe that it is appropriate to provide Mr. Hermance with this protection so that he is free to focus all of his attention on the growth and future of the company, even in a period following a change of control. We believe that the incentive provided by these additional benefits is well worth any potential cost. For these same reasons, we also have agreed to provide payments and other benefits to Mr. Hermance if, outside of the context of a change of control, we terminate his employment without cause or he terminates his employment for good reason. In addition, Mr. Hermance’s agreement differs from the other agreements with respect to payments that exceed the limitations under Section 280G of the Internal Revenue Code. The other executives’ agreements limit the payments made upon a change of control to the maximum amount that may be paid without an excise tax and loss of corporate tax deduction under Sections 4999 and 280G of the Internal Revenue Code. Mr. Hermance’s agreement does not contain this limitation and instead provides that if the total payments to Mr. Hermance under the terms of the agreement are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will make an additional payment to Mr. Hermance. This payment is designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payment, Mr. Hermance will retain the same amount as if no excise tax had been imposed. See “Tax Considerations” below for further information regarding the excise tax reimbursement.

Tax Considerations
Under Section 162(m) of the Internal Revenue Code, a publicly held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation made to the chief executive officer and other officers listed on the Summary Compensation Table. Our policy is generally to preserve the federal income tax deductibility of compensation paid to our executives, and certain of our equity awards have been structured to preserve deductibility under Section 162(m). Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our company. While we believe that all compensation paid to our executives in 2007 was deductible, it is possible that some portion of compensation paid in future years will be non-deductible, particularly in those years in which restricted stock awards vest.
As noted above, under Mr. Hermance’s change of control agreement, our payments to Mr. Hermance will not be subject to limitations under Section 280G of the Internal Revenue Code, and therefore a portion of the payments will not be deductible. In addition, we will make an additional payment to Mr. Hermance if payments to him resulting from a change of control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. We included this provision in Mr. Hermance’s change of control agreement to address the grant of 525,000 shares of restricted Common Stock made to Mr. Hermance on April 27, 2005, as disclosed in our proxy statement for the 2006 annual meeting of stockholders. In the event of a change of control, the restricted stock will immediately vest, and, largely as a result, the payment of the excise tax required under Section 4999 may be required. The restricted stock award was made, among other things, to motivate Mr. Hermance to further increase shareholder value while remaining employed by us. We believe that these incentives would be compromised by the possible imposition of the Section 280G limit requirement or the need for Mr. Hermance to pay the excise tax. Moreover, we did not wish to have the provisions of Mr. Hermance’s agreement serve as a disincentive to his pursuit of a change of control that otherwise might be in the best interests of our company and its stockholders. Accordingly, we determined to provide a payment to reimburse Mr. Hermance for any excise taxes payable in connection with the change-of-control payment, as well as any taxes that accrue as a result of our reimbursement. We believe that, in light of Mr. Hermance’s outstanding record in enhancing value for our stockholders, this determination is appropriate.
Role of Executive Officers in Determining Executive Compensation For Named Executive Officers
In connection with 2007 compensation, Mr. Hermance, aided by our human resources department, provided statistical data and recommendations to the Compensation Committee to assist it in determining compensation levels. Mr. Hermance did not make recommendations as to his own compensation. While the Compensation Committee utilized this information, and valued Mr. Hermance’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Compensation Committee.
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Respectfully submitted,
     The Compensation Committee:
     Charles D. Klein, Chairperson
     James R. Malone
     Elizabeth R. Varet
Dated: March 14, 2008

COMPENSATION TABLES
SUMMARY COMPENSATION TABLE — 2007
The following table provides information regarding the compensation of our Chief Executive Officer, Chief Financial Officer and other three most highly compensated executive officers.

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and				Awards	Awards	Compensation	Compensation Earnings	Compensation
Principal Position	Year	Salary	Bonus	(1)	(2)	(3)	(4)	(5)	Total
Frank S. Hermance	2007	$740,000	$296,000	$3,683,817	$1,236,216	$851,000	$92,024	$417,117	$7,316,244
Chairman of the Board and Chief Executive Officer	2006	700,000	280,000	3,119,931	1,291,890	952,000	84,247	383,942	6,812,009
John J. Molinelli	2007	355,000	97,000	391,942	304,350	277,000	75,213	74,396	1,574,901
Executive Vice President— Chief Financial Officer	2006	330,000	89,000	237,695	330,469	308,000	107,293	87,815	1,490,272

Robert W. Chlebek	2007	310,000	41,000	301,166	273,327	232,000	186,846	80,032	1,424,371
President—Electronic Instruments	2006	300,000	19,600	189,323	276,087	250,400	133,889	69,833	1,239,132

David A. Zapico	2007	310,000	41,000	309,247	230,712	296,000	35,318	74,518	1,296,795
President—Electronic Instruments	2006	285,000	19,700	186,411	201,292	323,300	26,117	71,183	1,113,003

Timothy N. Jones	2007	277,000	32,900	209,992	161,785	192,100	65,612	43,799	983,188
President— Electromechanical Group	2006	247,527	21,400	118,078	141,703	222,600	42,084	44,954	838,346

(1)	The amounts shown for stock awards relate to restricted shares granted under our 1999 and 2002 Stock Incentive Plans. These amounts are equal to the dollar amounts recognized with respect to the stock awards for financial statement purposes, computed in accordance with SFAS 123(R), but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the amounts in this column are set forth in note 8 to our consolidated financial statements on page 38 of Appendix A to this proxy statement. For information regarding the number of shares subject to 2007 awards, other features of the awards and the grant date fair value of the awards, see the Grants of Plan-Based Awards table on page 24.

(2)	The amounts shown for option awards relate to shares granted under our 2002 Stock Incentive Plan. These amounts are equal to the dollar amounts recognized with respect to the option awards for financial statement purposes, computed in accordance with SFAS 123(R), but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the amounts in this column are set forth in note 8 to our consolidated financial statements on page 38 of Appendix A to this proxy statement. For information regarding the number of shares subject to 2007 awards, other features of those awards, and the grant date fair value of the awards, see the Grants of Plan-Based Awards table on page 24.

(3)	Represents payments under our short-term incentive program based on achievement of companywide or operating group performance measures. See “Compensation Discussion and Analysis — 2007 Compensation — Short-Term Incentive Program.”

(4)	Includes, for 2007, the aggregate change in actuarial present value of the accumulated benefit under defined benefit plans as follows: Mr. Hermance, $46,800; Mr. Molinelli, $67,800; Mr. Zapico, $5,100; Mr. Jones, $12,800. Also includes earnings on non-qualified deferred compensation plans, to the extent required to be disclosed under SEC regulations, as follows: Mr. Hermance, $45,224; Mr. Molinelli, $7,413; Mr. Chlebek, $186,846; Mr. Zapico, $30,218; Mr. Jones, $52,812. In the Summary Compensation Table included in last year’s proxy statement, we included earnings on non-qualified deferred compensation based on an increase in the value of participants’ notional investment in AMETEK Common Stock. However, we believe these amounts should not have been included because they reflected only the actual market appreciation in AMETEK Common Stock and did not provide an “above-market” return. Therefore, these amounts are no longer reflected in the 2006 figure.

(5)	Included in All Other Compensation for 2007 are the following items that exceeded $10,000:
•	our contributions under our defined contribution plans, including our Supplemental Executive Retirement Plan, as follows: Mr. Hermance, $217,260; Mr. Molinelli, $66,720; Mr. Chlebek, $63,400; Mr. Zapico, $56,060; Mr. Jones, $37,210.

•	dividends on restricted stock and the interest on the dividend balance, which totaled $165,062 for Mr. Hermance, and are subject to forfeiture if the related restricted stock does not vest.

•	perquisites, which totaled $33,712 for Mr. Hermance; $10,329 for Mr. Chlebek; and $12,976 for Mr. Zapico. Perquisites included automobile allowances for all of the named executive officers and golf and country club dues for Mr. Hermance.

GRANTS OF PLAN-BASED AWARDS — 2007
The following table provides details regarding plan-based awards granted to the named executive officers in 2007.

					All Other	All Other
					Stock	Option
					Awards:	Awards:
					Number of	Number of		Grant Date
		Estimated Possible Payouts Under			Shares of	Securities	Exercise or	Fair Value of
		Non-Equity Incentive Plan			Stock or	Underlying	Base Price	Stock and
	Grant	Awards(1)			Units	Options	of Option	Option
Name	Date	Threshold	Target	Maximum	(2)	(3)	Awards	Awards (4)
Frank S.	3/06/07	—	$ 740,000	$ 1,480,000	—	—	—	N/A
Hermance	4/24/07	—	—	—	40,340	127,550	$ 36.44	$ 2,685,541

John J.	3/06/07	—	241,000	482,000	—	—	—	N/A
Molinelli	4/24/07	—	—	—	9,730	30,750	36.44	647,609

Robert W.	3/06/07	—	202,000	404,000	—	—	—	N/A
Chlebek	4/24/07	—	—	—	6,330	20,000	36.44	421,265

David A.	3/06/07	—	212,000	424,000	—	—	—	N/A
Zapico	4/24/07	—	—	—	8,140	25,720	36.44	541,733

Timothy N.	3/06/07	—	181,000	362,000	—	—	—	N/A
Jones	4/24/07	—	—	—	6,330	20,000	36.44	421,265

(1)	These awards were made under our short-term incentive program. See “Compensation Discussion and Analysis — 2007 Compensation — Short-Term Incentive Program” for information regarding the criteria applied in determining the amounts payable under the awards. There were no threshold amounts payable under the short-term incentive program. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 22. Targets reflect the July 1, 2007 salary for each individual, as required by the program.

(2)	The stock awards constitute restricted shares granted under our 1999 and 2002 Stock Incentive Plans. These shares become vested on the earliest to occur of (a) the closing price of our Common Stock on any five consecutive days equaling or exceeding $72.88 per share, (b) the death or permanent disability of the grantee, (c) the termination of the grantee’s employment with us in connection with a change of control, (d) the fourth anniversary of the date of grant, namely April 24, 2011, provided the grantee has been employed by us continuously through that date, or (e) the grantee’s retirement from employment with us at or after age 55 and the completion of at least ten years of employment with us, in which case only a pro rata portion of the shares will become nonforfeitable and transferable based upon the time that has elapsed since the date of grant. Cash dividends are earned on the restricted shares but are not paid until the restricted shares vest. Until the restricted stock vests, the dividends accrue interest at the 5-year Treasury note rate plus .5%, compounded quarterly.

(3)	The option awards constitute stock options granted under our 2002 Stock Incentive Plan. Stock options become exercisable as to 25% of the underlying shares on each of the first four anniversaries of the date of grant. Options generally become fully exercisable in the event of the grantee’s death or permanent disability, normal retirement or termination of employment in connection with a change of control.

(4)	The grant date fair value is computed in accordance with SFAS 123(R).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2007
The following table provides details regarding outstanding equity awards for the named executive officers at December 31, 2007.

	Option Awards (1)					Stock Awards (2)
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of Stock
		Unexercised	Unexercised	Option	Option	Stock That	That
	Option	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Grant Date	Exercisable	Unexercisable	Price	Date	Vested	Vested (3)
Frank S.	5/22/2002	210,000	—	12.54667	5/21/2009	648,920	$30,395,413
Hermance	5/20/2003	240,000	—	12.04167	5/19/2010
	5/18/2004	134,246	44,749	17.45000	5/17/2011
	9/22/2004	63,095	21,032	20.27000	9/21/2011
	4/27/2005	65,287	65,288	25.28667	4/26/2012
	4/26/2006	31,653	94,962	33.26667	4/25/2013
	4/24/2007	—	127,550	36.44000	4/23/2014

John J.	5/22/2002	82,500	—	12.54667	5/21/2009	27,865	1,305,197
Molinelli	5/20/2003	90,000	—	12.04167	5/19/2010
	5/18/2004	29,531	9,844	17.45000	5/17/2011
	9/22/2004	27,765	9,255	20.27000	9/21/2011
	4/27/2005	13,935	13,935	25.28667	4/26/2012
	4/26/2006	6,997	20,993	33.26667	4/25/2013
	4/24/2007	—	30,750	36.44000	4/23/2014

Robert W.	5/18/2004	—	7,500	17.45000	5/17/2011	21,510	1,007,528
Chlebek	9/22/2004	7,050	7,050	20.27000	9/21/2011
	4/27/2005	12,067	12,068	25.28667	4/26/2012
	4/26/2006	5,621	16,864	33.26667	4/25/2013
	4/24/2007	—	20,000	36.44000	4/23/2014

David A.	5/18/2004	22,500	7,500	17.45000	5/17/2011	22,855	1,070,528
Zapico	9/22/2004	21,150	7,050	20.27000	9/21/2011
	4/27/2005	11,407	11,408	25.28667	4/26/2012
	4/26/2006	5,621	16,864	33.26667	4/25/2013
	4/24/2007	—	25,720	36.44000	4/23/2014

Timothy N.	5/20/2003	6,750	—	12.04167	5/19/2010	16,560	775,670
Jones	5/18/2004	4,885	3,285	17.45000	5/17/2011
	9/22/2004	15,423	5,142	20.27000	9/21/2011
	4/27/2005	5,040	5,040	25.28667	4/26/2012
	4/26/2006	5,621	16,864	33.26667	4/25/2013
	4/24/2007	—	20,000	36.44000	4/23/2014

(1)	All option grants become exercisable as to 25% of the underlying shares on each of the first four anniversaries of the dates of grant.
(Footnotes continue on following page.)

(2)	The following table sets forth grant and vesting information for the outstanding restricted stock awards for all named executive officers:

		Number of Shares or		Price-Related Event
		Units of Stock That		for Accelerated
Name	Grant Date	Have Not Vested	Vesting Date	Vesting*
Frank S. Hermance	4/27/2005	46,080	4/27/2009	$50.10
	4/27/2005	525,000	4/27/2011	50.10
	4/26/2006	37,500	4/26/2010	66.14
	4/24/2007	40,340	4/24/2011	72.88

John J. Molinelli	4/27/2005	9,840	4/27/2009	50.10
	4/26/2006	8,295	4/26/2010	66.14
	4/24/2007	9,730	4/24/2011	72.88

Robert W. Chlebek	4/27/2005	8,520	4/27/2009	50.10
	4/26/2006	6,660	4/26/2010	66.14
	4/24/2007	6,330	4/24/2011	72.88

David A. Zapico	4/27/2005	8,055	4/27/2009	50.10
	4/26/2006	6,660	4/26/2010	66.14
	4/24/2007	8,140	4/24/2011	72.88

Timothy N. Jones	4/27/2005	3,570	4/27/2009	50.10
	4/26/2006	6,660	4/26/2010	66.14
	4/24/2007	6,330	4/24/2011	72.88

* The price-related event for accelerated vesting of the restricted stock awards will occur if the closing price per share of our Common Stock for five consecutive trading days is equal to at least two times the closing price per share on the date of grant.

(3)	The dollar values are based on the closing price of our Common Stock on December 31, 2007 ($46.84). Cash dividends will be earned but will not be paid until the restricted shares vest. The dividends will be payable at the same rate as dividends to holders of our outstanding Common Stock. Until the restricted stock vests, the dividends accrue interest at the 5-year Treasury note rate plus .5%, compounded quarterly.

OPTION EXERCISES AND STOCK VESTED — 2007
The following table provides information regarding option exercises and vesting of restricted stock awards for the named executive officers in 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise	on Exercise (1)	on Vesting	on Vesting (2)
Frank S. Hermance	240,000	$6,693,746	94,725	$3,577,542

John J. Molinelli	97,500	3,377,891	27,795	1,076,552

Robert W. Chlebek	68,474	1,749,682	21,165	819,750

David A. Zapico	27,000	766,941	21,165	819,750

Timothy N. Jones	31,970	700,281	12,345	487,057

(1)	The value realized on exercise is equal to the difference between the market price of the shares acquired upon exercise and the option exercise price for the acquired shares.

(2)	On February 20, 2007, the price-related event for accelerated vesting of the restricted stock granted on May 18, 2004 occurred. The total value realized on vesting is equal to (1) the closing price per share of our Common Stock on February 20, 2007 ($35.36) multiplied by the number of shares acquired on vesting, minus the $0.01 par value per share paid by the named executive, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

In addition, on July 9, 2007, the price-related event for accelerated vesting of the restricted stock granted on September 22, 2004 occurred. The total value realized on vesting is equal to (1) the closing price per share of our Common Stock on July 9, 2007 ($41.01) multiplied by the number of shares acquired on vesting, minus the $0.01 par value per share paid by the named executive, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

PENSION BENEFITS – 2007
We have the following defined benefit plans in which some or all of our named executive officers participate:
•	The Employees’ Retirement Plan – This plan is a qualified defined benefit pension plan that provides retirement benefits to our U.S.-based salaried employees who commenced employment with us prior to January 1, 1997. The plan pays benefits based upon eligible final average plan compensation and years of credited service. Compensation in excess of a specified amount prescribed by the Department of the Treasury ($225,000 for 2007) is not taken into account under the Retirement Plan. Mr. Chlebek, who joined us after January 1, 1997, is not eligible to participate in The Employees’ Retirement Plan, but instead is eligible to participate in the Retirement Feature of the AMETEK Retirement and Savings Plan, a defined contribution plan.

Annual benefits earned under The Employees’ Retirement Plan are computed using the following formula:
(A + B) x C x 1.02
where:
•	A = 32.0% of eligible compensation not in excess of Social Security covered compensation plus 40.0% of eligible compensation in excess of Social Security covered compensation, times credited service at the normal retirement date (maximum of 15 years) divided by 15;

•	B = 0.5% of eligible plan compensation times credited service at the normal retirement date in excess of 15 years (maximum of ten years); and

•	C = current credited service divided by credited service at the normal retirement date.
Participants may retire as early as age 55 with 10 years of service. Unreduced benefits are available when a participant attains age 65 with 5 years of service. Otherwise, benefits are reduced 6.67% for each year by which pension commencement precedes the attainment of age 65. Pension benefits earned are distributed in the form of a lifetime annuity. Messrs. Hermance and Molinelli are eligible for early retirement under the plan.
•	Supplemental Senior Executive Death Benefit Program – Under this program, we have entered into individual agreements with Messrs. Hermance and Molinelli that require us to pay death benefits to their designated beneficiaries and to pay lifetime benefits to them under specified circumstances. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive’s beneficiary will receive monthly payments of up to $8,333 from the date of the executive’s death until the date he would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the program provides for an annual benefit of up to a maximum of $100,000 per year, or an aggregate of $1,000,000. The benefit is payable monthly over a period of ten years to the executive or the executive’s beneficiary. The payments will commence for retirees at age 70 or death, whichever is earlier. However, if the executive retires after age 70, the payments commence on retirement. To fund benefits under the Program, we have purchased individual life insurance policies on the lives of certain of the covered executives. We retain the right to terminate all of the Program agreements under designated circumstances.

The following table provides details regarding the present value of accumulated benefits under the plans described above for the named executive officers in 2007.

			Present
		Number of Years	Value of
		Credited Service	Accumulated	Payments During
Name	Plan Name	at December 31, 2007	Benefit (1)	2007
Frank S.	The Employees’ Retirement Plan	16	$530,600	—
Hermance	Supplemental Senior Executive Death Benefit Plan	11	384,100	—

John J.	The Employees’ Retirement Plan	38	846,100	—
Molinelli	Supplemental Senior Executive Death Benefit Plan	11	284,700	—

Robert W.	N/A	N/A	N/A	N/A
Chlebek

David A.	The Employees’ Retirement Plan	18	114,400	—
Zapico

Timothy N.	The Employees’ Retirement Plan	28	273,900	—
Jones

(1)	The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through December 31, 2007. We used the following assumptions in quantifying the present value of the accumulated benefit: discount rate – 6.25%; limitation on eligible annual compensation under the Internal Revenue Code — $225,000; limitation on eligible annual benefits under the Internal Revenue Code — $180,000; retirement age — 65; termination and disability rates — none; form of payment — single life annuity; RP-2000 mortality table, as adjusted.

NON-QUALIFIED DEFERRED COMPENSATION — 2007
We have the following nonqualified deferred compensation plans in which our named executive officers participate:
•	Supplemental Executive Retirement Plan (“SERP”) – This plan provides benefits for executives to the extent that their compensation cannot be taken into account under our tax-qualified plans because the compensation exceeds limits imposed by the Department of the Treasury ($225,000 in 2007). Under the SERP, each year we credit to the account of a participant an amount equal to 13% of the executive’s compensation that exceeds the Department of the Treasury limits, which is then deemed to be invested in our Common Stock. Payout of an executive’s account occurs upon termination of the executive’s employment and is made in shares of our Common Stock. Therefore, the ultimate value of the shares paid out under the SERP will depend on the performance of our Common Stock during the period an executive participates in the SERP.

•	Deferred Compensation Plan – This plan provides an opportunity for executives to defer payment of their short-term incentive award to the extent that such award, together with other relevant compensation, exceeds limits imposed by the Department of the Treasury ($225,000 in 2007). In advance of the year in which the short-term incentive award will be paid, an executive may elect to defer all or part of his eligible incentive award. The monies are invested in one of two notional accounts, a Common Stock fund and an interest-bearing fund. A participant generally may elect to have the value of his or her account distributed following retirement, or while in service, as specified by the participant in his or her deferral election. Payments may commence earlier upon the participant’s earlier separation from service, upon the death of the participant, in the event of an unforeseeable financial emergency or upon a change of control, as defined in the plan. Payments from the notional Common Stock fund are made in shares of our Common Stock, while payments from the interest-bearing account are paid in cash.

•	2004 Executive Death Benefit Plan – Under this plan, we provide a retirement benefit to Messrs. Chlebek, Jones and Zapico. The retirement benefit under this plan is designed to provide the lump sum necessary to deliver 20% of the executive’s final projected annual salary paid annually for 10 years, on a present value basis at age 70. However, the actual value of the benefit will vary based on the gains or losses on, and death benefits received under, a pool of insurance policies that we own covering the lives of the participants. The maximum salary on which the benefit can be based is $500,000. If the covered executive dies while actively employed or while disabled and before age 65, the executive’s beneficiaries will receive monthly payments from the date of the executive’s death until the executive would have attained age 80.
The following table provides details regarding nonqualified deferred compensation for the named executive officers in 2007.

	Executive Contributions	Registrant Contributions	Aggregate Earnings in	Aggregate Withdrawals/	Aggregate Balance at last
Name	in last fiscal year	in last fiscal year (1)	last fiscal year (2)	Distributions	fiscal year-end (3)
Frank S. Hermance	$1,214,136	$216,060	$2,270,452	—	$13,255,307

John J. Molinelli	195,622	65,520	749,557	—	3,366,979

Robert W. Chlebek	172,955	46,150	582,626	—	2,127,637

David A. Zapico	—	54,860	171,830	—	546,773

Timothy N. Jones	—	36,010	124,324	—	345,996

(1)	Includes for each named executive officer the following amounts that are also reported in the Summary Compensation Table on page 22: Mr. Hermance, $216,060; Mr. Molinelli, $65,520; Mr. Chlebek, $46,150; Mr. Zapico, $54,860; Mr. Jones, $36,010.

(2)	Includes for each named executive officer the following amounts that are also reported in the Summary Compensation Table on page 22: Mr. Hermance, $45,224; Mr. Molinelli, $7,413; Mr. Chlebek, $186,846; Mr. Zapico, $30,218; Mr. Jones, $52,812.

(3)	Includes for five of the named executive officers the following amounts that were reported as compensation in the Summary Compensation Table in previous years: Mr. Hermance, $7,323,843; Mr. Molinelli, $1,418,677; Mr. Chlebek, $985,456; Mr. Zapico, $179,229; Mr. Jones, $72,029.

POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE OF CONTROL
In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change of control. The information in this section does not include information relating to the following:
•	distributions under The Employees’ Retirement Plan and distributions, other than death benefits, under the Supplemental Senior Executive Death Benefit Plan – see “Pension Benefits – 2007” for information regarding these plans,

•	distributions under the Supplemental Executive Retirement Plan and the Deferred Compensation Plan and distributions, other than death benefits, under the 2004 Executive Death Benefit Plan – see “Nonqualified Deferred Compensation – 2007” for information regarding these plans,

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including tax-qualified defined contribution plans, and

•	short-term incentive payments that would not be increased due to the termination event.
The following items are reflected in the table below. The payment amounts reflect the payments that would have been due to the named executive officers had the termination or change of control event occurred on December 31, 2007.
Change of Control Agreements. Under our change of control agreements with our named executive officers other than Mr. Hermance, in the event that a named executive officer’s employment is terminated by us without cause or by the named executive officer for “good reason” within two years beginning on the effective date of a change of control, the executive officer will receive: (1) 2.99 times the sum of (a) the executive officer’s base salary in effect on the last day of the fiscal year immediately preceding the effective date of the change of control and (b) the greater of the target bonus for the fiscal year in which the change of control occurred or the average of the bonus received for the two previous fiscal years; all cash payments will be paid when permitted under Section 409A of the Code, namely, on the first day of the seventh month following the termination date; and (2) continuation of health benefits until the earliest to occur of Medicare eligibility, coverage under another group health plan without a pre-existing condition limitation, the expiration of ten years, or the executive officer’s death. Payments to executive officers other than Mr. Hermance under the change of control agreements will be reduced, if necessary, to prevent them from being subject to the limitation on deductions under Section 280G of the Internal Revenue Code. The Compensation Committee selected the 2.99 times multiple of salary and bonus to reflect competitive market levels for such agreements and, except in the case of Mr. Hermance, the amount payable is subject to limitations designed to minimize the payment of any excise taxes by us.
Generally, a change of control is deemed to occur under the change of control agreements if: (1) any person or more than one person acting as a group acquires ownership of stock which constitutes more than 50 percent of the total fair market value or total voting power of our stock; (2) any person or more than one person acting as a group acquires (during the 12-month period ending on the date of the most recent acquisition) ownership of stock possessing 30 percent or more of the total fair market value or total voting power of our stock; (3) a majority of Board members are replaced during any 12-month period by directors whose election is not endorsed by a majority of the members of the Board; (4) any person or more than one person acting as a group acquires assets from us having a total fair market value of not less than 40 percent of the total fair market value of all of our assets immediately prior to the acquisition.
A termination for “good reason” generally means a termination initiated by the executive officer in the event of: (1) our noncompliance with the change of control agreement; (2) any involuntary reduction in the executive officer’s authority, duties or responsibilities that were in effect immediately prior to the change of control; (3) any involuntary reduction in the executive officer’s total compensation that was in effect immediately prior to the change of control; or (4) any transfer of the executive officer without the executive officer’s consent of more than 50 miles from the executive officer’s principal place of business immediately prior to the change of control other than on a temporary basis (less than 6 months).

A termination for cause would result from misappropriation of funds, habitual insobriety or substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties that has a material adverse affect on our business, operations, assets, properties or financial condition.
Under our change of control agreement with Mr. Hermance, in the event that his employment is terminated by us without cause or by Mr. Hermance for good reason in anticipation of, or following, a change of control, he will receive: (1) a lump sum payment equal to the sum of (a) 2.99 times the sum of Mr. Hermance’s base salary for the year prior to the year in which his termination occurs and (b) his targeted bonus for the year in which he is terminated or, if the amount of the targeted bonus is not known, the average of his bonuses for the two years preceding the year in which his termination occurs; all cash payments will be paid when permitted under Section 409A of the Code, namely, on the first day of the seventh month following the termination date; (2) continuation of health benefits, disability insurance and death benefits until the earliest of (a) the end of the tenth year following the year of the separation from service; (b) Medicare eligibility; (c) commencement of new employment where Mr. Hermance can participate in similar plans or programs without a preexisting condition limitation; or (d) death; and (3) use of an automobile and reimbursement of reasonable operating expenses, and continued reimbursement of golf and country club dues, in each case until the second anniversary of his termination or, if earlier, his death.
In addition, upon a change of control, or upon Mr. Hermance’s termination without cause or resignation for good reason in anticipation of a change in control, (1) all of his restricted stock awards and stock options immediately vest; (2) all stock options, other than incentive stock options, will be exercisable for one year following his termination, or, if earlier, the stated expiration date of the stock option; and (3) if Mr. Hermance becomes subject to excise taxes under Section 4999 of the Internal Revenue Code because our change of control payments to him are subject to the limitations on deductions under Section 280G of the Internal Revenue Code, he will be reimbursed for those excise taxes and any additional taxes payable by him as a result of the reimbursement.
Generally, a change of control is deemed to occur under Mr. Hermance’s change of control agreement upon: (1) the acquisition by any person or group of 20 percent or more of our total voting stock; (2) the acquisition by us, any executive benefit plan, or any entity we establish under the plan, acting separately or in combination with each other or with other persons, of 50 percent or more of our voting stock, if after such acquisition our common stock is no longer publicly traded; (3) the death, resignation or removal of our Directors within a two-year period, as a result of which the Directors serving at the beginning of the period and Directors elected with the advance approval of two-thirds of the Directors serving at the beginning of the period constitute less than a majority of the Board; (4) the approval by the shareholders of (a) a merger in which the shareholders no longer own or control at least 50 percent of the value of our outstanding equity or the combined voting power of our then outstanding voting securities, or (b) a sale or other disposition of all or substantially all of the Company’s assets. A termination is deemed to be in anticipation of a change of control if it occurs during the 90 days preceding the change of control and the substantial possibility of a change of control was known to Mr. Hermance and a majority of the Directors.
“Good reason” and “cause” are defined in Mr. Hermance’s agreement in substantially the same manner as in the other executive officers’ change of control agreements.
Payments and other benefits under the change of control agreements would have been in the following amounts if the event requiring payment occurred on December 31, 2007: Lump sum payments – Mr. Hermance, $4,305,600; Mr. Molinelli, $1,989,845; Mr. Chlebek, $1,623,570; Mr. Zapico, $1,807,455; Mr. Jones, $1,294,251. Health and disability benefits – Mr. Hermance, $128,115; Mr. Molinelli, $89,500; Mr. Chlebek, $28,800; Mr. Zapico, $58,700; Mr. Jones, $209,200. Section 4999 excise tax and additional tax reimbursement – Mr. Hermance, $7,251,758. Perquisites – Mr. Hermance, $72,668 (including use of an automobile and operating expenses ($60,108) and golf and country club fees). The benefits Mr. Hermance receives upon acceleration of his equity grants in connection with a change of control are quantified below under “Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock.”
In addition, Mr. Hermance’s change of control agreement generally provides that in the event his employment is terminated by us without cause or by Mr. Hermance for good reason, in either case prior to and other than in anticipation of or following a change of control, he would receive the same benefits as he would receive in connection with a change of control, as described above, except: (1) the portion of the lump sum payment based on a multiple of salary will be equal to two times, rather than 2.99 times, base salary (2) the continuation of health benefits, disability benefits and death benefits cannot exceed a maximum of two years from the termination of his employment, rather than ten years.
Payments and other benefits to Mr. Hermance under this provision include the following: Lump sum payments, $3,692,600; stock option grant vesting acceleration, $5,896,638; restricted stock award vesting acceleration, $30,578,414; health and disability insurance benefits, $42,601; perquisites, $72,668 (including use of an automobile and operating expenses ($60,108) and golf and country club fees).
Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock. Under our stock incentive plans, outstanding stock options generally will vest immediately upon the occurrence of any of the following events: (1) the holder’s retirement after age 65, following two years of service with us; (2) the death of the holder; and (3) the holder’s termination of employment following a change of control. Benefits relating to accelerated vesting of stock options in connection with termination following a change of control (or, in the case of Mr. Hermance in anticipation of, or upon a change of control), or upon normal retirement or death is as follows: Mr. Hermance, $5,896,638; Mr. Molinelli, $1,440,311; Mr. Chlebek, $1,104,750; Mr. Zapico, $1,150,013; Mr. Jones, $778,699. The value of the accelerated vesting benefit equals the number of shares as to which the stock options would vest on an accelerated basis upon the occurrence of the specified termination or change of control event, multiplied by the difference between the closing price per share of our Common Stock on December 31, 2007 and the exercise price per share for the affected options.
Outstanding restricted stock generally will vest immediately upon the occurrence of any of the following events: (1) the holder’s death or disability; or (2) the holder’s termination of employment following a change of control. Benefits relating to accelerated vesting of restricted stock in connection with termination following a change of control (or, in the case of Mr. Hermance, in anticipation of, or upon a change of control), or upon disability or death are as follows: Mr. Hermance, $30,743,476; Mr. Molinelli, $1,315,844; Mr. Chlebek, $1,016,161; Mr. Zapico, $1,079,225; Mr. Jones, $781,478. Benefits in connection with other events of termination addressed in the table below are as follows: Mr. Hermance, $2,510,620; Mr. Molinelli, $550,518; Mr. Chlebek, $449,973; Mr. Zapico (normal retirement only), $449,461; Mr. Jones (normal retirement only), $293,517. The value of the accelerated vesting benefit equals the number of shares of restricted stock that would vest on an accelerated basis on the occurrence of the specified termination or change of control event times the closing price per share of our Common Stock on December 31, 2007.
Our incentive plans define “change of control” in substantially the same manner as the change of control agreements relating to our executives other than Mr. Hermance.
Death Benefits. Death benefits are payable to Messrs. Hermance and Molinelli under our Supplemental Senior Executive Death Benefit Plan, as described under “Pension Benefits – 2007.” Death benefits are payable to Messrs. Chlebek, Zapico and Jones under our 2004 Executive Death Benefit Plan, as described under “Nonqualified Deferred Compensation – 2007.”
The amount of death benefits payable to each of the named executive officers in the event of his death would have been as follows on December 31, 2007: Mr. Hermance, $829,300; Mr. Molinelli, $787,700; Mr. Chlebek, $510,800; Mr. Zapico, $735,400; Mr. Jones, $680,900.
Summary Table. The following table summarizes the amounts payable to each of the named executive officers based on the items described above with respect to each of the events set forth in the table. As used in the table below, “change of control” refers to payment or other benefit events occurring upon a change of control or in connection with a termination related to a change of control, as applicable.

	Voluntary
	Termination/Early
	Retirement/		Involuntary
	Termination	Normal	Not For Cause	Change of
Name	For Cause	Retirement	Termination	Control	Disability	Death
Frank S. Hermance	$2,510,620	$8,407,258	$39,555,383	$48,398,255	$32,069,996	$37,469,414
John J. Molinelli	550,518	1,990,829	550,518	4,835,500	1,635,644	3,543,855
Robert W. Chlebek	449,973	1,554,723	449,973	3,773,281	1,224,161	2,631,711
David A. Zapico	—	1,599,474	—	4,095,393	1,346,713	2,964,638
Timothy N. Jones	—	1,072,216	—	3,063,628	989,478	2,241,077

STOCK OWNERSHIP OF
EXECUTIVE OFFICERS AND DIRECTORS
The Compensation Committee of the Board of Directors approved stock ownership guidelines for all executive officers, and reviews stock ownership on an annual basis. See “Compensation Discussion and Analysis – Stock Ownership Guidelines” on page 18 for a discussion of stock ownership guidelines for our named executive officers.
The Board of Directors established stock ownership guidelines for non-employee Directors in order to more closely link their interests with those of stockholders. Under the guidelines, each non-employee Director is expected to own, by the end of a five-year period, shares of our Common Stock having a value equal to at least five times the Director’s annual cash retainer. Each non-employee Director other than Mr. Williams, who was first elected to the Board of Directors in 2006, has exceeded his or her required stock ownership level of five times his or her annual retainer.
The following table shows the number of shares of Common Stock that the Directors, the executive officers listed on the Summary Compensation Table on page 22, and all executive officers as a group beneficially owned, and the number of deemed shares held for the account of the executive officers under the Supplemental Executive Retirement Plan (“SERP”) as of February 4, 2008.

	Number of Shares and
	Nature of Ownership (1)
	Outstanding
	Shares	Right to				Total Beneficial
	Beneficially	Acquire		Percent of		and SERP
Name	Owned	(2)	Total	Class	SERP	Ownership
Robert W. Chlebek	21,510	24,738	46,248	*	25,126	71,374
Sheldon S. Gordon	125,805	6,798	132,603	*	—	132,603
Frank S. Hermance	1,188,983	744,281	1,933,264	1.8%	127,201	2,060,465
Timothy N. Jones	51,733	37,719	89,452	*	5,475	94,927
Charles D. Klein (3)	149,005	6,798	155,803	*	—	155,803
Steven W. Kohlhagen	17,430	911	18,341	*	—	18,341
James R. Malone	57,805	6,798	64,603	*	—	64,603
John J. Molinelli	251,381	250,728	502,109	*	46,373	548,482
David P. Steinmann (4)	244,116	6,798	250,914	*	—	250,914
Elizabeth R. Varet (5)	647,266	6,798	654,064	*	—	654,064
Dennis K. Williams	2,430	911	3,341	*	—	3,341
David A. Zapico	64,933	60,678	125,611	*	10,495	136,106
Directors and Executive Officers as a Group (13 persons) including individuals named above	2,749,709	1,212,246	3,961,955	3.7%	219,227	4,181,182

*	Represents less than 1% of the outstanding shares of our Common Stock.

(1)	Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise.

(2)	Shares the Director or executive officer has a right to acquire through stock option exercises within 60 days of February 4, 2008.
(Footnotes continue on following page.)

(3)	Includes 3,000 shares owned by Mr. Klein’s adult children through a trust for which Mr. Klein’s wife is the trustee and as to which Mr. Klein disclaims any beneficial ownership. Includes 5,000 shares held by a charitable foundation of which Mr. Klein is a director.

(4)	Includes 15,600 shares owned by Mr. Steinmann’s wife, as to which Mr. Steinmann disclaims any beneficial ownership. Mr. Steinmann has shared voting and investment power with respect to 181,311 shares, as to 111,309 of which such power is shared with Ms. Varet.

(5)	Includes 36,600 shares, of which 30,000 shares are owned by a trust of which Ms. Varet’s husband is a beneficiary, 1,800 shares are owned by one of Ms. Varet’s adult children, and 4,800 shares are owned by an estate of which Ms. Varet’s husband is an executor, as to which Ms. Varet disclaims any beneficial ownership. Ms. Varet has shared voting and investment power with respect to 528,961 shares, as to 111,309 shares of which such power is shared with Mr. Steinmann and others.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS
The following table provides information regarding the only entities known to us to be beneficial owners of more than five percent of the outstanding shares of our Common Stock as of March 7, 2008.

Name and Address of			Percent
Beneficial Owner	Nature of Beneficial Ownership	Number of Shares	of Class
T. Rowe Price Associates, Inc.	Sole voting power for 1,619,950 shares
100 E. Pratt Street	and sole dispositive power..........(1)	7,881,650	7.3%
Baltimore, MD 21202

Columbia Wanger Asset Management, L.P.	Sole voting power for 6,753,000 shares
227 West Monroe Street, Suite 3000	and sole dispositive power..........(2)	7,283,000	6.8%
Chicago, IL 60606

(1)	Based on Schedule 13G filed on February 12, 2008. These securities are owned by various individual and institutional investors including the T. Rowe Price Mid-Cap Growth Fund, Inc. (which owns 5,750,000 shares, representing 5.3 percent of the shares outstanding, for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	Based on Schedule 13G filed on January 24, 2008.
COMPLIANCE WITH SECTION 16(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and officers to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Common Stock. Copies of all such Section 16(a) reports are required to be furnished to us. These filing requirements also apply to holders of more than 10% of our Common Stock, but we do not know of any person that holds more than 10% of our Common Stock. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2007, our officers and Directors were in compliance with all Section 16(a) filing requirements.

OTHER BUSINESS
We are not aware of any other matters that will be presented at the Annual Meeting. If other matters are properly introduced, the individuals named on the enclosed proxy card will vote the shares it represents in accordance with their judgment.
By Order of the Board of Directors
Kathryn E. Sena
Corporate Secretary
Dated: March 14, 2008
MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS
Registered and street-name stockholders who reside at a single address receive only one annual report and proxy statement at that address unless a stockholder provides contrary instructions. This practice is known as “householding” and is designed to reduce duplicate printing and postage costs. However, if a stockholder wishes in the future to receive a separate annual report or proxy statement, he or she may contact our transfer agent, American Stock Transfer & Trust Company, toll-free at 1-800-937-5449, or in writing at American Stock Transfer & Trust Company, Stockholder Services, 59 Maiden Lane, New York, NY 10038. Stockholders can request householding if they receive multiple copies of the annual report and proxy statement by contacting American Stock Transfer & Trust Company at the address above.
ELECTRONIC DISTRIBUTION OF PROXY STATEMENTS
AND ANNUAL REPORTS
To receive future AMETEK, Inc. proxy statements and annual reports electronically, please visit www.amstock.com. Click on Shareholder Account Access to enroll. After logging in, select Receive Company Mailings via E-mail. Once enrolled, stockholders will no longer receive a printed copy of proxy materials, unless they request one. Each year they will receive an e-mail explaining how to access the Annual Report and Proxy Statement online as well as how to vote their shares online. They may suspend electronic distribution at any time by contacting American Stock Transfer & Trust Company.

AMETEK, Inc.

ANNUAL FINANCIAL INFORMATION AND REVIEW OF OPERATIONS

(Appendix A to Proxy Statement)

INFORMATION RELATING TO AMETEK COMMON STOCK

The principal market on which the Company’s common stock is traded is the New York Stock Exchange and it is traded under the symbol “AME”.

Market Price and Dividends Per Share

The high and low sales prices of the Company’s common stock on the New York Stock Exchange composite tape and the quarterly dividends per share paid on the common stock were:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2007
Dividends paid per share	$0.06	$0.06	$0.06	$0.06
Common stock trading range:
High	$35.91	$40.94	$43.79	$48.45
Low	$30.67	$33.51	$36.38	$42.00
2006
Dividends paid per share	$0.04	$0.04	$0.04	$0.06
Common stock trading range:
High	$30.09	$33.54	$31.62	$32.77
Low	$26.97	$27.65	$26.70	$28.71

Stock Performance Graph

The following graph and accompanying table compare the cumulative total shareholder return for AMETEK, Inc. over the last five years ended December 31, 2007 with total returns for the same period for the Russell 1000 Index and the Dow Jones U.S. Electronic Equipment Index. The performance graph and table assume a $100 investment made on December 31, 2002 and reinvestment of all dividends. The stock performance shown on the graph below is based on historical data and is not necessarily indicative of future stock price performance.

	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
AMETEK, Inc.	$100.00	$126.15	$188.06	$225.61	$254.81	$377.14
Russell 1000*	100.00	129.89	144.70	153.77	177.55	187.80
Dow Jones US Electronic Equipment*	100.00	150.31	163.07	175.56	202.49	237.61

*	Includes AMETEK, Inc.

AMETEK, INC.

SELECTED FINANCIAL DATA

2007	2006	2005	2004	2003
(Dollars and shares in millions, except per share amounts)

Consolidated Operating Results (Years Ended December 31)
Net sales	$2,136.9	$1,819.3	$1,434.5	$1,232.3	$1,091.6
Operating income(1)	$386.6	$309.0	$233.5	$191.2	$151.8
Interest expense	$(46.9)	$(42.2)	$(32.9)	$(28.3)	$(26.0)
Net income(1)	$228.0	$181.9	$136.4	$109.0	$84.2
Earnings per share:(1)
Basic	$2.15	$1.74	$1.31	$1.07	$0.85
Diluted	$2.12	$1.71	$1.29	$1.06	$0.84
Dividends declared and paid per share	$0.24	$0.18	$0.16	$0.16	$0.08
Weighted average common shares outstanding:
Basic	105.8	104.8	103.7	101.7	99.4
Diluted	107.6	106.6	105.6	103.1	100.4
Performance Measures and Other Data
Operating income — Return on sales(1)	18.1%	17.0%	16.3%	15.5%	13.9%
— Return on average total assets(1)	15.9%	15.8%	14.6%	14.5%	13.5%
Net income — Return on average total capital(1)(5)	12.0%	11.8%	10.7%	10.5%	9.5%
— Return on average stockholders’ equity(1)(5)	20.7%	20.5%	18.5%	18.2%	17.6%
EBITDA(1)(2)	$433.9	$351.4	$269.9	$228.3	$186.2
Ratio of EBITDA to interest expense(1)(2)	9.3	x	8.3	x	8.2	x	8.1	x	7.2	x
Depreciation and amortization	$52.7	$45.9	$39.4	$39.9	$35.5
Capital expenditures	$37.6	$29.2	$23.3	$21.0	$21.3
Cash provided by operating activities(1)	$278.5	$226.0	$155.7	$155.8	$155.9
Free cash flow(1)(3)	$240.9	$196.8	$132.4	$134.8	$134.6
Ratio of earnings to fixed charges(6)	7.3	x	6.6	x	6.2	x	6.0	x	5.3x
Consolidated Financial Position (at December 31)
Current assets	$952.2	$684.1	$556.3	$461.9	$378.6
Current liabilities	$640.8	$480.9	$405.8	$272.8	$289.2
Property, plant, and equipment	$293.1	$258.0	$228.5	$207.5	$213.6
Total assets	$2,745.7	$2,130.9	$1,780.6	$1,420.4	$1,217.1
Long-term debt	$667.0	$518.3	$475.3	$400.2	$317.7
Total debt	$903.0	$681.9	$631.4	$450.1	$424.4
Stockholders’ equity(5)	$1,240.7	$966.7	$809.5	$663.3	$532.9
Stockholders’ equity per share(5)	$11.56	$9.11	$7.66	$6.44	$5.30
Total debt as a percentage of capitalization(5)	42.1%	41.4%	43.8%	40.4%	44.3%
Net debt as a percentage of capitalization(4)(5)	37.1%	39.6%	42.4%	38.3%	43.5%

See Notes to Selected Financial Data on page A-4.

Notes to Selected Financial Data

(1)	Amounts for years prior to 2006 reflect the retrospective application of SFAS 123R to expense stock options. The adoption of SFAS 123R reduced operating income, net income and diluted earnings per share by the following amounts (In millions, except per share amounts):

	Reduction of Amounts Originally Reported:
			Diluted Earnings
Impact of Adopting SFAS 123R	Operating Income	Net Income	Per Share

2005	$5.9	$4.3	$0.04
2004	$5.1	$3.7	$0.04
2003	$4.9	$3.6	$0.04

(2)	EBITDA represents income before interest, income taxes, depreciation and amortization. EBITDA is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. It should not be considered, however, as an alternative to operating income as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of the Company’s overall liquidity as presented in the Company’s financial statements. Furthermore, EBITDA measures shown for the Company may not be comparable to similarly titled measures used by other companies. The table below presents the reconciliation of net income reported in accordance with U.S. GAAP to EBITDA.

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(In millions)

Net income	$228.0	$181.9	$136.4	$109.0	$84.2

Add (deduct):
Interest expense	46.9	42.2	32.9	28.3	26.0
Interest income	(2.1)	(0.4)	(0.7)	(0.6)	(0.5)
Income taxes	108.4	81.8	61.9	51.7	41.0
Depreciation	42.3	38.9	35.0	36.8	34.2
Amortization	10.4	7.0	4.4	3.1	1.3

Total adjustments	205.9	169.5	133.5	119.3	102.0

EBITDA	$433.9	$351.4	$269.9	$228.3	$186.2

(3)	Free cash flow represents cash flow from operating activities, less capital expenditures. Free cash flow is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. (Also see note 2 above). The table below presents the reconciliation of cash flow from operating activities reported in accordance with U.S. GAAP to free cash flow.

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(In millions)

Cash provided by operating activities (U.S. GAAP basis)	$278.5	$226.0	$155.7	$155.8	$155.9
Deduct: Capital expenditures	(37.6)	(29.2)	(23.3)	(21.0)	(21.3)

Free cash flow	$240.9	$196.8	$132.4	$134.8	$134.6

(4)	Net debt represents total debt minus cash and cash equivalents. Net debt is presented because the Company is aware that it is used by securities analysts, investors and other parties in evaluating the Company. (Also see note 2 above). The table below presents the reconciliation of debt in accordance with U.S. GAAP to net debt.

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(In millions)

Total debt	$903.0	$681.9	$631.4	$450.1	$424.4
Less: Cash and cash equivalents	(170.1)	(49.1)	(35.5)	(37.6)	(14.3)

Net debt	732.9	632.8	595.9	412.5	410.1
Stockholders’ equity	1,240.7	966.7	809.5	663.3	532.9

Capitalization (net debt plus stockholders’ equity)	$1,973.6	$1,599.5	$1,405.4	$1,075.8	$943.0

Net Debt as a percentage of capitalization	37.1%	39.6%	42.4%	38.3%	43.5%

(5)	The adoption of SFAS 158 for our defined benefit pension plans, which was effective December 31, 2006, resulted in a reduction of $32.7 million to stockholders’ equity. The adoption of FIN 48 as of January 1, 2007 resulted in a $5.9 million charge to the opening balance of stockholders’ equity.

(6)	Penalities and interest accrued related to unrecognized tax benefits are recognized in income tax expense. Refer to Exhibit 12 for calculation of the ratio of earnings to fixed charges.

AMETEK, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This report includes forward-looking statements based on the Company’s current assumptions, expectations and projections about future events. When used in this report, the words “believes,” “anticipates,” “may,” “expect,” “intend,” “estimate,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. For more information concerning risks and other factors, that could have a material adverse effect on our business, or could cause actual results to differ materially from management’s expectations, see “Forward-Looking Information” on page A-18.

The following discussion and analysis of the Company’s results of operations and financial condition should be read in conjunction with “Selected Financial Data” and the consolidated financial statements of the Company and the related notes included elsewhere in this Appendix. We begin with an overview of our business and operations.

Business Overview

As a global business, AMETEK’s operations are affected by global, regional and industry economic factors. However, the Company’s strategic geographic and industry diversification, and its mix of products and services, have helped to limit the potential adverse impact of any unfavorable developments in any one industry or the economy of any single country on its consolidated operating results. In 2007, the Company continued to experience strong market conditions in many of its businesses. Strong internal growth and the contributions from recent acquisitions, combined with successful Operational Excellence initiatives, enabled the Company to post another year of record sales, operating income, net income, diluted earnings per share, and cash flow from operating activities in 2007. In addition to achieving its financial objectives, the Company also benefited from its strategic initiatives under AMETEK’s four growth strategies: Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions and Alliances. Highlights of 2007 were:

•	Sales were $2.1 billion, an increase of $318 million or 17% from 2006 on solid internal growth of approximately 9% in the Electronic Instruments Group (EIG) and 6% in the Electromechanical Group (EMG), and contributions from the following acquisitions completed during the year:

•	In April 2007, the Company acquired Seacon Phoenix, subsequently renamed Sea Connect Products (“SCP”), a provider of undersea electrical interconnect subsystems. The SCP acquisition is an excellent strategic fit with the Company’s engineered materials, interconnects and packaging business and extends the Company’s reach into new defense markets.

•	In June 2007, the Company acquired Hamilton Precision Metals, Inc. (“Hamilton”), a niche specialty metals producer. The Hamilton acquisition is a strategic fit with our engineered materials, interconnects and packaging business and has strong positions in growing specialty metals niche markets within the aerospace and other industrial markets.

•	In June 2007, the Company acquired two aerospace businesses; B&S Aircraft Parts & Accessories (“B&S”) and Advanced Industries, Inc. (“Advanced”) that serve the business jet, regional jet and helicopter markets. These businesses strengthen the Company’s position in the aircraft power management and third-party maintenance, repair and overhaul (MRO) markets.

•	In August 2007, the Company acquired CAMECA SAS (“Cameca”), a manufacturer of high-end elemental analysis systems used in advanced laboratory research, semiconductor and nanotechnology applications. The Cameca acquisition broadens the Company’s technical capabilities in high-end elemental analysis systems.

•	In November 2007, the Company acquired the Repair & Overhaul Division of Umeco plc (“Umeco”), a leading independent provider of MRO services in the aviation industry in Europe. The Umeco acquisition provides third-party MRO services for a variety of helicopters and commercial and regional aircraft throughout Europe.

•	In December 2007, the Company acquired California Instruments Corporation, a leader in programmable alternating current (AC) power sources used to test electrical and electronic products, with an especially strong position in the high-power segment of the market.

•	As the Company grows globally, it continues to achieve an increasing level of international sales. International sales, including U.S. export sales, represented 49.3% of consolidated sales in 2007, compared with 47.6% of consolidated sales in 2006.

•	Higher earnings resulted in record cash flow from operating activities that totaled $278.5 million, a $52.5 million or 23.2% increase from 2006. At year-end 2007, our total debt-to-capital ratio was 42.1% compared with 41.4%, at the end of 2006.

•	The Company continued its emphasis on investment in research, development and engineering, spending $102.9 million in 2007 before customer reimbursement of $7.1 million, an increase of 17.5% over 2006. Sales from products introduced in the last three years increased $24.4 million or 6.6% in 2007 to $391.3 million.

•	In June 2007, the Company amended its revolving credit facility, increasing the total borrowing capacity from $400 million to $550 million, which includes an accordion feature that permits the Company to request up to an additional $100 million in revolving credit commitments at any time during the life of the revolving credit agreement under certain conditions. The amendment also extended the term of the facility from October 2011 to June 2012. At December 31, 2007, the Company had $525.3 million available under its revolving credit facility, including the $100 million accordion feature.

•	In the third quarter of 2007, the Company completed a private placement to sell $450 million in senior notes to a group of institutional investors. There are two funding dates for the senior notes. The first funding occurred in December 2007 for $370 million, consisting of $270 million in aggregate principal amount of 6.20% senior notes due December 2017 and $100 million in aggregate principal amount of 6.30% senior notes due December 2019. The second funding date will be in July 2008 for $80 million in aggregate principal amount of 6.35% senior notes due July 2018.

Results of Operations

The following table sets forth net sales and income of the Company by reportable segment and on a consolidated basis for the years ended December 31, 2007, 2006, and 2005:

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Net Sales(1):
Electronic Instruments	$1,199,757	$1,016,503	$808,493
Electromechanical	937,093	802,787	625,964

Total net sales	$2,136,850	$1,819,290	$1,434,457

Income:
Segment operating income(2):
Electronic Instruments	$260,338	$203,430	$164,248
Electromechanical	167,166	139,926	99,244

Total segment operating income	427,504	343,356	263,492
Corporate administrative and other expenses	(40,930)	(34,362)	(30,004)

Consolidated operating income	386,574	308,994	233,488
Interest and other expenses, net	(50,130)	(45,308)	(35,201)

Consolidated income before income taxes	$336,444	$263,686	$198,287

(1)	After elimination of intra- and intersegment sales, which are not significant in amount.

(2)	Segment operating income represents sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense.

Year Ended December 31, 2007, Compared with Year Ended December 31, 2006

Results of Operations

In 2007, the Company posted record sales, operating income, net income, diluted earnings per share and cash flow from operations. The Company achieved these results from strong internal growth in both its EIG and EMG groups, as well as contributions from acquisitions in 2007 and 2006. Operating income increased, driven by the record sales and a continued focus on cost reduction programs under our Operational Excellence initiatives. Based on strength in the Company’s long-cycle businesses, our global customer base, the full-year impact of 2007 acquisitions, and our Operational Excellence capabilities, the Company expects continued strength in operating results in 2008.

The Company reported sales for 2007 of $2,136.9 million, an increase of $317.6 million or 17.5% from sales of $1,819.3 million in 2006. Net sales for EIG were $1,199.8 million in 2007, an increase of 18.0% from sales of $1,016.5 million in 2006. Net sales for EMG were $937.1 million in 2007, an increase of 16.7% from sales of $802.8 million in 2006. The Company’s internal sales growth was approximately 7% in 2007, which excludes a 2% favorable effect of foreign currency translation, driven by strength in its differentiated businesses. The acquisitions mentioned above contributed the remainder of the net sales increase.

Total international sales for 2007 increased to $1,053.7 million and represented 49.3% of consolidated sales, an increase of $187.7 million, or 21.7% when compared with international sales of $866.0 million or 47.6% of consolidated sales in 2006. The increase in international sales resulted from increased international sales from base businesses of $74.9 million, or 39.9% of the increase, which includes the effect of foreign currency translation. The recent acquisitions of Cameca, SCP, Hamilton and Umeco in 2007 and Land Instruments, Pittman, Precitech and Southern Aeroparts in 2006 contributed the remainder of the increase. Increased international sales came mainly from sales to Europe by both reportable groups. Export shipments from the United States, which are included in total international sales, were $394.4 million in 2007, an increase of $50.6 million or 14.7% compared with $343.8 million in 2006. Export shipments improved primarily due to increased exports from the base businesses and acquisitions noted above.

New orders for 2007 were $2,288.3 million, compared with $1,915.4 million for 2006, an increase of $372.9 million or 19.5%. The increase in orders was driven by the Company’s base differentiated businesses, which contributed $167.2 million, or 44.8% of the increase, led by the Company’s aerospace and engineered materials, interconnects and packaging businesses. The recent acquisitions mentioned above contributed the remainder of the increase. As a result, the Company’s backlog of unfilled orders at December 31, 2007 was $688.2 million, compared with $536.8 million at December 31, 2006, which is an increase of $151.4 million or 28.2%. The increase in backlog was due to higher order levels in base differentiated businesses and the 2007 acquisitions, noted above.

Segment operating income was $427.5 million for 2007, an increase of $84.1 million, or 24.5%, compared with segment operating income of $343.4 million for 2006. Segment operating margins in 2007 were 20.0% of sales, an increase from 18.9% of sales in 2006. The increase in segment operating income resulted from strength in the differentiated businesses of each group, which includes the profit contributions made by the acquisitions. The margin improvement came from the Company’s differentiated businesses.

Selling, general, and administrative (SG&A) expenses were $263.5 million in 2007, compared with $219.5 million in 2006, an increase of $44.0 million or 20.1%. As a percentage of sales, SG&A expenses were higher in 2007 at 12.3% of sales compared to 12.1% of sales in 2006. Selling expenses, as a percentage of sales, were 10.4% in 2007, slightly higher than the 10.2% in 2006. The selling expense increase and the corresponding increase in selling expenses as a percentage of sales were due primarily to business acquisitions. The Company’s acquisition strategy generally is to acquire differentiated businesses, which because of their distribution channels and higher marketing costs tend to have a higher content of selling expenses. Base business selling expenses increased 9.7% for 2007, compared to 2006, which was in line with internal sales growth including the impact of foreign currency translation.

Corporate administrative expenses were $40.8 million in 2007, an increase of $6.6 million or 19.4%, when compared with 2006. The increase in corporate expenses is the result of higher compensation, including equity-based compensation associated with accelerated vesting of restricted stock grants in 2007 and other costs necessary to grow the Company. As a percentage of sales, corporate administrative expenses were 1.9% in both 2007 and 2006.

Consolidated operating income was $386.6 million in 2007, an increase of $77.6 million or 25.1% when compared with $309.0 million in 2006. This represents an operating margin of 18.1% of sales for 2007 compared with 17.0% of sales in 2006.

Interest expense was $46.9 million in 2007, an increase of 11.1% compared with $42.2 million in 2006. The increase was due to higher average borrowings to fund the 2007 acquisitions, higher average interest rates and the impact of the initial funding of the private placement senior notes.

The effective tax rate for 2007 was 32.2% compared with 31.0% in 2006. The 2007 effective tax rate primarily reflects the elimination of the Foreign Sales Corporation/Extraterritorial Income (FSC/ETI) tax benefit in 2007, an increase in state income taxes, and an increase in interest and penalties on uncertain tax positions, partially offset by an enacted decrease in certain foreign corporate tax rates in the second half of 2007 and the recognition of tax benefits from our international tax planning initiatives. The 2006 effective tax rate benefited primarily from the reversal of a valuation allowance for foreign tax credit carry forwards of $3.2 million, offset somewhat by higher nondeductible equity-based compensation.

Net income for 2007 was $228.0 million, an increase of $46.1 million, or 25.3% from $181.9 million in 2006. Diluted earnings per share increased 24.0% to $2.12 per share, an increase of $0.41 when compared with $1.71 per diluted share in 2006.

Operating Segment Results

EIG’s sales were $1,199.8 million in 2007, an increase of $183.3 million or 18.0% from 2006 sales of $1,016.5 million. The sales increase was primarily due to internal growth of approximately 9%, excluding a favorable 2% effect of foreign currency translation. The internal growth was driven by sales increases in EIG’s process and analytical, aerospace and power businesses. The acquisitions of Cameca, Land Instruments, Precitech, Advanced and B&S accounted for the remainder of the sales increase.

EIG’s operating income for 2007 increased to $260.3 million from $203.4 million in 2006, an increase of $56.9 million, or 28.0%. Operating margins of EIG were 21.7% of sales for 2007 compared with operating margins of 20.0% of sales in 2006. The increase in segment operating income and margins came from the Group’s base differentiated businesses, which include the acquisitions mentioned above.

EMG’s sales for 2007 were $937.1 million, an increase of $134.3 million or 16.7%, compared with sales of $802.8 million in 2006. The sales increase was due in part to internal growth, particularly in EMG’s differentiated businesses, which accounted for approximately 6%, excluding a favorable 2% effect of foreign currency translation. The acquisitions of Pittman, Southern Aeroparts, SCP, Umeco and Hamilton accounted for the remainder of the sales increase.

EMG’s operating income for 2007 increased to $167.2 million from $139.9 million in 2006, an increase of $27.3 million or 19.5%. The operating income increase was due to strength in the Group’s differentiated businesses, which includes the recent acquisitions mentioned above. EMG’s operating margins were 17.8% of sales in 2007 compared with 17.4% of sales in 2006. The increase in operating margin was primarily due to an increased contribution from the Group’s differentiated businesses.

Year Ended December 31, 2006, Compared with Year Ended December 31, 2005

Results of Operations

In 2006, the Company posted record sales, operating income, net income, diluted earnings per share and cash flow from operations. The Company achieved these results from strong internal growth in both its EIG and EMG groups, as well as contributions from acquisitions in 2006 and 2005. Operating income increased, driven by the record sales and a continued focus on cost reduction programs under our Operational Excellence initiatives.

The Company reported sales for 2006 of $1,819.3 million, an increase of $384.8 million or 26.8% from sales of $1,434.5 million in 2005. Net sales for EIG were $1,016.5 million in 2006, an increase of 25.7% from sales of $808.5 million in 2005. EIG’s internal sales growth was 9% in 2006, driven by strength in its process, aerospace and power businesses. The acquisitions of SPECTRO in June 2005, Solartron in September 2005, Pulsar in February 2006 and Land Instruments in June 2006 also contributed to the sales growth. Net sales for EMG were $802.8 million in 2006, an increase of 28.2% from sales of $626.0 million in 2005. EMG’s internal sales growth was also 9% in 2006 driven by the group’s differentiated businesses. The acquisitions of HCC in October 2005 and Pittman in May 2006 also contributed to the sales growth.

Total international sales for 2006 increased to $866.0 million and represented 47.6% of consolidated sales, an increase of $210.1 million, or 32.0% when compared with international sales of $655.9 million or 45.7% of consolidated sales in 2005. The increase in international sales resulted from the acquisitions of SPECTRO, Solartron and HCC in 2005 and the Land Instruments acquisition in 2006, as well as increased international sales from base businesses. Increased international sales came mainly from sales to Asia and Europe by both reportable groups. Export shipments from the United States, which are included in total international sales, were $343.8 million in 2006, an increase of $76.5 million or 28.6% compared with $267.3 million in 2005. Export shipments improved primarily due to increased exports from base businesses.

New orders for 2006 were $1,915.4 million, compared with $1,534.3 million for 2005, an increase of $381.1 million or 24.8%. The increase in orders was driven by demand in the Company’s differentiated businesses, led by the Company’s process businesses as well as the acquisitions mentioned above. The order backlog at December 31, 2006 was $536.8 million, compared with $440.7 million at December 31, 2005, an increase of $96.1 million or 21.8%. The increase in backlog was due to higher order levels in base differentiated businesses as well as the 2006 acquisitions.

Segment operating income was $343.4 million for 2006, an increase of $79.9 million, or 30.3%, compared with segment operating income of $263.5 million for 2005. Segment operating margins in 2006 were 18.9% of sales, an increase from 18.4% of sales in 2005. The increase in segment operating income resulted from strength in the differentiated businesses of each group, which includes the profit contributions made by the acquisitions. The margin improvement came from the Company’s differentiated businesses.

Selling, general, and administrative (SG&A) expenses were $219.5 million in 2006, compared with $174.2 million in 2005, an increase of $45.2 million or 26.0%. However, as a percentage of sales, SG&A expenses in 2006 were flat with 2005 at 12.1% of sales. Selling expenses, as a percentage of sales, were 10.2% in 2006, essentially unchanged from 2005. Most of the increase in selling expenses was due to the acquired businesses. The Company’s acquisition strategy generally is to acquire differentiated businesses, which because of their distribution channels and higher marketing costs tend to have a higher content of selling expenses. Base business selling expenses increased 4.9% which is significantly lower than the Company’s 9% internal sales growth rate for 2006.

Corporate administrative expenses were $34.2 million in 2006, an increase of $4.5 million or 15.3%, when compared with 2005. The increase in corporate expenses is the result of higher compensation costs, including equity-based compensation. As a percentage of sales, corporate administrative expenses were 1.9% in 2006, a decline from 2.1% of sales in 2005.

Consolidated operating income was $309.0 million in 2006, an increase of $75.5 million or 32.3% when compared with $233.5 million in 2005. This represents an operating margin of 17.0% of sales for 2006 compared with 16.3% of sales in 2005.

Interest expense was $42.2 million in 2006, an increase of 28.1% compared with $32.9 million in 2005. The increase was due to higher average borrowings necessary to fund the 2005 and 2006 acquisitions, primarily related to the euro long-term debt incurred for the 2005 acquisition of SPECTRO and short-term debt incurred for the late 2005 acquisition of HCC.

The effective tax rate for 2006 was 31.0% compared with 31.2% in 2005. The 2006 effective tax rate benefited primarily from the reversal of a valuation allowance for foreign tax credit carryforwards of $3.2 million, offset somewhat by higher nondeductible equity-based compensation. The 2006 and 2005 effective tax rates benefited from the realization of tax benefits stemming from the Company’s worldwide tax planning activities and other adjustments.

Net income for 2006 was $181.9 million, an increase of $45.5 million, or 33.4% from $136.4 million in 2005. Diluted earnings per share increased 32.6% to $1.71 per share, an increase of $0.42 when compared with $1.29 per diluted share in 2005.

Operating Segment Results

EIG’s sales were $1,016.5 million in 2006, an increase of $208.0 million or 25.7% from 2005 sales of $808.5 million. The sales increase was due to internal growth in EIG’s process, aerospace and power businesses, and the acquisitions of SPECTRO and Solartron in 2005 and Pulsar and Land Instruments in 2006. Included in the 25.7% increase in sales is internal growth of approximately 9%. The acquisitions accounted for the remainder of the sales increase. The foreign currency translation effect on sales for 2006 was nominal.

EIG’s operating income for 2006 increased to $203.4 million from $164.2 million in 2005, an increase of $39.2 million, or 23.9%. The increase in operating income was driven by the higher sales, which includes the acquisitions. Operating margins of EIG were 20.0% of sales for 2006 compared with operating margins of 20.3% of sales in 2005. The decrease in operating margins was due to the inclusion of a $4.3 million gain from the sale of a facility in 2005.

EMG’s sales for 2006 were $802.8 million, an increase of $176.8 million or 28.2%, compared with sales of $626.0 million in 2005. The sales increase was due in part to internal growth, particularly in EMG’s differentiated businesses, which accounted for approximately 9% of the 28.2% sales increase. The acquisitions of HCC in October 2005 and Pittman in May 2006 accounted for the remainder of the sales increase. The foreign currency translation effect on sales for 2006 was nominal.

EMG’s operating income for 2006 increased to $139.9 million from $99.2 million in 2005, an increase of $40.7 million or 41.0%. The operating income increase was significantly due to higher sales from the Group’s differentiated businesses, which includes the acquisitions mentioned above. EMG’s operating margins were 17.4% of sales in 2006 compared with operating margins of 15.9% of sales in 2005. The increase in operating margin was primarily due to a higher profit yield on the sales contribution of EMG’s differentiated businesses.

Liquidity and Capital Resources

Cash provided by operating activities totaled $278.5 million for 2007, compared with $226.0 million in 2006, an increase of $52.5 million, or 23.2%. The increase in operating cash flow was primarily the result of higher earnings and lower pension contributions, partially offset by higher overall operating working capital investments necessary to grow the business. In 2007, the Company contributed $5.2 million to its defined benefit pension plans compared to $13.7 million contributed in 2006. Free cash flow (operating cash flow less capital spending) was $240.9 million in 2007, compared to $196.8 million in 2006. EBITDA (earnings before interest, income taxes, depreciation and amortization) was $433.9 million in 2007, compared with $351.4 million in 2006, a 23.5% improvement. Free cash flow and EBITDA are presented because the Company is aware that there are measures that are used by third parties in evaluating the Company. (See table on page A-4 for a reconciliation of generally accepted accounting principles (“GAAP”) measures to comparable non-GAAP measures).

Cash used for investing activities was $334.7 million for 2007, compared with $206.0 million in 2006. In 2007, the Company paid $300.6 million for seven businesses and one technology line, net of cash received and also assumed $24.9 million of debt and long-term liabilities. In 2006, the Company paid $177.6 million for five acquisitions and two small technology lines, net of cash received. Additions to property, plant and equipment totaled $37.6 million in 2007, compared with $29.2 million in 2006.

Cash provided from financing activities totaled $174.1 million in 2007, compared with cash used of $10.0 million in 2006. In 2007, total borrowings, net of repayments, increased by $180.9 million, compared with a net increase of $15.4 million in 2006. Short-term borrowings decreased $162.6 million in 2007, compared with an increase of $4.0 million in 2006. Long-term borrowings increased $343.4 million in 2007, compared to an increase of $11.3 million in 2006.

In June 2007, the Company amended its revolving credit facility, increasing the total borrowing capacity from $400 million to $550 million, which includes an accordion feature that permits the Company to request up to an additional $100 million in revolving credit commitments at any time during the life of the revolving credit agreement under certain conditions. The amendment also extended the term of the facility from October 2011 to June 2012. At December 31, 2007, the Company had $525.3 million available under its revolving credit facility, including the $100 million accordion feature.

The accounts receivable securitization facility was amended and restated in May 2007 to increase the Company’s available borrowing capacity from $75 million to $110 million as well as extend the expiration date from May 2007 to May 2008. There were no borrowings under this facility at December 31, 2007.

In the third quarter of 2007, the Company completed a private placement agreement to sell $450 million in senior notes to a group of institutional investors. There are two funding dates for the senior notes. The first funding occurred in December 2007 for $370 million, consisting of $270 million in aggregate principal amount of 6.20% senior notes due December 2017 and $100 million in aggregate principal amount of 6.30% senior notes due December 2019. The second funding date will be in July 2008 for $80 million in aggregate principal amount of 6.35% senior notes due July 2018. The Notes will carry a weighted average interest rate of approximately 6.25%. The proceeds from the first funding of the notes were used to pay down the Company’s revolving credit facility, which included a foreign portion related to the 2007 acquisition of Cameca SAS and the 2006 acquisition of Land Instruments, as well as borrowings outstanding under the Company’s accounts receivable securitization program. Additionally, the proceeds from the private placement were used to purchase California Instruments in December 2007. The residual cash balance ($86.6 million) at year-end 2007 is invested in short-term cash equivalent money market funds. The Company has a $225 million 7.20% senior note due July 2008. It is the Company’s current intention to repay the 7.20% senior note in July 2008 with the remaining proceeds from the $450 million private placement and borrowings under the Company’s revolving credit facility.

At December 31, 2007, total debt outstanding was $903.0 million compared with $681.9 million at December 31, 2006. The total debt-to-capital ratio was 42.1% at December 31, 2007, compared with 41.4% at December 31, 2006. The net debt-to-capital ratio (total debt less cash and cash equivalents divided by the sum of net debt and stockholders’ equity) was 37.1% at December 31, 2007, compared with 39.6% at December 31, 2006. The net debt-to-capital ratio is presented because the Company is aware that this measure is used by third parties in evaluating the Company. (See page A-4 for reconciliation of GAAP measures to comparable non-GAAP measures).

In 2007, net cash proceeds from the exercise of employee stock options were $17.2 million, compared with $9.9 million in 2006. Cash dividends paid were $25.7 million in 2007 and $18.8 million in 2006. The increase in dividends paid was a result of a Board of Directors-approved 50% increase in the quarterly dividend rate on the Company’s common stock in the fourth quarter of 2006.

In 2007, the Company used cash of $5.4 million for the repurchase of 144,000 shares of its common stock. In 2006, the Company used cash of $21.1 million for the repurchase of 750,000 shares of its common stock. As of December 31, 2007, $25.9 million was available, under the then current Board authorization, for future share repurchases. On January 24, 2008, the Board of Directors authorized an increase of $50 million in the authorization for the repurchase of its common stock. This increase will be added to the $25.9 million that remained available from an existing $50 million authorization approved in March 2003, for a total of $75.9 million available for repurchases of the Company’s common stock. Subsequent to December 31, 2007, the Company has repurchased an additional 1,000,057 shares of its common stock for approximately $43.5 million. Therefore, the remaining balance available for repurchases of the Company’s common stock is $32.4 million as of the filing of the Company’s Form 10-K for the year ended December 31, 2007.

The following table summarizes AMETEK’s contractual cash obligations at December 31, 2007, and the effect such obligations are expected to have on the Company’s liquidity and cash flows in future years.

	Payments Due
		Less	One to	Four to	After
		Than	Three	Five	Five
Contractual Obligations(d)	Total	One Year	Years	Years	Years
	(In millions)

Long-term debt(a)	$871.2	$225.0	$123.7	$—	$522.5
Revolving credit loans(a)	—	—	—	—	—
Capital lease(b)	16.0	0.9	1.9	2.1	11.1
Other indebtedness	15.8	10.1	1.5	3.0	1.2

Total debt	903.0	236.0	127.1	5.1	534.8
Interest on long-term fixed- rate debt	338.0	45.7	73.5	62.9	155.9
Noncancellable operating leases	76.8	14.3	19.7	9.8	33.0
Purchase obligations(c)	189.2	175.4	12.8	1.0	—
Employee severance and other	18.4	18.4	—	—	—

Total	$1,525.4	$489.8	$233.1	$78.8	$723.7

(a)	Includes the first funding ($370 million) of the $450 million private placement. The $370 million funding consisted of $270 million in aggregate principal amount of 6.20% senior notes due December 2017 and $100 million in aggregate principal amount of 6.30% senior notes due December 2019. The proceeds from the first funding of the private placement were used to repay borrowings under the Company’s revolving credit facility, including the euro and British pound portions, and borrowings outstanding under the Company’s accounts receivable securitization program.

(b)	Represents a capital lease for a building and land associated with the Cameca acquisition. The lease has a term of twelve years, which began July 2006, and is payable quarterly.

(c)	Purchase obligations primarily consist of contractual commitments to purchase certain inventories at fixed prices.

(d)	The liability for uncertain tax positions was not included in the table of contractual obligations as of December 31, 2007 because the timing of the settlements of these uncertain tax positions cannot be reasonably estimated at this time. See income tax footnote for further details (See Note 10).

Other Commitments

The Company has standby letters of credit and surety bonds of approximately $26.3 million related to performance and payment guarantees at December 31, 2007. Based on experience with these arrangements, the Company believes that any obligations that may arise will not be material to its financial position.

The Company may, from time to time, redeem, tender for, or repurchase its long-term debt in the open market or in privately negotiated transactions depending upon availability, market conditions and other factors.

As a result of all of the Company’s cash flow activities in 2007, cash and cash equivalents at December 31, 2007 totaled $170.1 million, compared with $49.1 million at December 31, 2006. The Company believes it has sufficient cash-generating capabilities from domestic and unrestricted foreign sources, available credit facilities, and access to long-term capital funds to enable it to meet operating needs and contractual commitments in the foreseeable future.

Critical Accounting Policies

The Company has identified its critical accounting policies as those accounting policies that can have a significant impact on the presentation of the Company’s financial condition and results of operations, and that require the use of complex and subjective estimates based upon past experience and management’s judgment. Because of the uncertainty inherent in such estimates, actual results may differ materially from the estimates used. The consolidated financial statements and related notes contain information that is pertinent to the Company’s accounting policies and to management’s discussion and analysis. The information that follows represents additional specific disclosures about the Company’s accounting policies regarding risks, estimates, subjective decisions, or assessments whereby materially different results of operations and financial condition could have been reported had different assumptions been used or different conditions existed. Primary disclosure of the Company’s significant accounting policies is in Note 1 of the “Notes to Consolidated Financial Statements,” included elsewhere in this Appendix.

•	Revenue Recognition. The Company recognizes revenue on product sales in the period when the sales process is complete. This generally occurs when products are shipped to the customer in accordance with terms of an agreement of sale, under which title and risk of loss have been transferred, collectibility is reasonably assured and pricing is fixed or determinable. For a small percentage of sales where title and risk of loss passes at point of delivery, we recognize revenue upon delivery to the customer, assuming all other criteria for revenue recognition are met. The policy with respect to sales returns and allowances generally provides that the customer may not return products or be given allowances, except at the Company’s option. We have agreements with distributors that do not provide expanded rights of return for unsold products. The distributor purchases the product from the Company, at which time title and risk of loss transfers to the distributor. The Company does not offer substantial sales incentives and credits to its distributors other than volume discounts. The Company accounts for the sales incentive as a reduction of revenues when the sale is recognized. Accruals for sales returns, other allowances, and estimated warranty costs are provided at the time revenue is recognized based upon past experience. At December 31, 2007, 2006 and 2005, the accrual for future warranty obligations was $14.4 million, $10.9 million and $9.4 million, respectively. The Company’s expense for warranty obligations approximated $11.3 million, $7.6 million and $7.2 million in 2007, 2006 and 2005, respectively. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience, and adjustments are made periodically to reflect actual warranty expenses. If actual future sales returns and allowances and warranty amounts are higher than past experience, additional accruals may be required.

•	Accounts Receivable. The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for bad debts is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for bad debts based on the length of time specific receivables are past due based on its historical experience. If the financial condition of the Company’s customers were to deteriorate, resulting in their inability to make payments, additional allowances may be required. The allowance for possible losses on receivables was $6.4 million and $7.4 million at December 31, 2007 and 2006, respectively.

•	Inventories. The Company uses the first-in, first-out (FIFO) method of accounting, which approximates current replacement cost, for approximately 62% of its inventories. The last-in, first-out (LIFO) method of accounting is used to determine cost for the remaining 38% of its inventory. For inventories where cost is determined by the LIFO method, the FIFO value would have been approximately $35.6 million and $34.1 million higher than the LIFO value reported in the balance sheet at December 31, 2007 and 2006, respectively. The Company provides estimated inventory reserves for slow-moving and obsolete inventory based on current assessments about future demand, market conditions, customers who may be experiencing financial difficulties, and related management initiatives. If these factors are less favorable than those projected by management, additional inventory reserves may be required.

•	Goodwill and Other Intangibles Assets. The Company accounts for goodwill and other intangible assets under Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. Under SFAS 142, purchased goodwill and other intangible assets with indefinite lives, primarily trademarks and trade names, are not amortized; rather, they are tested for impairment at least annually. These impairment tests include the projection and discounting of cash flows, estimates of future operating performance of the reporting unit being valued and estimates of the fair value of the intangible assets being tested. SFAS 142 requires a two-step impairment test for goodwill. The first step is to compare the carrying amount of the reporting unit’s net assets to the fair value of the reporting unit. If the fair value exceeds the carrying value, no further evaluation is required and no impairment loss is recognized. If the carrying amount exceeds the fair value, then the second step must be completed, which involves allocating the fair value of the reporting unit to each asset and liability, with the excess being implied goodwill. An impairment loss occurs if the amount of the recorded goodwill exceeds the implied goodwill. The Company would be required to record such impairment losses. Indefinite-lived intangibles other than goodwill are tested by estimating the fair values of those assets as of the Company’s measurement date, with such fair values based on expected future operating performance and discount rates determined by management. Changes in interest rates and market conditions, among other factors, may have an impact on these estimates. These estimates will likely change over time. The Company’s acquisitions have generally included a large goodwill component and the Company expects to continue to make acquisitions. At December 31, 2007, goodwill and other indefinite-lived intangible assets totaled $1,358.1 million, or 49.4% of the Company’s total assets. The Company performed its required annual impairment test in the fourth quarter of 2007 and determined that the Company’s goodwill and indefinite-lived intangibles were not impaired. There can be no assurance that goodwill or indefinite-lived intangibles impairment will not occur in the future.

•	Pensions. The Company has U.S. and foreign defined benefit and defined contribution pension plans. AMETEK accounts for all of its defined benefit pension plans in accordance with SFAS 87, Employers’ Accounting for Pensions, and SFAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS 158), for balance sheet recognition of the overfunded or underfunded status of pension and postretirement benefit plans, as well as the income statement recognition of the costs related to these plans. SFAS 87 and SFAS 158 require that amounts recognized in the financial statements be determined on an actuarial basis. The most significant elements in determining the Company’s pension income or expense are the assumed pension liability discount rate and the expected return on plan assets. The pension discount rate reflects the current interest rate at which the pension liabilities could be settled at the valuation date. At the end of each year, the Company determines the assumed discount rate to be used to discount plan liabilities. In estimating this rate for 2007, the Company considered rates of return on high-quality, fixed-income investments. The discount rate used in determining the 2007 pension cost was 5.9% for U.S. defined benefit pension plans and 5.0% for foreign plans. The discount rate used for determining the funded status of the plans at December 31, 2007, and determining the 2008 defined benefit pension cost is 6.25% for U.S. plans and 5.89% for foreign plans. In estimating the U.S. discount rate, the Company’s actuaries developed a customized discount rate appropriate to the Plans’ projected benefit cash flow based on yields derived from a database of long-term bonds at consistent maturity dates. In estimating the foreign plans discount rate, the Company looks to rates of return on high-quality, fixed-income investments with maturities consistent with the projected benefit cash flows of the foreign plans. The Company used an expected long-term rate of return on plan assets for 2007 of 8.25% for U.S. defined benefit pension plans and 7.00% for foreign plans. We will continue to use these rates for 2008 for the U.S. and foreign plans, respectively. The Company determines the expected long-term rate of return based primarily on its expectation of future returns for the pension plans’ investments. Additionally, the Company considers historical returns on comparable fixed-income investments and equity investments, and adjusts its estimate as deemed appropriate. The rate of compensation increase used in determining the 2007 pension expense for the U.S. plans was 3.75% and will remain unchanged in 2008. For foreign plans, the rate of compensation increase will be increased from 3.61% in 2007 to 3.86% in 2008. For the year ended December 31, 2007, the Company recognized consolidated pretax pension income of $3.8 million from its U.S. and foreign defined benefit pension plans. This compares with pretax pension expense of $2.5 million recognized for these plans in 2006, which included $0.8 million for pension curtailments.

The Company follows the balance sheet recognition requirements of SFAS 158. Under SFAS 158, all unrecognized prior service costs, remaining transition obligations or assets, and actuarial gains and losses have been recognized net of tax effects as a charge to accumulated other comprehensive income (“AOCI”) in stockholders’ equity and will be amortized as a component of net periodic pension cost. In addition, effective for fiscal years beginning after December 15, 2008, the measurement date (the date at which plan assets and benefit obligation are measured) is required to be the Company’s fiscal year-end. The Company uses a December 31 measurement date for all of our U.S. defined benefit plans, and as required by SFAS 158, will adopt a December 31 measurement date for our foreign plans in 2008, changing from the October 1 measurement date currently used for such plans.

To fund the plans, the Company made cash contributions to its defined benefit pension plans during 2007 which totaled $5.2 million, compared with $13.7 million in 2006. The Company anticipates making cash contributions to its defined benefit pension plans in 2008 at a level similar to those made in 2007.

•	Income Taxes. The process of providing for income taxes and determining the related balance sheet accounts requires management to assess uncertainties, make judgments regarding outcomes and utilize estimates. We conduct a broad range of operations around the world, subjecting us to complex tax regulations in numerous international taxing jurisdictions, resulting at times in tax audits, disputes and potential litigation, the outcome of which is uncertain. Management must make judgments currently about such uncertainties and determine estimates of our tax assets and liabilities. To the extent the final outcome differs, future adjustments to our tax assets and liabilities may be necessary.

We assess the realizability of our deferred tax assets, taking into consideration our forecast of future taxable income, available net operating loss carryforwards and available tax planning strategies that could be implemented to realize the deferred tax assets. Based on this assessment, we must evaluate the need for, and the amount of, valuation allowances against our deferred tax assets. To the extent facts and circumstances change in the future, adjustments to the valuation allowances may be required.

Effective January 1, 2007, the Company adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes. In accordance with FIN 48, we are required to assess the uncertainty in our tax positions, by applying a minimum recognition threshold a tax position is required to meet before a tax benefit is recognized in the financial statements. Once the minimum threshold is met, using a more likely than not standard, a series of probability estimates is made for each item to properly measure and record a tax benefit. The tax benefit recorded is generally equal to the highest probable outcome that is more than 50% likely to be realized after full disclosure and resolution of a tax examination. The underlying probabilities are determined based on the best available objective evidence such as recent tax audit outcomes, published guidance, external expert opinion, or by analogy to the outcome of similar issues in the past. There can be no assurance that these estimates will ultimately be realized given continuous changes in tax policy, legislation and audit practice.

As a result of the adoption of FIN 48, the company recognized a $4.7 million increase in liabilities associated with unrecognized tax benefits (UTB), including interest and penalties of $2.4 million and a decrease of $1.2 million in goodwill related to a previous business combination, and a $5.9 million charge to the January 1, 2007 opening balance of retained earnings.

Recently Issued Financial Accounting Standards

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 creates a single model to address accounting for uncertainty in tax positions, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effect of adopting FIN 48 resulted in a noncash reduction of $5.9 million to the January 1, 2007 opening balance of retained earnings (See Note 10).

Effective January 1, 2007, the Company adopted Emerging Issues Task Force (EITF) Issue No. 06-5, Accounting for Purchases of Life Insurance — Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (“EITF 06-5”). EITF 06-5 provides guidance in determining the amount to be realized under certain insurance contracts and the related disclosures. Adoption of EITF 06-5 did not have any effect on the Company’s consolidated results of operations, financial position or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements. SFAS 157 does not require any new fair value measurements and is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued a Staff Position No. 157-2, which delays the effective date of SFAS 157 for non financial assets and non financial liabilities that are not currently recognized or disclosed at fair value on a recurring basis until fiscal years beginning after November 15, 2008. The Company is currently evaluating the impact of adopting SFAS 157 on our consolidated results of operations, financial position or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS 159”) which is effective for fiscal years beginning after November 15, 2007. This statement permits an entity to elect to measure certain assets and liabilities at fair value at specified election dates. The Company does not expect the adoption of SFAS 159 to have an effect on the Company’s consolidated results of operations, financial position or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141R”). This statement significantly changes the financial accounting and reporting of business combination transactions in the Company’s consolidated financial statements. SFAS 141R is effective for fiscal years beginning after December 15, 2008 and prohibits early adoption. The Company is currently evaluating the impact of adopting SFAS 141R on our consolidated results of operations, financial position and cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). This statement significantly changes the accounting for and reporting of noncontrolling (minority) interests in the Company’s consolidated financial statements. SFAS 160 is effective for fiscal years beginning after December 15, 2008 and prohibits early adoption. The Company is currently evaluating the impact of adopting SFAS 160 on our consolidated results of operations, financial position and cash flows.

Internal Reinvestment

Capital Expenditures

Capital expenditures were $37.6 million or 1.8% of sales in 2007, compared with $29.2 million, or 1.6% of sales in 2006. Approximately 56% of the expenditures in 2007 were for improvements to existing equipment or additional equipment to increase productivity and expand capacity. The Company’s 2007 capital expenditures increased due to a continuing emphasis on spending to improve productivity and expand manufacturing capabilities. For 2008, capital expenditures are expected to approximate $48 million, with a continued emphasis on spending to improve productivity. The 2008 capital expenditures are expected to approximate 2% of sales.

Product Development and Engineering

Product development and engineering expenses are directed toward the development and improvement of new and existing products and processes. Such expenses before customer reimbursement were $102.9 million in 2007, an increase from $87.6 million in 2006, and $75.9 million in 2005. Customer reimbursements were $7.1 million, $6.4 million, and $8.9 million in 2007, 2006 and 2005, respectively. Included in the amounts above are net expenses for research and development of $52.9 million for 2007, $42.0 million for 2006, and $34.8 million for 2005.

Environmental Matters

Certain historic processes in the manufacture of products have resulted in environmentally hazardous waste by-products as defined by federal and state laws and regulations. While these waste products were handled in compliance with regulations existing at that time, at December 31, 2007 the Company is named a Potentially Responsible Party (PRP) at 15 non-AMETEK-owned former waste disposal or treatment sites (the “non-owned” sites). The Company is identified as a “de minimis” party in 12 of these sites based on the low volume of waste attributed to the Company relative to the amounts attributed to other named PRPs. In 10 of these sites, the Company has reached a tentative agreement on the cost of the de minimis settlement to satisfy its obligation and is awaiting executed agreements. The tentatively agreed-to settlement amounts are fully reserved. In the other two sites, the

Company is continuing to investigate the accuracy of the alleged volume attributed to the Company as estimated by the parties primarily responsible for remedial activity at the sites to establish an appropriate settlement amount. In the three remaining sites where the Company is a non-de minimis PRP, the Company is participating in the investigation and/or related required remediation as part of a PRP Group and reserves have been established sufficient to satisfy the Company’s expected obligation. The Company historically has resolved these issues within established reserve levels and reasonably expects this result will continue. In addition to these non-owned sites, the Company has an ongoing practice of providing reserves for probable remediation activities at certain of its current or previously owned manufacturing locations (the “owned” sites). For claims and proceedings against the Company with respect to other environmental matters, reserves are established once the Company has determined that a loss is probable and estimable. This estimate is refined as the Company moves through the various stages of investigation, risk assessment, feasibility study and corrective action processes. In certain instances, the Company has developed a range of estimates for such costs and has recorded a liability based on the low end of the range. It is reasonably possible that the actual cost of remediation of the individual sites could vary from the current estimates, and the amounts accrued in the financial statements; however, the amounts of such variances are not expected to result in a material change to the financial statements. In estimating our liability for remediation, we also consider our likely proportionate share of the anticipated remediation expense and the ability of the other PRPs to fulfill their obligations.

Total environmental reserves at December 31, 2007 and 2006 were $25.3 million and $28.7 million, respectively for non-owned and owned sites. In 2007, the Company provided $1.5 million of additional reserves for environmental liabilities. The Company’s reserves for environmental liabilities at December 31, 2007 and 2006 include reserves of $18.0 million and $21.2 million, respectively, for an owned site acquired in connection with the fiscal 2005 acquisition of HCC Industries (“HCC”). The Company is solely liable for the performance of remedial activities for one of several operating units making up a large Superfund site in the San Gabriel Valley of California. The Company has obtained indemnifications and other financial assurances from the former owners of HCC related to the costs of the required remedial activities. At December 31, 2007, the Company has $12.6 million in receivables related to HCC for probable recoveries from third-party escrow funds and other committed third-party funds to support the required remediation. In addition, the Company is indemnified by HCC’s former owners for up to $19.0 million of additional costs.

The Company also has agreements with other former owners of certain of its acquired businesses, as well as new owners of previously owned businesses. Under certain of the agreements, the former or new owners retained, or assumed and agreed to indemnify the Company against, certain environmental and other liabilities under certain circumstances. The Company and some of these other parties also carry insurance coverage for some environmental matters. To date, these parties have met their obligations in all material respects; however, one of these companies recently filed for bankruptcy liquidation. AMETEK has established reserves which are sufficient to perform all known responsibilities under existing claims and consent orders. The Company has no reason to believe that other third parties would fail to perform their obligations in the future. In the opinion of management, based upon presently available information and past experience related to such matters, an adequate provision for probable costs has been made, and the ultimate cost resulting from these actions is not expected to materially affect the consolidated financial position, results of operations, or cash flows of the Company.

Market Risk

The Company’s primary exposures to market risk are fluctuations in interest rates, foreign currency exchange rates and commodity prices, which could impact its results of operations and financial condition. The Company addresses its exposure to these risks through its normal operating and financing activities. The Company’s differentiated and global business activities help to reduce the impact that any particular market risk may have on its operating earnings as a whole.

The Company’s short-term debt carries variable interest rates and generally its long-term debt carries fixed rates. These financial instruments are more fully described in the notes to the financial statements.

The foreign currencies to which the Company has the most significant exchange rate exposure are the euro, the British pound, the Japanese yen, the Chinese renminbi and the Mexican peso. Exposure to foreign currency rate fluctuation is monitored, and when possible, mitigated through the occasional use of local borrowings and derivative financial instruments in the foreign country affected. The effect of translating foreign subsidiaries’ balance sheets into U.S. dollars is included in other comprehensive income, within stockholders’ equity. Foreign currency transactions have not had a significant effect on the operating results reported by the Company because revenues and costs associated with the revenues are generally transacted in the same foreign currencies.

The primary commodities to which the Company has market exposure are raw material purchases of nickel, copper, steel and gold. Exposure to price changes in these commodities is generally mitigated through adjustments in selling prices of the ultimate product, and purchase order pricing arrangements, although forward contracts are sometimes used to manage some of those exposures.

Based on a hypothetical ten percent adverse movement in interest rates, commodity prices, or foreign currency exchange rates, our best estimate is that the potential losses in future earnings, fair value of risk-sensitive financial instruments, and cash flows are not material, although the actual effects may differ materially from the hypothetical analysis.

Forward-Looking Information

Certain matters discussed in this Form 10-K are “forward-looking statements” as defined in the Private Securities Litigation Reform Act (PSLRA) of 1995, which involve risk and uncertainties that exist in the Company’s operations and business environment, and can be affected by inaccurate assumptions, or by known or unknown risks and uncertainties. Many such factors will be important in determining the Company’s actual future results. The Company wishes to take advantage of the “safe harbor” provisions of the PSLRA by cautioning readers that numerous important factors, in some cases have caused, and in the future could cause, the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Additional information concerning risk and other factors that could have a material adverse effect on our business, or cause actual results to differ from projections is contained in the Company’s Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, subsequent events or otherwise, unless required by the securities laws to do so.

Management’s Responsibility for Financial Statements

Management has prepared and is responsible for the integrity of the consolidated financial statements and related information. The statements are prepared in conformity with U.S. generally accepted accounting principles consistently applied and include certain amounts based on management’s best estimates and judgments. Historical financial information elsewhere in this report is consistent with that in the financial statements.

In meeting its responsibility for the reliability of the financial information, management maintains a system of internal accounting and disclosure controls, including an internal audit program. The system of controls provides for appropriate division of responsibility and the application of written policies and procedures. That system, which undergoes continual reevaluation, is designed to provide reasonable assurance that assets are safeguarded and records are adequate for the preparation of reliable financial data.

Management is responsible for establishing and maintaining adequate controls over financial reporting. We maintain a system of internal controls that is designed to provide reasonable assurance as to the fair and reliable preparation and presentation of the consolidated financial statements; however, there are inherent limitations in the effectiveness of any system of internal controls.

Management recognizes its responsibility for conducting the Company’s activities according to the highest standards of personal and corporate conduct. That responsibility is characterized and reflected in a code of business conduct for all employees, and in a financial code of ethics for the Chief Executive Officer and Senior Financial Officers, as well as in other key policy statements publicized throughout the Company.

The Audit Committee of the Board of Directors, which is composed solely of independent directors who are not employees of the Company, meets with the independent registered public accounting firm, the internal auditors and management to satisfy itself that each is properly discharging its responsibilities. The report of the Audit Committee is included in the Proxy Statement of the Company for its 2008 Annual Meeting. Both the independent registered public accounting firm and the internal auditors have direct access to the Audit Committee.

The Company’s independent registered public accounting firm, Ernst & Young LLP, is engaged to render an opinion as to whether management’s financial statements present fairly, in all material respects, the Company’s financial position and operating results. This report is included on page A-21.

Management’s Report on Internal Control over Financial Reporting

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in the Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007 based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on that evaluation, our management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2007.

The Company’s internal control over financial reporting as of December 31, 2007 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which appears on page A-20.

Frank S. Hermance	John J. Molinelli
Chairman and Chief Executive Officer	Executive Vice President — Chief Financial Officer

February 27, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders of AMETEK, Inc.

We have audited AMETEK, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). AMETEK, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, AMETEK, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of AMETEK, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, cash flows, and stockholders’ equity for each of the three years in the period ended December 31, 2007, and our report dated February 27, 2008 expressed an unqualified opinion thereon.

Philadelphia, Pennsylvania
February 27, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON FINANCIAL STATEMENTS

To the Board of Directors and Shareholders of AMETEK, Inc.

We have audited the accompanying consolidated balance sheets of AMETEK, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, cash flows, and stockholders’ equity for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMETEK, Inc. at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 1 and 10, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” effective January 1, 2007. Also, as discussed in Note 11, the Company adopted the balance sheet recognition and disclosure requirements of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” as of December 31, 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), AMETEK, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2008 expressed an unqualified opinion thereon.

Philadelphia, Pennsylvania
February 27, 2008

AMETEK, Inc.
Consolidated Statement of Income

	Year Ended December 31,
	2007	2006	2005
	(In thousands, except per share amounts)

Net sales	$2,136,850	$1,819,290	$1,434,457

Operating expenses:
Cost of sales (excluding depreciation)	1,444,514	1,251,920	991,788
Selling, general and administrative	263,472	219,454	174,218
Depreciation	42,290	38,922	34,963

Total operating expenses	1,750,276	1,510,296	1,200,969

Operating income	386,574	308,994	233,488
Other expenses:
Interest expense	(46,866)	(42,167)	(32,913)
Other, net	(3,264)	(3,141)	(2,288)

Income before income taxes	336,444	263,686	198,287
Provision for income taxes	108,424	81,752	61,930

Net income	$228,020	$181,934	$136,357

Basic earnings per share	$2.15	$1.74	$1.31

Diluted earnings per share	$2.12	$1.71	$1.29

Weighted average common shares outstanding:
Basic shares	105,832	104,841	103,726

Diluted shares	107,580	106,608	105,578

See accompanying notes.

AMETEK, Inc.

Consolidated Balance Sheet

	December 31,
	2007	2006
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$170,139	$49,091
Marketable securities	10,842	9,129
Receivables, less allowance for possible losses	395,631	328,762
Inventories	301,679	236,783
Deferred income taxes	23,294	26,523
Other current assets	50,619	33,775

Total current assets	952,204	684,063
Property, plant and equipment, net	293,107	258,008
Goodwill	1,045,733	881,433
Other intangibles, net of accumulated amortization	312,349	199,728
Investments and other assets	142,307	107,644

Total assets	$2,745,700	$2,130,876

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$236,005	$163,608
Accounts payable	206,170	160,614
Income taxes payable	28,437	14,618
Accrued liabilities	170,138	142,060

Total current liabilities	640,750	480,900
Long-term debt	666,953	518,267
Deferred income taxes	116,568	65,081
Other long-term liabilities	80,722	99,956
Stockholders’ equity :
Preferred stock, $0.01 par value; authorized: 5,000,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized: 400,000,000 shares; issued: 2007 — 109,749,985 shares; 2006 — 108,479,995 shares	1,097	1,085
Capital in excess of par value	174,450	134,001
Retained earnings	1,099,111	902,379
Accumulated other comprehensive income (loss)	5,370	(33,552)
Less: Cost of shares held in treasury: 2007 — 2,381,778 shares; 2006 — 2,421,193 shares	(39,321)	(37,241)

Total stockholders’ equity	1,240,707	966,672

Total liabilities and stockholders’ equity	$2,745,700	$2,130,876

See accompanying notes.

AMETEK, Inc.

Consolidated Statement of Stockholders’ Equity

	Year Ended December 31,
	2007		2006		2005
	Comprehensive	Stockholders’	Comprehensive	Stockholders’	Comprehensive	Stockholders’
	Income	Equity	Income	Equity	Income	Equity
	(In thousands)

Capital Stock
Preferred Stock, $.01 par value		$—		$—		$—

Common Stock, $.01 par value
Balance at the beginning of the year		1,085		1,075		1,056
Shares issued		12		10		19

Balance at the end of the year		1,097		1,085		1,075

Capital in Excess of Par Value
Balance at the beginning of the year		134,001		107,086		76,451
Issuance of common stock under employee stock plans		23,884		16,671		14,093
Share-based compensation costs		7,101		5,538		6,339
Excess tax benefits from exercise of stock options		9,464		4,706		10,203

Balance at the end of the year		174,450		134,001		107,086

Retained Earnings
Balance at the beginning of the year(1)		902,379		739,522		619,979
Adoption of FASB Interpretation No. 48		(5,901)		—		—
Net income	$228,020	228,020	$181,934	181,934	$136,357	136,357

Cash dividends paid		(25,748)		(18,832)		(16,814)
Other		361		(245)		—

Balance at the end of the year		1,099,111		902,379		739,522

Accumulated Other Comprehensive Income(2)
Foreign currency translation:
Balance at the beginning of the year		(1,137)		(17,838)		(2,438)
Translation adjustments, net of tax of $-, ($85) and $195 in 2007, 2006, and 2005, respectively	6,056		8,542		(11,731)
Gain (loss) on net investment hedges, net of tax of ($1,298), ($1,374), and $1,975 in 2007, 2006, and 2005, respectively	2,412		8,159		(3,669)

	8,468	8,468	16,701	16,701	(15,400)	(15,400)

Balance at the end of the year		7,331		(1,137)		(17,838)

Defined benefit pension plans:(2)
Balance at the beginning of the year		(33,213)		(3,380)		(8,450)
Adjustments during the year, net of tax of ($1,536) and $1,820 in 2006 and 2005, respectively	—	—	2,852	2,852	5,070	5,070
Change in pension plans, net of tax of ($14,141)	30,173	30,173		—		—
Adoption of SFAS No. 158, net of taxes of $17,179		—		(32,685)		—

Balance at the end of the year		(3,040)		(33,213)		(3,380)

Unrealized holding gain (loss) on available-for-sale securities:(2)
Balance at the beginning of the year		798		302		1,245
Increase (decrease) during the year, net of tax expense (benefit) of $151, $430, and ($162) in 2007, 2006, and 2005, respectively	281	281	496	496	(943)	(943)

Balance at the end of the year		1,079		798		302

Total other comprehensive income for the year	38,922		20,049		(11,273)

Total comprehensive income for the year	$266,942		$201,983		$125,084

Accumulated other comprehensive income (loss) at the end of the year		5,370		(33,552)		(20,916)

Treasury Stock
Balance at the beginning of the year		(37,241)		(17,247)		(24,517)
Issuance of common stock under employee stock plans		3,357		1,081		7,270
Purchase of treasury stock		(5,437)		(21,075)		—

Balance at the end of the year		(39,321)		(37,241)		(17,247)

Total Stockholders’ Equity		$1,240,707		$966,672		$809,520

(1)	Retained earnings have been reduced by the effects of the modified retrospective adoption of FAS 123R as of January 1, 2006. Such amount was $4,285 in 2005.

(2)	Amounts presented are net of tax based on an average tax rate of 35%.

See accompanying notes.

AMETEK, Inc.

Consolidated Statement of Cash Flows

	Year Ended December 31,
	2007	2006	2005
		(In thousands)

Cash provided by (used for):
Operating activities:
Net income	$228,020	$181,934	$136,357
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,665	45,929	39,428
Deferred income tax expense (benefit)	4,769	(524)	9,133
Stock-based compensation expense	15,530	12,441	10,581
Changes in assets and liabilities (net of acquisitions):
Increase in receivables	(26,944)	(26,042)	(22,007)
Decrease (increase) in inventories and other current assets	194	(6,225)	(871)
Increase (decrease) in payables, accruals, and income taxes	13,421	29,751	(12,279)
(Decrease) increase in other long-term liabilities	(7,153)	(1,819)	3,887
Pension contribution	(5,162)	(13,721)	(11,307)
Other	3,183	4,243	2,739

Total operating activities	278,523	225,967	155,661

Investing activities:
Additions to property, plant and equipment	(37,620)	(29,156)	(23,261)
Purchase of businesses, net of cash acquired	(300,569)	(177,639)	(340,672)
Other	3,528	770	2,142

Total investing activities	(334,661)	(206,025)	(361,791)

Financing activities:
Net change in short-term borrowings	(162,589)	4,048	105,708
Additional long-term borrowings	370,000	29,507	177,790
Reduction in long-term borrowings	(26,553)	(18,186)	(86,029)
Repurchases of common stock	(5,437)	(21,075)	—
Cash dividends paid	(25,748)	(18,832)	(16,814)
Excess tax benefits from share-based payments	9,464	4,706	10,203
Proceeds from employee stock plans and other	14,961	9,878	16,158

Total financing activities	174,098	(9,954)	207,016

Effect of exchange rate changes on cash and cash equivalents	3,088	3,558	(2,923)

Increase (decrease) in cash and cash equivalents	121,048	13,546	(2,037)
Cash and cash equivalents:
Beginning of year	49,091	35,545	37,582

End of year	$170,139	$49,091	$35,545

See accompanying notes.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Significant Accounting Policies

Basis of Consolidation

The accompanying consolidated financial statements reflect the operations, financial position and cash flows of AMETEK, Inc. (the “Company”), and include the accounts of the Company and subsidiaries, after elimination of all intercompany transactions in the consolidation. The Company’s investments in 50% or less owned joint ventures are accounted for by the equity method of accounting. Such investments are not significant to the Company’s consolidated results of operations, financial position or cash flows.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents, Securities, and Other Investments

All highly liquid investments with maturities of three months or less when purchased are considered cash equivalents. At December 31, 2007 and 2006, all of the Company’s equity securities and fixed-income securities (primarily those of a captive insurance subsidiary) are classified as “available for sale”, although the Company may hold fixed-income securities until their maturity dates. Fixed-income securities generally mature within four years. The aggregate market value of equity and fixed-income securities at December 31, 2007 and 2006 was: 2007 — $17.9 million ($16.3 million amortized cost) and 2006 — $16.9 million ($15.7 million amortized cost). The temporary unrealized gain or loss on such securities is recorded as a separate component of accumulated other comprehensive income (in stockholders’ equity), and is not material. The Company had no other-than-temporary impairment losses in 2007 or 2006. Certain of the Company’s other investments, which are not significant, are accounted for by the equity method of accounting as discussed above.

Accounts Receivable

The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for doubtful receivables is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for doubtful receivables based on the length of time specific receivables are past due based on past experience. The allowance for possible losses on receivables was $6.4 million and $7.4 million at December 31, 2007 and 2006, respectively. See Note 5.

Inventories

The Company uses the first-in, first-out (FIFO) method of accounting, which approximates current replacement cost, for approximately 62% of its inventories. The last-in, first-out (LIFO) method of accounting is used to determine cost for the remaining 38% of our inventory. For inventories where cost is determined by the LIFO method, the excess of the FIFO value over the LIFO value was approximately $35.6 million and $34.1 million at December 31, 2007 and 2006, respectively. The Company provides estimated inventory reserves for slow-moving and obsolete inventory based on current assessments about future demand, market conditions, customers who may be experiencing financial difficulties, and related management initiatives.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Expenditures for additions to plant facilities, or that extend their useful lives, are capitalized. The cost of minor tools, jigs and dies, and maintenance and repairs is charged to operations as incurred. Depreciation of plant and equipment is calculated principally on a straight-line basis over

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the estimated useful lives of the related assets. The range of lives for depreciable assets is generally 3 to 10 years for machinery and equipment, 5 to 27 years for leasehold improvements and 25 to 50 years for buildings.

Revenue Recognition

The Company recognizes revenue on product sales in the period when the sales process is complete. This generally occurs when products are shipped to the customer in accordance with terms of an agreement of sale, under which title and risk of loss have been transferred, collectability is reasonably assured and pricing is fixed or determinable. For a small percentage of sales where title and risk of loss passes at point of delivery, we recognize revenue upon delivery to the customer, assuming all other criteria for revenue recognition are met. The policy, with respect to sales returns and allowances, generally provides that the customer may not return products or be given allowances, except at the Company’s option. We have agreements with distributors that do not provide expanded rights of return for unsold products. The distributor purchases the product from the Company, at which time title and risk of loss transfers to the distributor. The Company does not offer substantial sales incentives and credits to its distributors other than volume discounts. The Company accounts for these sales incentives as a reduction of revenues when the sale is recognized in the income statement. Accruals for sales returns, other allowances, and estimated warranty costs are provided at the time revenue is recognized based upon past experience. At December 31, 2007, 2006 and 2005, the accrual for future warranty obligations was $14.4 million, $10.9 million and $9.4 million, respectively. The Company’s expense for warranty obligations approximated $11.3 million in 2007, $7.6 million in 2006 and $7.2 million in 2005. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience, and adjustments are made periodically to reflect actual warranty expenses.

Research and Development

Company-funded research and development costs are charged to operations as incurred and during the past three years were: 2007-$52.9 million, 2006-$42.0 million and 2005-$34.8 million.

Shipping and Handling Costs

Shipping and handling costs are included in cost of sales, and were: 2007 — $27.5 million, 2006 — $23.5 million, and 2005 — $20.0 million.

Earnings per Share

The calculation of basic earnings per share is based on the average number of common shares considered outstanding during the periods. The calculation of diluted earnings per share reflects the effect of all potentially dilutive securities (principally outstanding common stock options and restricted stock grants). The following table presents the number of shares used in the calculation of basic earnings per share and diluted earnings per share:

	2007	2006	2005

Weighted average shares (in thousands):
Basic shares	105,832	104,841	103,726
Stock option and awards plans	1,748	1,767	1,852

Diluted shares	107,580	106,608	105,578

Financial Instruments and Foreign Currency Translation

Assets and liabilities of foreign operations are translated using exchange rates in effect at the balance sheet date, and their results of operations are translated using average exchange rates for the year. Certain transactions of

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company and its subsidiaries are made in currencies other than their functional currency. Exchange gains and losses from those transactions are included in operating results for the year.

The Company makes infrequent use of derivative financial instruments. Foreign currency forward contracts are entered into from time to time to hedge specific firm commitments for certain inventory purchases or export sales, thereby minimizing the Company’s exposure to foreign currency fluctuation. At December 31, 2007, the Company was a party to certain foreign currency forward contracts, which were not significant. These forward contracts were acquired as a part of a 2007 acquisition. The last of these forward contracts is expected to settle as of January 31, 2008. No forward contracts were outstanding at December 31, 2006. In instances where transactions are designated as hedges of an underlying item, the gains and losses on those transactions are included in Accumulated Other Comprehensive Income (AOCI) within stockholders’ equity to the extent they are effective as hedges. The Company has designated certain foreign-currency-denominated long-term debt as hedges of the net investment in certain foreign operations. These net investment hedges are the Company’s British-pound-denominated long-term debt and euro-denominated long-term debt, pertaining to certain European acquisitions whose functional currencies are either the British pound or the euro. These acquisitions were financed by foreign-currency-denominated borrowings under AMETEK’s revolving credit facility and were subsequently refinanced with long-term private placement debt. These borrowings were designed to create net investment hedges in each of the foreign subsidiaries on their respective dates of acquisition. Statement of Financial Accounting Standards (“SFAS”) 133, Accounting for Derivative Instruments and Hedging Activities, permits hedging the foreign currency exposure of a net investment in a foreign operation. In accordance with SFAS 133, on the respective dates of acquisition, the Company designated the British pound- and euro-denominated loans referred to above as hedging instruments to offset foreign exchange gains or losses on the net investment in the acquired business due to changes in the British pound and euro exchange rates. These net investment hedges were evidenced by management’s documentation supporting the contemporaneous hedge designation on the acquisition dates. As required by SFAS 133, any gain or loss on the hedging instrument following hedge designation (the debt), is reported in AOCI in the same manner as the translation adjustment on the investment based on changes in the spot rate, which is used to measure hedge effectiveness. As of December 31, 2007 and 2006, all net investment hedges were effective. At December 31, 2007, the translation gains on the net carrying value of the foreign-currency-denominated investments exceeded the translation losses on the carrying value of the underlying debt and are included in AOCI. An evaluation of hedge effectiveness is performed by the Company on an ongoing basis and any changes in the hedge are made as appropriate.

At December 31, 2007 and 2006, the Company had $203.2 million and $227.9 million, respectively, of British pound-denominated loans, which are designated as a hedge against the net investment in foreign subsidiaries acquired in 2006, 2004 and 2003. At December 31, 2007 and 2006, the Company had $73.0 million and $66.0 million of euro-denominated loans, which were designated as a hedge against the net investment in a foreign subsidiary acquired in 2005. As a result of these British pound- and euro-denominated loans being designated and effective as net investment hedges, approximately $9.6 million and $29.1 million of currency losses have been included in the foreign currency translation component of other comprehensive income at December 31, 2007 and 2006, respectively.

Stock-Based Compensation

The Company accounts for share-based payments in accordance with Statement of Financial Accounting Standards (“SFAS”) 123R. Accordingly, the Company expenses the fair value of awards made under its share-based plans. That cost is recognized in the financial statements over the requisite service period of the grants. See Note 8.

Goodwill and Other Intangible Assets

The Company accounts for purchased goodwill and other intangible assets in accordance with SFAS 142, Goodwill and Other Intangible Assets. Under SFAS 142, purchased goodwill and intangible assets with indefinite

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

lives, primarily trademarks and trade names, are not amortized; rather, they are tested for impairment at least annually.

Intangible assets, other than goodwill, with definite lives are amortized over their estimated useful lives. Patents are being amortized over useful lives of 4 to 20 years. Customer relationships are being amortized over a period of 2 to 20 years. Miscellaneous other intangible assets are being amortized over a period of 13 to 20 years. The Company periodically evaluates the reasonableness of the estimated useful lives of these intangible assets.

In order to test goodwill and intangible assets with indefinite lives for impairment under SFAS 142, a determination of the fair value of the Company’s reporting units and its other intangible assets with indefinite lives is required and is based upon, among other things, estimates of future operating performance. Changes in market conditions, among other factors, may have an impact on these estimates. The Company completed its required annual impairment tests in the fourth quarter of 2007, 2006 and 2005 and determined that the carrying values of goodwill and other intangible assets with indefinite lives were not impaired.

Income Taxes

The Company adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes, as of January 1, 2007. As a result of the adoption of FIN 48, the Company recognized a $4.7 million increase in liabilities associated with uncertain tax positions, including interest and penalties of $2.4 million, a decrease of $1.2 million in goodwill related to a previous business combination, and a $5.9 million charge to the January 1, 2007, opening balance of retained earnings. The Company recognizes interest and penalties accrued related to uncertain tax positions in income tax expense.

Our annual provision for income taxes and determination of the related balance sheet accounts requires management to assess uncertainties, make judgments regarding outcomes and utilize estimates. We conduct a broad range of operations around the world, subjecting us to complex tax regulations in numerous international taxing jurisdictions, resulting at times in tax audits, disputes and potential litigation, the outcome of which is uncertain. Management must make judgments currently about such uncertainties and determine estimates of our tax assets and liabilities. To the extent the final outcome differs, future adjustments to our tax assets and liabilities may be necessary.

We also are required to assess the realizability of our deferred tax assets, taking into consideration our forecast of future taxable income, available net operating loss carryforwards and available tax planning strategies that could be implemented to realize the deferred tax assets. Based on this assessment, management must evaluate the need for, and amount of, valuation allowances against our deferred tax assets. To the extent facts and circumstances change in the future, adjustments to the valuation allowances may be required.

2.	Recently Issued Financial Accounting Standards

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 creates a single model to address accounting for uncertainty in tax positions, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effect of adopting FIN 48 resulted in a noncash reduction of $5.9 million to the January 1, 2007 opening balance of retained earnings (See Note 10).

Effective January 1, 2007, the Company adopted Emerging Issues Task Force (EITF) Issue No. 06-5, Accounting for Purchases of Life Insurance- Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (“EITF 06-5”). EITF 06-5 provides guidance in determining the amount to be realized under certain insurance contracts and the related disclosures. Adoption of EITF 06-5 did not have any effect on the Company’s consolidated results of operations, financial position or cash flows.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements. SFAS 157 does not require any new fair value measurements and is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued a Staff Position No. 157-2, which delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities that are not currently recognized or disclosed at fair value on a recurring basis until fiscal years beginning after November 15, 2008. The Company is currently evaluating the impact of adopting SFAS 157 on our consolidated results of operations, financial position or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS 159”) which is effective for fiscal years beginning after November 15, 2007. This statement permits an entity to elect to measure certain assets and liabilities at fair value at specified election dates. The Company does not expect the adoption of SFAS 159 will have an effect on the Company’s consolidated results of operations, financial position or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141R”). This statement significantly changes the financial accounting and reporting of business combination transactions in the Company’s consolidated financial statements. SFAS 141R is effective for fiscal years beginning after December 15, 2008 and prohibits early adoption. The Company is currently evaluating the impact of adopting SFAS 141R on our consolidated results of operations, financial position and cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). This statement significantly changes the accounting for and reporting of noncontrolling (minority) interests in the Company’s consolidated financial statements. SFAS 160 is effective for fiscal years beginning after December 15, 2008 and prohibits early adoption. The Company is currently evaluating the impact of adopting SFAS 160 on our consolidated results of operations, financial position and cash flows.

3.	Acquisitions

The Company spent $300.6 million in cash, net of cash acquired and assumed $24.9 million in debt and other long term liabilities (including a capital lease obligation) for seven acquisitions and one small technology line. The acquisitions include Seacon Phoenix (“SCP”) in April 2007, Advanced Industries, Inc. (“Advanced”), B&S Aircraft Parts and Accessories (“B&S”) and Hamilton Precision Metals (“Hamilton”) in June 2007, Cameca SAS (“Cameca”) in August 2007, the Repair & Overhaul Division of Umeco plc (“Umeco R&O”) in November 2007, and California Instruments Corporation (“California Instruments”) in December 2007. SCP provides undersea electrical interconnect subsystems to the global submarine market. Advanced manufactures starter generators, brush and brushless motors, vane-axial centrifugal blowers for cabin ventilation, and linear actuators for the business jet, light jet, and helicopter markets. B&S provides third-party maintenance, repair and overhaul (MRO) services, primarily for starter generators and hydraulic and fuel system components, for a variety of business aircraft and helicopter applications. Hamilton produces highly differentiated niche specialty metals used in medical implant devices and surgical instruments, electronic components and measurement devices for aerospace and other industrial markets. Cameca is a manufacturer of high-end elemental analysis systems used in advanced laboratory research, semiconductor and nanotechnology applications. Umeco R&O provides third-party MRO services for a variety of helicopters and commercial and regional aircraft throughout Europe. California Instruments is a leader in the niche market for programmable alternating current (AC) power sources used to test electrical and electronic products, with an especially strong position in the high-power segment. Advanced, B&S, Cameca, and California Instruments are part of the Company’s Electronic Instruments Group (“EIG”). SCP, Hamilton and Umeco R&O are

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

part of the Company’s Electromechanical Group (“EMG”). The seven businesses acquired have annualized sales of approximately $230 million.

The acquisitions have been accounted for using the purchase method in accordance with SFAS 141, Business Combinations. Accordingly, the operating results of the above acquisitions have been included in the Company’s consolidated results from the respective dates of acquisition.

The following table represents the tentative allocation of the aggregate purchase price for the net assets of the above 2007 acquisitions based on their estimated fair value:

In millions

Property, plant and equipment	$34.4
Goodwill	170.5
Other intangible assets	81.7
Net working capital and other (a)	14.0

Allocation of purchase price	$300.6

(a)	This amount includes $24.9 million in debt and other long-term liabilities.

The amount allocated to goodwill is reflective of the benefits the Company expects to realize from the acquisitions as follows: The SCP acquisition is an excellent strategic fit with the Company’s engineered materials, interconnects and packaging business and extends the Company’s reach into new defense markets. The Advanced acquisition complements the Company’s AMPHION product line of power management products for the aerospace industry and broadens our product offering in the power management subsystem market. The B&S acquisition further expands the Company’s position in the third-party aerospace MRO market. The Hamilton acquisition is a strategic fit with our engineered materials, interconnects and packaging business and has strong positions in growing specialty metals niche markets within the aerospace and other industrial markets. The Cameca acquisition broadens the Company’s technical capabilities in high-end elemental analysis systems used in advanced laboratory research, semiconductor and nanotechnology applications. The Umeco R&O acquisition broadens the Company’s presence in the European aerospace MRO market, greatly expanding the range of products and airframe platforms that the Company supports. The California Instruments acquisition broadens the scope of our Power Instruments business, which produces power quality monitoring and metering instrumentation, and further expands our presence in the attractive electronic test and measurement equipment market. The Company expects approximately $23.5 million of the goodwill recorded on the 2007 acquisitions will be deductible in future years for tax purposes.

The Company is in the process of completing third-party valuations of certain tangible and intangible assets acquired, updating its assessment of an acquired contingent liability associated with a product liability claim pertaining to Cameca, as well as finalizing restructuring plans for certain acquisitions. Adjustments to the allocation of purchase price will be recorded within the purchase price allocation period of up to twelve months subsequent to the period of acquisition. Therefore, the allocation of the purchase price is subject to revision.

The valuations for the $81.7 million preliminarily assigned to other intangible assets, related to the 2007 acquisitions, are currently being finalized by third-party appraisers. In connection with the finalization of the 2006 acquisitions, $56.4 million was assigned to intangible assets, which consisted primarily of patents, technology, customer relationships and trade names with estimated lives ranging from five to 20 years.

In 2006, the Company spent $177.6 million, net of cash received, for five new businesses and two small technology lines. The businesses acquired included Pulsar Technologies, Inc. (“Pulsar”) in February 2006, PennEngineering Motion Technologies, Inc. (“Pittman”) in May 2006, Land Instruments International Limited (“Land Instruments”) in June 2006, Precitech in November 2006 and Southern Aeroparts, Inc. (“SAI”) in December 2006. Pulsar is a leading designer and manufacturer of specialized communications equipment for the electric utility market and is part of EIG. Pittman is a leading designer and manufacturer of highly engineered motors and is

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

part of EMG. Land Instruments is a global supplier of high-end analytical instrumentation and is part of EIG. Precitech is a leading manufacturer of ultraprecision machining systems for a variety of markets, including nanotechnology, military, defense and ophthalmic and is part of EIG. SAI is a provider of third-party maintenance, repair and overhaul services to the commercial aerospace industry and is part of EMG.

Had the 2007 acquisitions been made at the beginning of 2007, unaudited pro forma net sales, net income, and diluted earnings per share for the year ended December 31, 2007 would not have been materially different than the amounts reported.

Had the 2007 acquisitions and the 2006 acquisitions been made at the beginning of 2006, pro forma net sales, net income, and diluted earnings per share for the year ended December 31, 2006 would have been as follows (in millions, except per share amount):

Unaudited Pro Forma Results of
Operations
Year Ended
December 31, 2006

Net sales	$2,057.8
Net income	$187.4
Diluted earnings per share	$1.76

Pro forma results are not necessarily indicative of the results that would have occurred if the acquisitions had been completed at the beginning of 2006.

In 2005, the Company made three acquisitions. In October 2005, the Company acquired HCC Industries (“HCC”) for approximately $162 million in cash, net of cash received. HCC is a leading designer and manufacturer of highly engineered hermetic connectors, terminals, headers and microelectronics packages for sophisticated electronic applications in the aerospace, defense, industrial and petrochemical markets. HCC is part of EMG. In September 2005, the Company acquired the Solartron Group (“Solartron”) from Roxboro Group PLC for approximately 42 million British pounds, or $75 million in cash, net of cash received. United Kingdom-based Solartron is a leading supplier of analytical instrumentation for the process, laboratory, and other industrial markets. Solartron is part of EIG. In June 2005, the Company acquired SPECTRO Beteiligungs GmbH (“SPECTRO”), the holding company of SPECTRO Analytical Instruments GmbH & Co. KG and its affiliates, from an investor group led by German Equity Partners BV for approximately 80 million euros, or $96.9 million in cash, net of cash received. SPECTRO is a leading global supplier of atomic spectroscopy analytical instrumentation. SPECTRO is a part of EIG. In the second and third quarters of 2005, the Company also purchased two small technology lines for cash. The technologies acquired are related to the Company’s brushless DC motor and precision pumping system businesses in EMG and EIG, respectively.

Acquisitions Subsequent to Year-end

The Company spent a total of approximately $77 million in cash to acquire Motion Control Group (“MCG”), Drake Air (“Drake”) and Newage Testing Instruments (“Newage”) in February 2008. MCG is a leading global manufacturer of highly customized motors and motion control solutions for the medical, life sciences, industrial automation, semiconductor and aviation markets. MCG greatly enhances our capability in providing precision motion technology solutions. Drake is a provider of heat-transfer repair services to the commercial aerospace industry and further expands our presence in the global aerospace maintenance, repair and overhaul (MRO) services industry. Newage is a manufacturer of hardness testing equipment used by the automotive, aerospace, oil exploration and defense industries. The Newage acquisition complements our Lloyd Instruments universal materials testing machines and broadens the range of materials testing solutions we can provide. MCG and Drake are part of the Company’s Electromechanical Group and Newage is a part of the Company’s Electronic Instruments Group.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Goodwill and Other Intangible Assets

The changes in the carrying amounts of goodwill by segment for the years ended December 31, 2007 and 2006 were as follows (in millions):

	EIG	EMG	Total

Balance at December 31, 2005	$482.1	$303.1	$785.2
Goodwill acquired during the year	33.4	79.0	112.4
Purchase price allocation adjustments and other*	(9.4)	(39.7)	(49.1)
Foreign currency translation adjustments	25.6	7.3	32.9

Balance at December 31, 2006	531.7	349.7	881.4
Goodwill acquired during the year	84.2	86.3	170.5
Purchase price allocation adjustments and other*	(9.2)	(12.8)	(22.0)
Foreign currency translation adjustments	15.3	0.5	15.8

Balance at December 31, 2007	$622.0	$423.7	$1,045.7

*	Purchase price allocation adjustments reflect final purchase price allocations and revisions to certain preliminary allocations for recent acquisitions, which include reclassifications between goodwill and other intangible assets.

Other intangible assets are as follows:

	2007	2006
	(In thousands)

Definite-lived intangible assets (subject to amortization):
Patents	$37,037	$36,371
Purchased technology	34,865	33,997
Customer lists	118,047	79,976
Other acquired intangibles	55,053	28,459

	245,002	178,803

Accumulated amortization:
Patents	(24,220)	(23,517)
Purchased technology	(21,717)	(19,886)
Customer lists	(12,361)	(9,550)
Other acquired intangibles	(26,605)	(24,201)

	(84,903)	(77,154)

Net intangible assets subject to amortization	160,099	101,649
Indefinite-lived intangible assets (not subject to amortization):
Trademarks and trade names	152,250	98,079

	$312,349	$199,728

Amortization expense was $10.4 million, $7.0 million, and $4.5 million for the years ended December 31, 2007, 2006, and 2005, respectively. Amortization expense for each of the next five years is expected to approximate $14.6 million per year, not considering the impact of potential future acquisitions.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Other Balance Sheet Information

	2007	2006
	(In thousands)

INVENTORIES
Finished goods and parts	$52,206	$46,148
Work in process	86,858	56,502
Raw materials and purchased parts	162,615	134,133

	$301,679	$236,783

PROPERTY, PLANT AND EQUIPMENT
Land	$28,720	$23,812
Buildings	195,888	165,599
Machinery and equipment	592,950	560,411

	817,558	749,822
Less accumulated depreciation	(524,451)	(491,814)

	$293,107	$258,008

ACCRUED LIABILITIES
Accrued employee compensation and benefits	$56,171	$41,039
Other	113,967	101,021

	$170,138	$142,060

	2007	2006	2005
	(In thousands)

ALLOWANCES FOR POSSIBLE LOSSES ON ACCOUNTS AND NOTES RECEIVABLE
Balance at beginning of year	$7,387	$7,581	$7,628
Additions charged to expense	663	1,511	581
Recoveries credited to allowance	22	182	10
Write-offs	(2,122)	(501)	(400)
Currency translation adjustment and other	443	(1,386)	(238)

Balance at end of year	$6,393	$7,387	$7,581

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Debt

At December 31, 2007 and 2006, long-term debt consisted of the following:

	December 31,
	2007	2006
	(In thousands)

U.S. dollar 7.20% senior notes due 2008	$225,000	$225,000
U.S. dollar 6.20% senior notes due 2017	270,000	—
U.S. dollar 6.30% senior notes due 2019	100,000	—
British pound 5.96% senior note due 2010	99,340	97,905
British pound floating-rate term note due through 2010 (6.82% at December 31, 2007)	24,339	35,246
Euro 3.94% senior note due 2015	72,993	66,007
British pound 5.99% senior note due 2016	79,480	78,324
Accounts receivable securitization due 2008	—	75,000
Revolving credit loan	—	96,748
Other, principally foreign	31,806	7,645

	$902,958	$681,875
Less: current portion	(236,005)	(163,608)

Total long-term debt	$666,953	$518,267

Maturities of long-term debt outstanding at December 31, 2007 are as follows: $5.5 million in 2009; $121.6 million in 2010; $1.5 million in 2011; $3.6 million in 2012; $1.5 million in 2013; and $533.3 million in 2014 and thereafter.

In the third quarter of 2007, the Company completed a private placement agreement to sell $450 million in senior notes to a group of institutional investors. There are two funding dates for the senior notes. The first funding occurred in December 2007 for $370 million, consisting of $270 million in aggregate principal amount of 6.20% senior notes due December 2017 and $100 million in aggregate principal amount of 6.30% senior notes due December 2019. The second funding date will be in July 2008 for $80 million in aggregate principal amount of 6.35% senior notes due July 2018. The notes will carry a weighted average interest rate of approximately 6.25%. The proceeds from the first funding of the notes were used to pay down the Company’s revolving credit facility, which included a foreign portion related to the 2007 acquisition of Cameca SAS and the 2006 acquisition of Land Instruments, as well as borrowings outstanding under the Company’s accounts receivable securitization program. Additionally, the proceeds from the private placement were used to purchase California Instruments in December 2007, with the remaining proceeds held in cash equivalent money market funds at December 31, 2007.

At December 31, 2007, the Company has an outstanding 12.3 million British pound ($24.3 million at December 31, 2007) 6.82% (London Interbank Offered Rate (LIBOR) plus .69%) floating-rate term loan with annual installment payments due through 2010. In September 2005, the Company issued a 50 million euro ($73.0 million at December 31, 2007) 3.94% senior note due 2015. In November 2004, the Company issued a 40 million British pound ($79.5 million at December 31, 2007) 5.99% senior note due in 2016. In September 2003, the Company issued a 50 million British pound ($99.3 million at December 31, 2007) 5.96% senior note due in 2010.

The Company has an accounts receivable securitization facility agreement with a wholly owned, special-purpose subsidiary, and the special-purpose subsidiary has a receivables sale agreement with two banks, whereby it can sell to a third party up to $110.0 million of its trade accounts receivable on a revolving basis. The securitization facility is a financing vehicle utilized by the Company because it generally offers attractive rates relative to other

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

financing sources. When borrowings are outstanding under the facility, all securitized accounts receivable and related debt are reflected on the Company’s consolidated balance sheet.

The special-purpose subsidiary is the servicer of the accounts receivable under the securitization facility. The accounts receivable securitization facility was amended and restated in May 2007 to increase the Company’s available borrowing capacity from $75 million to $110 million as well as extend the expiration date from May 2007 to May 2008. The Company intends to renew the securitization facility on an annual basis. Interest rates on amounts drawn down are based on prevailing market rates for short-term commercial paper plus a program fee. The Company also pays a commitment fee on any unused commitments under the securitization facility. The Company’s accounts receivable securitization is accounted for as a secured borrowing under SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

At December 31, 2007 the Company had no borrowings outstanding on the accounts receivable securitization. At December 31, 2006, the securitized accounts receivable and the corresponding debt on the consolidated balance sheet was $75.0 million. Interest expense under this facility is not significant. The weighted average interest rate when borrowings were outstanding under the accounts receivable securitization during 2007 and 2006 was 5.7% and 5.4%, respectively.

In June 2007, the Company amended its revolving credit facility, increasing the total borrowing capacity from $400 million to $550 million, which includes an accordion feature that permits the Company to request up to an additional $100 million in revolving credit commitments at any time during the life of the revolving credit agreement under certain conditions. The amendment also extended the term of the facility from October 2011 to June 2012.

Interest rates on outstanding loans under the revolving credit facility are either at LIBOR or Euribor plus a negotiated spread, or at the U.S. prime rate. At December 31, 2007 the Company had no borrowings outstanding under the revolving credit facility. At December 31, 2006, the Company had outstanding revolving credit loans of $96.7 million. The weighted average interest rate on the revolving credit facility for the periods ended December 31, 2007 and 2006 was 5.82% and 5.54%, respectively. The Company had outstanding letters of credit totaling $24.7 million and $27.2 million at December 31, 2007 and 2006, respectively.

The revolving credit facility places certain restrictions on allowable additional indebtedness. At December 31, 2007 the Company had available borrowing capacity of $525.3 million under its $550 million revolving bank credit facility, which includes an accordion feature allowing $100 million of additional borrowing capacity.

The private placement, floating-rate term loan, the senior notes, the revolving credit facility and the accounts receivable securitization are subject to certain customary covenants, including financial covenants that, among other things, require the Company to maintain certain debt to EBITDA and interest coverage ratios.

Foreign subsidiaries of the Company had available credit facilities with local foreign lenders of approximately $81.9 million at December 31, 2007. Foreign subsidiaries had debt outstanding at December 31, 2007 totaling $56.1 million, including $45.1 million reported in long-term debt.

The approximate weighted average interest rate on total debt outstanding at December 31, 2007 and 2006 was 6.3%.

7.	Stockholders’ Equity

In 2007, the Company repurchased 144,000 shares of its common stock for $5.4 million in cash under its current share repurchase authorization. In 2006, the Company used cash of $21.1 million for the repurchase of 750,000 shares of its common stock. At December 31, 2007, approximately $25.9 million of the then current share repurchase authorization was unexpended. On January 24, 2008, the Board of Directors authorized an increase of $50 million in the authorization for the repurchase of its common stock. This increase will be added to the $25.9 million that remained available from an existing $50 million authorization approved in March 2003, for a

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

total of $75.9 million available for repurchases of the Company’s common stock. Subsequent to December 31, 2007, the Company has repurchased an additional 1,000,057 shares of its common stock for approximately $43.5 million. Therefore, the remaining balance available for repurchases of the Company’s common stock is $32.4 million as of the filing of the Company’s Form 10-K for the year ended December 31, 2007. At December 31, 2007, the Company held approximately 2.4 million shares in its treasury at a cost of $39.3 million, compared with approximately 2.4 million shares at a cost of $37.2 million at the end of 2006. The number of shares outstanding at December 31, 2007 was 107.4 million shares, compared with 106.1 million shares at December 31, 2006.

The Company has a Shareholder Rights Plan, under which the Company’s Board of Directors declared a dividend of one Right for each share of Company common stock owned at the close of business on June 2, 2007, and has authorized the issuance of one Right for each share of Common Stock of the Company issued between the Record Date and the Distribution Date. The Plan provides, under certain conditions involving acquisition of the Company’s common stock, that holders of Rights, except for the acquiring entity, would be entitled (i) to purchase shares of preferred stock at a specified exercise price, or (ii) to purchase shares of common stock of the Company, or the acquiring company, having a value of twice the Rights exercise price. The Rights under the Plan expire in June 2017.

8.	Share-Based Compensation

Under the terms of the Company’s stockholder-approved share-based plans, incentive and nonqualified stock options and restricted stock awards have been, and may be, issued to the Company’s officers, management-level employees and members of its Board of Directors. In 2007, the Board of Directors and the Company’s stockholders approved the 2007 Omnibus Incentive Compensation Plan, which permits the issuance of up to 3.5 million shares of Company common stock. Employee and nonemployee Director stock options generally vest at a rate of 25% per year, beginning one year from the date of the grant and restricted stock awards generally have a four-year cliff vesting. Options primarily have a maximum contractual term of seven years. At December 31, 2007, 8.7 million shares of Company common stock were reserved for issuance under the Company’s share-based plans, including 3.8 million shares for stock options outstanding.

The Company issues previously unissued shares when options are exercised, and shares are issued from treasury stock upon the award of restricted stock.

Effective January 1, 2006, the Company adopted the provisions of SFAS 123R using the modified retrospective transition method. Among other things, SFAS 123R supersedes APB 25 and the intrinsic value method of accounting, and requires companies to measure and record compensation expense related to all stock awards by recognizing the unamortized grant date fair value of the awards over their requisite service periods in the financial statements. For grants under any of the Company’s plans that are subject to graded vesting over a service period, the Company recognizes expense on a straight-line basis over the requisite service period for the entire award.

Under the modified retrospective method, compensation cost is recognized in the financial statements as if the recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, had been applied to all share-based payments granted subsequent to the original effective date of SFAS 123 (January 1, 1995). As such, operating results for periods prior to 2006 have been retrospectively adjusted utilizing the fair value of stock options originally determined for the purpose of providing the pro forma disclosures in the Company’s prior financial statements.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of each option grant is estimated on the date of grant using a Black-Scholes-Merton option pricing model. The following weighted average assumptions were used in the Black-Scholes-Merton model to estimate the fair values of options granted during the years indicated:

	2007	2006	2005

Expected stock volatility	22.4%	24.4%	26.1%
Expected life of the options (years)	4.7	4.8	5.0
Risk-free interest rate	4.53%	4.71%	4.00%
Expected dividend yield	0.66%	0.50%	0.63%

Expected volatility is based on the historical volatility of the Company’s stock. The Company used historical exercise data to estimate the options’ expected life, which represents the period of time that the options granted are expected to be outstanding. Management anticipates that the future option holding periods will be similar to the historical option holding periods. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve at the time of grant. Compensation expense recognized for all share-based awards is net of estimated forfeitures. The Company’s estimated forfeiture rates are based on its historical experience.

Total share-based compensation expense recognized under SFAS 123R for the years ended December 31 follows:

	2007	2006	2005
	(In thousands)

Stock option expense	$5,884	$5,541	$5,920
Restricted stock expense	9,646	6,900	4,661

Total pretax expense	15,530	12,441	10,581
Related tax benefit	(4,180)	(3,116)	(2,818)

Reduction of net income	$11,350	$9,325	$7,763

Reduction of earnings per share:
Basic	$0.11	$0.09	$0.07

Diluted	$0.11	$0.09	$0.07

Pretax share-based compensation expense is included in either cost of sales, or selling, general and administrative expenses, depending on where the recipient’s cash compensation is reported.

A summary of the Company’s stock option activity and related information as of and for the year ended December 31, 2007 follows:

			Weighted Average
		Weighted Average	Remaining Contractual
	Shares	Exercise Price	Life (Years)
	(In thousands)

Outstanding at beginning of year	4,511	$18.28
Granted	687	36.68
Exercised	(1,270)	13.07
Forfeited	(122)	27.19

Outstanding at end of year	3,806	$23.05	3.9

Exercisable at end of year	2,128	$16.94	2.9

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The aggregate intrinsic value of options exercised during 2007, 2006 and 2005 was $32.2 million, $17.6 million and $34.6 million, respectively. The total fair value of the stock options vested during 2007, 2006 and 2005 was $5.7 million, $5.7 million and $5.9 million, respectively. The aggregate intrinsic value of the stock options outstanding at December 31, 2007 was $90.5 million. The aggregate intrinsic value of the stock options exercisable at December 31, 2007 was $63.6 million. The weighted average Black-Scholes-Merton fair value of stock options granted per share was $9.58 for 2007, $9.55 for 2006 and $7.25 for 2005.

A summary of the status of the Company’s nonvested options outstanding as of and changes for the year ended December 31, 2007 is presented below:

		Weighted Average
		Grant Date
	Shares	Fair Value
	(In thousands)

Nonvested options outstanding at beginning of year	2,063	$6.99
Granted	687	9.58
Vested	(950)	6.01
Forfeited	(122)	7.81

Nonvested options outstanding at end of year	1,678	$8.37

Expected future pretax compensation expense relating to the 1.7 million nonvested options outstanding as of December 31, 2007 is $10.2 million, which is expected to be recognized over a weighted-average period of approximately two years.

The fair value of restricted shares under the Company’s restricted stock arrangement is determined by the product of the number of shares granted and the grant date market price of the Company’s common stock. Upon the grant of restricted stock, the fair value of the restricted shares (unearned compensation) at the date of grant is charged as a reduction of capital in excess of par value in the Company’s consolidated balance sheet and is amortized to expense on a straight-line basis over the vesting period, which is the same as the calculated derived service period as determined on the grant date. Restricted stock awards are also subject to accelerated vesting due to certain events, including doubling of the grant price of the Company’s common stock as of the close of business during any five consecutive trading days. On February 20, 2007, July 9, 2007, and October 2, 2007 an aggregate of 472,612 shares of restricted stock vested under the accelerated vesting provision. The charge to income due to the accelerated vesting of these shares did not have a material impact on our earnings for the year ended December 31, 2007.

A summary of the status of the Company’s nonvested restricted stock outstanding as of and for the year ended December 31, 2007 is presented below:

		Weighted Average
		Grant Date
	Shares	Fair Value
	(In thousands)

Nonvested restricted stock outstanding at beginning of year	1,439	$23.99
Granted	237	36.89
Exercised	(498)	18.87
Forfeited	(45)	28.42

Nonvested restricted stock outstanding at end of year	1,133	$28.77

The total fair value of the restricted stock that vested during 2007, 2006 and 2005 was not material. The weighted average fair value of restricted stock granted per share during 2007 and 2006 was $36.89 and $32.98, respectively. Expected future pretax compensation expense related to the 1.1 million nonvested restricted shares outstanding as of December 31, 2007 is $19.6 million, which is expected to be recognized over a weighted-average period of approximately three years.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Under a Supplemental Executive Retirement Plan (“SERP”) in 2007, the Company reserved 15,207 shares of common stock. Reductions for retirements and terminations were 5,865 shares in 2007. The total number of shares of common stock reserved under the SERP was 255,115 as of December 31, 2007. Charges to expense under the SERP are not significant in amount, and are considered pension expense with the offsetting credit reflected in capital in excess of par value.

9.	Leases and Other Commitments

Minimum aggregate rental commitments under noncancellable leases in effect at December 31, 2007 (principally for production and administrative facilities and equipment) amounted to $76.8 million, consisting of payments of $14.3 million in 2008, $11.2 million in 2009, $8.5 million in 2010, $5.2 million in 2011, $4.6 million in 2012, and $33.0 million in 2013 and thereafter. Rental expense was $19.1 million in 2007, $15.2 million in 2006 and $14.5 million in 2005. The leases expire over a range of years from 2008 to 2040, with renewal or purchase options, subject to various terms and conditions, contained in most of the leases.

The Company acquired a capital lease obligation in 2007 for land and a building. The lease has a term of twelve years, which began July 2006, and is payable quarterly. Property, plant and equipment as of December 31, 2007 includes a building of $15.1 million, net of $0.7 million of accumulated depreciation and land of $2.2 million. Amortization of the leased assets of $0.3 million is included in 2007 depreciation expense. Future minimum lease payments are estimated to be $0.9 million in 2008, $0.9 million in 2009, $1.0 million in 2010, $1.0 million in 2011, $1.1 million in 2012, and $11.1 million thereafter, for total minimum lease payments of $16.0 million, net of interest.

As of December 31, 2007 and 2006, the Company had $189.2 million and $179.9 million, respectively, in purchase obligations outstanding, which primarily consisted of contractual commitments to purchase certain inventories at fixed prices.

10.	Income Taxes

The components of income before income taxes and the details of the provision for income taxes are as follows:

	2007	2006	2005
	(In thousands)

Income before income taxes:
Domestic	$244,550	$197,718	$150,733
Foreign	91,894	65,968	47,554

Total	$336,444	$263,686	$198,287

Provision for income taxes:
Current:
Federal	$66,386	$49,571	$30,907
Foreign	28,929	26,632	18,641
State	8,340	6,073	3,249

Total current	103,655	82,276	52,797

Deferred:
Federal	4,751	(705)	8,857
Foreign	(2,036)	(259)	(598)
State	2,054	440	874

Total deferred	4,769	(524)	9,133

Total provision	$108,424	$81,752	$61,930

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant components of the Company’s deferred tax (asset) liability as of December 31 are as follows:

	2007	2006
	(In thousands)

Current deferred tax (asset) liability:
Reserves not currently deductible	$(19,056)	$(16,565)
Stock-based compensation	(1,223)	(2,544)
Net operating loss carryforwards	(107)	(6,638)
Foreign tax credit carryforwards	(3,106)	(4,963)
Other	198	352

	(23,294)	(30,358)
Less: Valuation allowance*	—	3,835

Net current deferred tax asset	$(23,294)	$(26,523)

Noncurrent deferred tax (asset) liability:
Differences in basis of property and accelerated depreciation	$18,802	$22,085
Reserves not currently deductible	(18,066)	(21,405)
Pensions	24,505	9,440
Difference in basis of intangible assets and accelerated amortization	91,508	63,053
Residual U. S. tax on unremitted earnings of certain foreign subsidiaries	—	2,364
Net operating loss carryforwards	(4,917)	(4,224)
Stock-based compensation	(4,182)	(4,149)
Other	4,383	(4,391)

Noncurrent deferred tax liability	112,033	62,773
Less: Valuation allowance*	4,535	2,308

Noncurrent deferred tax liability	116,568	65,081

Net deferred tax liability	$93,274	$38,558

*	The December 31, 2007 valuation allowance includes $4.5 million related to business acquisitions that would increase goodwill if reversed.

The effective rate of the provision for income taxes reconciles to the statutory rate as follows:

	2007	2006	2005

Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	1.9	1.6	1.5
Tax benefits from qualified export sales	—	(2.6)	(2.6)
Foreign operations, net*	(4.6)	(0.5)	(2.1)
Closure of prior tax years	—	—	(0.4)
Change in valuation allowance	—	(2.0)	2.0
Other	(0.1)	(0.5)	(2.2)

	32.2%	31.0%	31.2%

*	Includes the effects of statutory tax rate reductions in Italy, United Kingdom and Germany during 2007.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the second quarter of 2007, the Company finalized its plans to reinvest undistributed earnings of its foreign subsidiaries in future international expansion initiatives, therefore the Company reversed a previously recorded deferred tax liability of $2.4 million. As of December 31, 2007, there is no provision for U.S. deferred income taxes for the undistributed earnings of foreign subsidiaries, which total approximately $152.8 million. If the company were to distribute those earnings to the United States, the Company would be subject to U.S. income taxes based on the excess of the U.S. statutory rate over statutory rates in the foreign jurisdiction and withholding taxes payable to the various foreign countries. Determination of the amount of the unrecognized deferred income tax liability on these undistributed earnings is not practicable.

As of December 31, 2007, the Company has tax benefits of approximately $5.0 million related to net operating loss carryforwards, which will be available to offset future income taxes payable, subject to certain annual or other limitations based on foreign and U.S. tax law. This amount includes net operating loss carryforwards of $4.0 million for federal income tax purposes with a valuation allowance of $3.7 million, and $1.0 million for state income tax purposes with a valuation allowance of $0.8 million. These net operating loss carryforwards if not used, will expire between 2010 and 2030. As of December 31, 2007, the Company has U.S. and foreign tax credit carry forwards of approximately $3.1 million which begin to expire in 2014.

The Company maintains a valuation allowance to reduce certain deferred tax assets to amounts that are more likely than not to be realized. This allowance primarily relates to the deferred tax assets established for net operating loss carryforwards. Any reductions in the allowance resulting from the realization of the loss carryforwards of acquired companies will result in a reduction of goodwill. In 2007, the Company recorded a net reduction in goodwill of $1.6 million related to the utilization of net operating loss carryforwards.

As disclosed in Note 1, the Company adopted FIN 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the adoption of FIN 48, the company recognized a $4.7 million increase in liabilities associated with unrecognized tax benefits, including interest and penalties of $2.4 million, a decrease of $1.2 million in goodwill related to a previous business combination, and a $5.9 million charge to the January 1, 2007, opening balance of retained earnings.

After recognizing the impacts of adopting FIN 48, as of the adoption date, the Company had gross unrecognized tax benefits of $24.9 million of which $23.6 million, if recognized, would affect the effective tax rate.

Under FIN 48, the Company has elected to continue its prior practice of accounting for interest and penalties on uncertain tax positions as income tax. As a result, the Company has reported $3.0 million in the aggregate related to interest and penalty exposure as accrued income tax expense in the balance sheet as of December 31, 2007 and during 2007, the Company recognized $1.5 million of interest and penalties in the income statement.

The most significant tax jurisdiction for the Company is the United States. The Company files income tax returns in various state and foreign tax jurisdictions, in some cases for multiple legal entities per jurisdiction. Generally, the Company has open tax years subject to tax audit on average of between 3 to 6 years in these jurisdictions. The Internal Revenue Service (IRS), is currently examining the Company’s U.S. income tax returns for 1999-2005. The Company has not materially extended any other statutes of limitation for any significant location and has reviewed and accrued for, where necessary, tax liabilities for open periods. Tax years in certain state and foreign jurisdictions remain subject to examination; however the uncertain tax positions related to these jurisdictions are not considered material. In addition to the IRS audit, the Company is also pursuing treaty clearance related to interest deductibility outside of the U.S. which, if received, could have a material impact on the tax expense during 2008. Unrecognized tax benefits in total related to the IRS audit and treaty clearances is $17.8 million at December 31, 2007. There can be no assurance that any portion of this will be favorably resolved.

During 2007, the Company added $1.9 million of tax, interest and penalties related to 2007 activity for identified uncertain tax positions and reversed $3.9 million of tax and interest related to statute expirations and settlement of prior uncertain positions.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the liability for uncertain tax positions for the year ended December 31, 2007 follows:

2007
(In millions)

Opening Balance — January 1, 2007	$24.9
Additions for tax positions related to the current year	1.3
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	(3.2)
Reductions due to statute expirations	(0.3)

Ending Balance — December 31, 2007	$22.7

11.	Retirement Plans and Other Postretirement Benefits

Retirement and Pension Plans

The Company sponsors several retirement and pension plans covering eligible salaried and hourly employees. The plans generally provide benefits based on participants’ years of service and/or compensation. The following is a brief description of the Company’s retirement and pension plans. The Company adopted the balance sheet recognition requirements of SFAS 158 as of December 31, 2006.

The Company maintains contributory and noncontributory defined benefit pension plans. Benefits for eligible salaried and hourly employees under all defined benefit plans are funded through trusts established in conjunction with the plans. The Company’s funding policy with respect to its defined benefit plans is to contribute amounts that provide for benefits based on actuarial calculations and the applicable requirements of U.S. federal and local foreign laws. AMETEK estimates that it will make cash contributions of approximately $5 million to its worldwide defined benefit pension plans in 2008.

The Company uses a measurement date of December 31 (its fiscal year-end) for its U.S. defined benefit pension plans and an October 1 measurement date for its foreign defined benefit pension plans. Effective for fiscal years beginning after December 15, 2008, SFAS 158 requires the measurement date to be the Company’s fiscal year-end for all defined benefit plans.

The Company sponsors a 401(k) retirement and savings plan for eligible U.S. employees. Participants in the savings plan may contribute a portion of their compensation on a before-tax basis. The Company matches employee contributions on a dollar-for-dollar basis up to 6% of eligible compensation or a maximum of $1,200 per participant.

The Company’s retirement and savings plan has a defined contribution retirement feature principally to cover U.S. salaried employees joining the Company after December 31, 1996. Under the retirement feature, the Company makes contributions for eligible employees based on a pre-established percentage of the covered employee’s salary subject to pre-established vesting. Employees of certain of the Company’s foreign operations participate in various local defined contribution plans.

The Company also has a defined contribution retirement plan for certain of its U.S. acquired businesses for the benefit of eligible employees. Company contributions are made for each participant up to a specified percentage, not to exceed 6% of the participant’s base compensation.

The Company has nonqualified unfunded retirement plans for its Directors and certain retired employees. It also provides supplemental retirement benefits, through contractual arrangements and/or a Supplemental Executive Retirement Plan (SERP) covering certain current and former executives of the Company. These supplemental benefits are designed to compensate the executive for retirement benefits that would have been provided under the Company’s primary retirement plan, except for statutory limitations on compensation that must be taken into account under those plans. The projected benefit obligations of the SERP and the contracts will primarily be funded

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

by a grant of shares of the Company’s common stock upon retirement or termination of the executive. The Company is providing for these obligations by charges to earnings over the applicable periods.

The following tables set forth the changes in benefit obligations and the fair value of plan assets for the funded and unfunded defined benefit plans for 2007 and 2006:

	2007	2006
	(In thousands)

Change in projected benefit obligation (“PBO”)
Net projected benefit obligation at beginning of year	$495,101	$440,071
Service cost	6,927	6,479
Interest cost	27,750	25,314
Acquisitions	2,766	36,996
Foreign currency translation adjustment	6,357	10,509
Employee contributions	910	651
Actuarial (gains) losses	(29,504)	(2,110)
Gross benefits paid	(25,156)	(22,809)

Net projected benefit obligation at end of year	$485,151	$495,101

Change in plan assets:
Fair value of plan assets at beginning of year	$499,766	$407,741
Actual return on plan assets	55,420	58,532
Acquisitions	2,379	34,251
Employer contributions	5,357	13,721
Employee contributions	910	651
Foreign currency translation adjustment	4,854	7,679
Gross benefits paid	(25,156)	(22,809)

Fair value of plan assets at end of year	$543,530	$499,766

The accumulated benefit obligation (“ABO”) at the end of 2007 and 2006 consisted of the following:

	2007	2006
	(In thousands)

Funded plans	$463,874	$469,577
Unfunded plans	6,039	6,115

Total	$469,913	$475,692

Weighted-average assumptions used to determine end-of-year benefit obligations:

	2007	2006

U.S. Defined Benefit Pension Plans:

Discount rate	6.25%	5.90%
Rate of compensation increase (where applicable)	3.75%	3.75%

Foreign Defined Benefit Pension Plans:

Discount rate	5.89%	5.00%
Rate of compensation increase (where applicable)	3.86%	3.61%

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The asset allocation percentages for the Company’s U.S. defined benefit pension plans at December 31, 2007 and 2006, and the target allocation percentages for 2008 by asset category, are as follows:

U.S. Defined Benefit Pension Plans:

		Percent of Plan Assets
	Target Allocation	at Year-End
Asset Category	2008	2007	2006

Equity securities	50%-70%	61%	63%
Debt securities	20%-40%	28%	27%
Other(a)	0%-15%	11%	10%

Total		100%	100%

(a)	Amounts in 2007 and 2006 include an approximate 10% investment in alternative assets consisting of hedge funds. Amounts in 2007 and 2006 also include cash and cash equivalents.

The fair value of plan assets for U.S. plans was $418.3 million and $396.3 million at December 31, 2007 and 2006, respectively. The expected long-term rate of return on these plan assets was 8.25% in 2007 and 2006. At December 31, 2007 and 2006, equity securities included 679,200 shares of AMETEK, Inc. common stock with a market value of $31.8 million (7.6% of total plan investment assets) at December 31, 2007 and a market value of $21.6 million (5.5% of total plan investment assets) at December 31, 2006.

The objectives of the AMETEK, Inc. U.S. defined benefit plans’ investment strategy are to maximize the plans’ funded status and minimize Company contributions and plan expense. Because the goal is to optimize returns over the long term, an investment policy that favors equity holdings has been established. Since there may be periods of time where both equity and fixed-income markets provide poor returns, an allocation to alternative assets may be made to improve the overall portfolio’s diversification and return potential. The Company periodically reviews its asset allocation, taking into consideration plan liabilities, plan benefit payment streams and the investment strategy of the pension plans. The actual asset allocation is monitored frequently relative to the established targets and ranges, and rebalanced when necessary.

The equity portfolio is diversified by market capitalization and style. The equity portfolio also includes an international component.

The objective of the fixed-income portion of the pension assets is to provide interest rate sensitivity for a portion of the assets and to provide diversification. The fixed-income portfolio is diversified within certain quality and maturity guidelines in an attempt to minimize the adverse effects of interest rate fluctuations.

Other than for investments in alternative assets, described in note (a) above, certain investments are prohibited. Prohibited investments include venture capital, private placements, unregistered or restricted stock, margin trading, commodities, limited partnerships, short selling, and rights and warrants. Foreign currency futures, options, and forward contracts may be used to manage foreign currency exposure.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Company’s foreign defined benefit pension plans, the asset allocation percentages at December 31, 2007 and 2006, and the target allocation percentages for 2008, by asset category, are as follows:

Foreign Defined Benefit Pension Plans:

		Percent of Plan Assets
	Target Allocation	at Year-End
Asset Category	2008	2007	2006

Equity securities	70%-90%	82%	83%
Debt securities	5%-15%	11%	10%
Real estate	0%-5%	3%	5%
Other(a)	—	4%	2%

Total		100%	100%

(a)	Primarily cash, cash equivalents and insurance contracts.

The objective of AMETEK, Inc.’s foreign defined benefit plans’ investment strategy is to maximize the long-term rate of return on plan investments, subject to a reasonable level of risk. Liability studies are also performed on a regular basis to provide guidance in setting investment goals with an objective to balance risks against the current and future needs of the plans. The trustees consider the risk associated with the different asset classes, relative to the plans’ liabilities and how this can be affected by diversification, and the relative returns available on equities, fixed-income investments, real estate and cash. Also, the likely volatility of those returns and the cash flow requirements of the plans are considered. It is expected that equities will outperform fixed-income investments over the long term. However, the trustees recognize the fact that fixed-income investments may better match the liabilities for pensioners. Because of the relatively young active employee group covered by the plans, and the immature nature of the plans, the trustees have chosen to adopt an asset allocation strategy more heavily weighted toward equity investments. This asset allocation strategy will be reviewed from time to time in view of changes in market conditions and in the plans’ liability profile.

The assumption for the expected return on plan assets was developed based on a review of historical investment returns for the investment categories for the defined benefit pension assets. This review also considered current capital market conditions and expectations of projected future investment returns. The estimates of future capital market returns by asset category are lower than the actual long-term historical returns. The current low interest rate environment also influences this outlook. Therefore, the assumed rate of return for U.S. and foreign plans remains at 8.25% and 7.00%, respectively, for 2008.

At the end of 2007 and 2006, the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets, and pension plans with an accumulated benefit obligation in excess of plan assets, were as follows (in thousands):

	Projected Benefit		Accumulated Benefit
	Obligation Exceeds		Obligation Exceeds
	Fair Value of Assets		Fair Value of Assets
	2007	2006	2007	2006

Projected benefit obligation	$95,158	$136,800	$94,104	$136,800
Accumulated benefit obligation	91,687	129,818	90,800	129,818
Fair value of plan assets	83,632	104,003	82,675	104,003

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides the amounts recognized in the consolidated balance sheet at December 31, 2007 and 2006:

	2007	2006
	(In thousands)

Funded status asset (liability):
Fair value of plan assets	$543,530	$499,766
Projected benefit obligation	(485,151)	(495,101)

Funded status at end of year	$58,379	$4,665

	2007	2006
	(In thousands)

Amounts recognized in the consolidated balance sheet consist of:
Noncurrent asset for pension benefits (other assets)	$69,904	$37,461
Current liabilities for pension benefits	(372)	(379)
Noncurrent liability for pension benefits	(11,153)	(32,417)

Net amount recognized at end of year	$58,379	$4,665

The following table provides the amounts recognized in Accumulated Other Comprehensive Income (“AOCI”), net of taxes, at December 31, 2007 and 2006 (in thousands):

Net Amounts Recognized at End of Year:	2007	2006

Net actuarial loss	$2,423	$31,956
Prior service costs	621	735
Transition asset	(4)	(6)

Total recognized	$3,040	$32,685

Other changes in pension plan assets and benefit obligations
recognized in other comprehensive income (net of taxes)	2007
(In thousands)

Net actuarial gain	$(29,116)
Amortization of actuarial gain	(417)
Amortization of prior service credit	(114)
Amortization of transition asset	2

Total recognized	$(29,645)

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides the components of net periodic pension benefit expense for the three years ended December 31 (in thousands):

	2007	2006	2005

Defined benefit plans:
Service cost	$6,927	$6,479	$6,605
Interest cost	27,750	25,314	23,541
Expected return on plan assets	(39,354)	(34,490)	(31,607)
Amortization of:
Net acturial loss	650	4,069	3,322
Prior service costs	201	266	242
Transition (asset) obligation	(15)	(15)	(16)

SFAS 87 (income) expense	(3,841)	1,623	2,087
SFAS 88 curtailment charge	—	834	—

Total net periodic benefit (income) expense	(3,841)	2,457	2,087

Other plans:
Defined contribution plans	10,338	8,785	7,687
Foreign plans and other	4,752	3,530	3,007

Total other plans	15,090	12,315	10,694

Total net pension expense	$11,249	$14,772	$12,781

The estimated amounts that will be amortized from accumulated other comprehensive income into net periodic pension benefit expense in 2008 for the net actuarial losses and prior service costs are not expected to be material.

Weighted-average assumptions used to determine the above net periodic pension benefit expense were:

	2007	2006	2005

U.S. Defined Benefit Pension Plans:

Discount rate	5.90%	5.65%	5.75%
Expected return on plan assets	8.25%	8.25%	8.50%
Rate of compensation increase (where applicable)	3.75%	3.50%	3.50%

Foreign Defined Benefit Pension Plans:

Discount rate	5.00%	5.00%	5.50%
Expected return on plan assets	7.00%	7.00%	7.20%
Rate of compensation increase (where applicable)	3.61%	3.40%	4.00%

Estimated Future Benefit Payments

The estimated future benefit payments for U.S. and foreign plans are as follows (in thousands): 2008 — $29,264; 2009 — $27,542; 2010 — $28,181; 2011 — $32,416; 2012 — $31,404; 2013 to 2017 — $184,904. Future benefit payments primarily represent amounts to be paid from pension trust assets. Amounts included that are to be paid from the Company’s assets are not significant in any individual year.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Postretirement Plans and Postemployment Benefits

The Company provides limited postretirement benefits other than pensions for certain retirees and a small number of former employees. Benefits under these arrangements are not funded and are not significant.

The Company also provides limited postemployment benefits for certain former or inactive employees after employment but before retirement. Those benefits are not significant in amount.

The Company has a deferred compensation plan, which allows employees whose compensation exceeds the statutory IRS limit for retirement benefits to defer a portion of earned bonus compensation. The plan permits deferred amounts to be deemed invested in either, or a combination of, (a) an interest-bearing account, benefits from which are payable out of the general assets of the Company, or (b) the equivalent of a fund which invests in shares of the Company’s common stock on behalf of the employee. The amount deferred under the plan, including income earned, was $10.7 million and $9.0 million at December 31, 2007 and 2006, respectively. Administrative expense for the plan is borne by the Company and is not significant.

12.	Financial Instruments

The estimated fair values of the Company’s financial instruments are compared below to the recorded amounts at December 31, 2007 and 2006. Cash, cash equivalents, and marketable securities are recorded at fair value at December 31, 2007 and 2006 in the accompanying balance sheet.

	Asset (Liability)
	December 31,		December 31,
	2007		2006
	Recorded		Recorded
	Amount	Fair Value	Amount	Fair Value
	(In thousands)

Fixed-income investments	$8,136	$8,136	$7,559	$7,559
Short-term borrowings	(234,994)	(236,795)	(160,168)	(160,168)
Long-term debt (including current portion)	(667,964)	(667,964)	(521,707)	(526,502)

The fair value of fixed-income investments is based on quoted market prices. The fair value of short-term borrowings approximates the carrying value. The fair value of the Company’s publicly traded notes is based on the quoted market price for such notes. The fair value of the Company’s other long-term debt approximates the carrying value.

13.	Additional Income Statement and Cash Flow Information

Included in other income are interest and other investment income of $2.7 million, $0.7 million, and $2.7 million for 2007, 2006, and 2005, respectively. Income taxes paid in 2007, 2006, and 2005 were $80.0 million, $67.2 million, and $49.8 million, respectively. Cash paid for interest was $46.0 million, $41.7 million, and $32.0 million in 2007, 2006, and 2005, respectively.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Business Segment and Geographic Information

Descriptive Information about Reportable Segments

The Company has two reportable segments, EIG and EMG. The Company manages, evaluates and aggregates its operating segments for segment reporting purposes primarily on the basis of product type, production processes, distribution methods, and management organizations.

EIG produces instrumentation for various electronic applications used in transportation industries, including aircraft cockpit instruments and displays, airborne electronics systems that monitor and record flight and engine data, and pressure, temperature, flow and liquid-level sensors for commercial airlines and aircraft and jet engine manufacturers. EIG also produces analytical instrumentation for the laboratory and research markets, as well as instruments for food service equipment, measurement and monitoring instrumentation for various process industries and instruments and complete instrument panels for heavy trucks and heavy construction and agricultural vehicles. EIG also manufactures ultraprecise measurement instrumentation, as well as thermoplastic compounds for automotive, appliance, and telecommunications applications.

EMG produces brushless air-moving motors for aerospace, mass transit, medical equipment, computer and business machine applications. EMG also produces high-purity metal powders and alloys in powder, strip, and wire form for electronic components, aircraft and automotive products, as well as heat exchangers and thermal management subsystems. EMG also supplies hermetically sealed (moisture-proof) connectors, terminals and headers. These electromechanical devices are used in aerospace, defense and other industrial applications. Additionally, EMG produces air-moving electric motors and motor-blower systems for manufacturers of floor care appliances and outdoor power equipment. Sales of floor care and specialty motors represented 13.7% in 2007, 15.6% in 2006 and 19.2% in 2005 of the Company’s consolidated net sales.

Measurement of Segment Results

Segment operating income represents sales, less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include an allocation of interest expense. Net sales by segment are reported after elimination of intra- and inter-segment sales and profits, which are insignificant in amount. Such sales are generally based on prevailing market prices. Reported segment assets include allocations directly related to the segment’s operations. Corporate assets consist primarily of investments, prepaid pensions, insurance deposits, and deferred taxes.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reportable Segment Financial Information

	2007	2006	2005
		(In thousands)

Net sales:
Electronic Instruments	$1,199,757	$1,016,503	$808,493
Electromechanical	937,093	802,787	625,964

Total consolidated	$2,136,850	$1,819,290	$1,434,457

Operating income and income before income taxes:
Operating income:
Electronic Instruments	$260,338	$203,430	$164,248
Electromechanical	167,166	139,926	99,244

Total segment operating income	427,504	343,356	263,492
Corporate administrative and other expenses	(40,930)	(34,362)	(30,004)

Consolidated operating income	386,574	308,994	233,488
Interest and other expenses, net	(50,130)	(45,308)	(35,201)

Consolidated income before income taxes	$336,444	$263,686	$198,287

Assets:
Electronic Instruments	$1,367,610	$1,100,965
Electromechanical	1,111,313	905,651

Total segments	2,478,923	2,006,616
Corporate	266,777	124,260

Total consolidated	$2,745,700	$2,130,876

Additions to property, plant and equipment:(1)
Electronic Instruments	$42,807	$28,793	$27,354
Electromechanical	29,485	30,323	34,816

Total segments	72,292	59,116	62,170
Corporate	486	2,073	1,921

Total consolidated	$72,778	$61,189	$64,091

Depreciation and amortization:
Electronic Instruments	$23,603	$21,108	$18,323
Electromechanical	28,839	24,511	20,897

Total segments	52,442	45,619	39,220
Corporate	223	310	208

Total consolidated	$52,665	$45,929	$39,428

(1)	Includes $35.2 million in 2007, $32.0 million in 2006, and $40.9 million in 2005 from acquired businesses.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographic Areas

Information about the Company’s operations in different geographic areas for 2007, 2006, and 2005 is shown below. Net sales were attributed to geographic areas based on the location of the customer. Accordingly, U.S. export sales are reported in international sales.

	2007	2006	2005
	(In thousands)

Net sales:
United States	$1,083,118	$953,249	$778,594

International(a):
United Kingdom	127,626	97,578	86,258
European Union countries	334,554	255,662	212,047
Asia	323,992	275,436	198,231
Other foreign countries	267,560	237,365	159,327

Total international	1,053,732	866,041	655,863

Total consolidated	$2,136,850	$1,819,290	$1,434,457

Long-lived assets from continuing operations (excluding intangible assets):
United States	$160,343	$157,394

International(b):
United Kingdom	41,854	34,936
European Union countries	68,754	44,983
Asia	8,906	8,194
Other foreign countries	14,027	13,434

Total international	133,541	101,547

Total consolidated	$293,884	$258,941

(a)	Includes U.S. export sales of $394.4 million in 2007, $343.8 million in 2006, and $267.3 million in 2005.

(b)	Represents long-lived assets of foreign-based operations only.

15.	Guarantees

The Company does not provide significant guarantees on a routine basis. The Company primarily issues guarantees, stand-by letters of credit and surety bonds in the ordinary course of its business to provide financial or performance assurance to third parties on behalf of its consolidated subsidiaries to support or enhance the subsidiary’s stand-alone creditworthiness. The amounts subject to certain of these agreements vary depending on the covered contracts actually outstanding at any particular point in time. The maximum amount of future payment obligations relative to these various guarantees was approximately $108.1 million, and the outstanding liability under certain of those guarantees was approximately $29.7 million at December 31, 2007. These guarantees expire in 2008 through 2010.

Indemnifications

In conjunction with certain acquisition and divestiture transactions, the Company may agree to make payments to compensate or indemnify other parties for possible future unfavorable financial consequences resulting from

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

specified events (e.g., breaches of contract obligations, or retention of previously existing environmental, tax or employee liabilities) whose terms range in duration and often are not explicitly defined. Where appropriate, the obligation for such indemnifications is recorded as a liability. Because the amount of these types of indemnifications generally is not specifically stated, the overall maximum amount of the obligation under such indemnifications cannot be reasonably estimated. Further, the Company indemnifies its directors and officers for claims against them in connection with their positions with the Company. Historically, any such costs incurred to settle claims related to these indemnifications have been minimal for the Company. The Company believes that future payments, if any, under all existing indemnification agreements would not have a material impact on its results of operations, financial position, or cash flows.

Product Warranties

The Company provides limited warranties in connection with the sale of its products. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience, and adjustments are made periodically to reflect actual warranty expenses.

Changes in the Company’s accrued product warranty obligation for 2007 and 2006 were as follows (in thousands):

	2007	2006

Balance, beginning of year	$10,873	$9,435
Accruals for warranties issued during the year	11,276	7,602
Settlements made during the year	(9,933)	(7,019)
Changes in liability for pre-existing warranties, including expirations during the year	328	283
Warranty liabilities acquired with new businesses	1,889	572

Balance, end of year	$14,433	$10,873

Certain settlements of warranties made during the period were for specific nonrecurring warranty obligations. Product warranty obligations are reported as current liabilities in the consolidated balance sheet.

16.	Contingencies

Asbestos Litigation

The Company (including its subsidiaries) has been named as a defendant, along with many other companies, in a number of asbestos-related lawsuits. Many of these lawsuits either relate to businesses which were acquired by the Company and do not involve products which were manufactured or sold by the Company, or relate to previously owned businesses of the Company which are under new ownership. In connection with many of these lawsuits, the sellers or new owners of such businesses, as the case may be, have agreed to indemnify the Company against these claims (the “Indemnified Claims”). The Indemnified Claims have been tendered to, and are being defended by, such sellers and new owners. These sellers and new owners have met their obligations in all respects, and the Company does not have any reason to believe such parties would fail to fulfill their obligations in the future. To date, no judgments have been rendered against the Company as a result of any asbestos-related lawsuit. The Company believes it has strong defenses to the claims being asserted, and intends to continue to vigorously defend itself in these matters.

Environmental Matters

Certain historic processes in the manufacture of products have resulted in environmentally hazardous waste by-products as defined by federal and state laws and regulations. While these waste products were handled in

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

compliance with regulations existing at that time, at December 31, 2007 the Company is named a Potentially Responsible Party (PRP) at 15 non-AMETEK-owned former waste disposal or treatment sites (the “non-owned” sites). The Company is identified as a “de minimis” party in 12 of these sites based on the low volume of waste attributed to the Company relative to the amounts attributed to other named PRPs. In 10 of these sites, the Company has reached a tentative agreement on the cost of the de minimis settlement to satisfy its obligation and is awaiting executed agreements. The tentatively agreed-to settlement amounts are fully reserved. In the other two sites, the Company is continuing to investigate the accuracy of the alleged volume attributed to the Company as estimated by the parties primarily responsible for remedial activity at the sites to establish an appropriate settlement amount. In the three remaining sites where the Company is a non-de minimis PRP, the Company is participating in the investigation and/or related required remediation as part of a PRP Group and reserves have been established sufficient to satisfy the Company’s expected obligation. The Company historically has resolved these issues within established reserve levels and reasonably expects this result will continue. In addition to these non-owned sites, the Company has an ongoing practice of providing reserves for probable remediation activities at certain of its current or previously owned manufacturing locations (the “owned” sites). For claims and proceedings against the Company with respect to other environmental matters, reserves are established once the Company has determined that a loss is probable and estimable. This estimate is refined as the Company moves through the various stages of investigation, risk assessment, feasibility study and corrective action processes. In certain instances, the Company has developed a range of estimates for such costs and has recorded a liability based on the low end of the range. It is reasonably possible that the actual cost of remediation of the individual sites could vary from the current estimates, and the amounts accrued in the financial statements; however, the amounts of such variances are not expected to result in a material change to the financial statements. In estimating our liability for remediation, we also consider our likely proportionate share of the anticipated remediation expense and the ability of the other PRPs to fulfill their obligations.

Total environmental reserves at December 31, 2007 and 2006 were $25.3 million and $28.7 million, respectively for non-owned and owned sites. In 2007, the Company provided $1.5 million of additional reserves for environmental liabilities. The Company’s reserves for environmental liabilities at December 31, 2007 and 2006 include reserves of $18.0 million and $21.2 million, respectively, for an owned site acquired in connection with the fiscal 2005 acquisition of HCC Industries (“HCC”). The Company is solely liable for the performance of remedial activities for one of several operating units making up a large Superfund site in the San Gabriel Valley of California. The Company has obtained indemnifications and other financial assurances from the former owners of HCC related to the costs of the required remedial activities. At December 31, 2007, the Company has $12.6 million in receivables related to HCC for probable recoveries from third-party escrow funds and other committed third-party funds to support the required remediation. In addition, the Company is indemnified by HCC’s former owners for up to $19.0 million of additional costs.

The Company also has agreements with other former owners of certain of its acquired businesses as well as new owners of previously owned businesses. Under certain of the agreements, the former or new owners retained, or assumed and agreed to indemnify the Company against, certain environmental and other liabilities under certain circumstances. The Company and some of these other parties also carry insurance coverage for some environmental matters. To date, these parties have met their obligations in all material respects; however, one of these companies recently filed for bankruptcy liquidation. AMETEK has established reserves which are sufficient to perform all known responsibilities under existing claims and consent orders. The Company has no reason to believe that other third parties would fail to perform their obligations in the future. In the opinion of management, based upon presently available information and past experience related to such matters, an adequate provision for probable costs has been made, and the ultimate cost resulting from these actions is not expected to materially affect the consolidated financial position, results of operations, or cash flows of the Company.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
	(In thousands, except per share amounts)

2007
Net sales	$505,283	$519,468	$528,849	$583,250	$2,136,850
Operating income	$89,924	$96,610	$96,004	$104,036	$386,574
Net income	$50,900	$58,013	$57,244	$61,863	$228,020
Basic earnings per share(a)	$0.48	$0.55	$0.54	$0.58	$2.15
Diluted earnings per share(a)	$0.48	$0.54	$0.53	$0.57	$2.12
Dividends paid per share	$0.06	$0.06	$0.06	$0.06	$0.24
2006
Net sales	$423,867	$450,585	$464,164	$480,674	$1,819,290
Operating income	$70,801	$79,099	$79,830	$79,264	$308,994
Net income	$40,258	$46,468	$47,371	$47,837	$181,934
Basic earnings per share(a)	$0.38	$0.44	$0.45	$0.46	$1.74
Diluted earnings per share(a)	$0.38	$0.43	$0.45	$0.45	$1.71
Dividends paid per share	$0.04	$0.04	$0.04	$0.06	$0.18

(a)	The sum of quarterly earnings per share may not equal total year earnings per share due to rounding of earnings per share amounts, and differences in weighted average shares and equivalent shares outstanding for each of the periods presented.

DIRECTIONS TO
ANNUAL MEETING OF STOCKHOLDERS OF AMETEK, INC.
TO BE HELD AT
THE GRAND HYATT NEW YORK
109 EAST 42nd STREET
CHRYSLER BOARDROOM
NEW YORK, NY 10017
(212) 883-1234
The Grand Hyatt New York is conveniently connected to Grand Central Terminal in midtown Manhattan and is accessible by mass transportation from New York, New Jersey, Connecticut, Long Island, and elsewhere. Below are automobile directions:
Directions from New Jersey
Take Route 3 East to the Lincoln Tunnel. Upon exiting the Tunnel, follow the signs to 38th Street and proceed eastbound to Park Avenue. Turn left onto Park Avenue and travel north to East 42nd Street. The Grand Hyatt is straight ahead adjacent to Grand Central Station.
Alternate route: From the George Washington Bridge, follow signs to Henry Hudson Parkway South. Take the Parkway South to the 42nd Street exit (a left lane exit). Proceed straight onto 42nd Street and go eastbound. The Grand Hyatt is on the left adjacent to Grand Central Station between Vanderbilt and Lexington Avenues.
Directions from Connecticut
Take I-95 South to the Cross Bronx Expressway. Take the Cross Bronx Expressway to the last exit in New York (stay to the right when approaching the George Washington Bridge so as not to miss the exit). Follow signs for Henry Hudson Parkway/181st Street. Take the Henry Hudson Parkway South to the 42nd Street exit (a left lane exit). Proceed straight onto 42nd Street and go eastbound. The Grand Hyatt is on the left adjacent to Grand Central Station between Vanderbilt and Lexington Avenues.
Alternate route: Take I-684 South or the Merritt Parkway onto the Hutchinson River Parkway South to the Cross County Parkway. Proceed west on the Cross County Parkway to the Saw Mill River Parkway South. The Saw Mill becomes the Henry Hudson Parkway in New York City. Proceed south on the Parkway until the 42nd Street exit (a left lane exit). Proceed straight onto 42nd Street and go eastbound. The Grand Hyatt is on the left adjacent to Grand Central Station between Vanderbilt and Lexington Avenues.
Directions from Long Island
Take the Long Island Expressway West (Route 495) to the Midtown Tunnel. Upon exiting the Tunnel, turn left onto East 39th Street and proceed westbound to Park Avenue. Turn right onto Park Avenue and travel north to East 42nd Street. The Grand Hyatt is straight ahead adjacent to Grand Central Station.
Alternate route: Take the Grand Central Parkway to the Triborough Bridge. Take the exit to Manhattan and follow signs for the FDR Drive South. Exit at 63rd Street and proceed to Second Avenue. Turn left and proceed southbound. Make a right onto East 42nd Street. The Grand Hyatt is ahead on the right adjacent to Grand Central Station between Lexington and Vanderbilt Avenues.
This document is printed on recycled paper, which contains at least 10% post consumer waste.

ANNUAL MEETING OF STOCKHOLDERS OF
AMETEK, Inc.
April 22, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- or -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- or -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â
■     20330000000000000000  9                                                  042208

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors:				2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2008.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Sheldon S. Gordon
		¡	Frank S. Hermance
☐	WITHHOLD AUTHORITY	¡	David P. Steinmann		At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instruction below)
Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED’S VOTE IS TO BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1) AND FOR PROPOSAL (2), AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

Annual Meeting of Stockholders

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
AMETEK, Inc.’s Annual Meeting of Stockholders will be held at 3:00 p.m. Eastern Daylight Time on Tuesday, April 22, 2008, at the Grand Hyatt New York, 109 East 42nd Street, Chrysler Boardroom, New York, NY 10017. Please see your proxy statement for directions should you wish to attend the meeting.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■

☐	■
AMETEK, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      The undersigned hereby appoints Frank S. Hermance, Robert S. Feit and Kathryn E. Sena or a majority of those present and acting, or, if only one is present and acting, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK’s Annual Meeting of Stockholders to be held at the Grand Hyatt New York, 109 East 42nd Street, Chrysler Boardroom, New York, NY 10017, on Tuesday, April 22, 2008, at 3:00 p.m. Eastern Daylight Time, and at any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

(TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF
AMETEK, Inc.
April 22, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
¯  Please detach along perforated line and mail in the envelope provided.  ¯
■  20330000000000000000    9                                                      042208

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
							FOR	AGAINST	ABSTAIN
1.	Election of Directors:				2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2008.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	¡	Sheldon S. Gordon
		¡	Frank S. Hermance
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	David P. Steinmann		At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
☐	FOR ALL EXCEPT (See instructions below)				Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED’S VOTE IS TO BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1) AND FOR PROPOSAL (2), AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

Annual Meeting of Stockholders
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
AMETEK, Inc.’s Annual Meeting of Stockholders will be held at 3:00 p.m. Eastern Daylight Time on Tuesday, April 22, 2008, at the Grand Hyatt New York, 109 East 42nd Street, Chrysler Boardroom, New York, NY 10017. Please see your proxy statement for directions should you wish to attend the meeting.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■